UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BIOGEN INC.
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NOTICE OF

2023 Annual Meeting of

Stockholders and Proxy Statement

        Wednesday, June 14, 2023

        9:00 a.m. Eastern Time

        To be held online at

        www.virtualshareholdermeeting.com/BIIB2023

Letter from our Chair

April 28, 2023

To My Fellow Stockholders:

Over the last nine years as Chair, I have seen extraordinary changes at both Biogen and in our industry. As I reflect on my final letter to you in this role, I take pride both in where we have been as a company, and where we are headed as we implement new strategies to return Biogen to sustainable growth. My pride is rooted in our commitment to pioneering therapies for hard-to-treat diseases. As you will read in this report, we continued to make strong progress on that mission in 2022. My optimism is based on our pipeline of new medicines to meet critical unmet needs, and our intense focus on strengthening our discipline on costs and focusing on achieving meaningful returns on all our investments. I would be remiss if I were not to share with you my disappointment with the many challenges we have faced in trying to launch Aduhelm.

In 2022, we advanced several significant potential growth drivers, including two therapies that were granted Priority Review by the U.S. Food and Drug Administration (FDA) – LEQEMBI, which received accelerated approval in January 2023 and is being co-developed with our partner Eisai Co., Ltd. (Eisai), and zuranolone, which is being co-developed with our collaboration partner Sage Therapeutics, Inc. (Sage). Each are examples of our ability to advance innovative medicines with the potential to achieve significant results for patients in areas of high unmet need.

LEQEMBI is only the second approved Alzheimer’s disease therapy to target a pathological hallmark of the disease in the last 40 years and potentially the first anti-amyloid antibody to receive traditional approval. Zuranolone, if approved, would provide an important new, rapid-acting option for the potential treatment of major depressive disorder (MDD) and postpartum depression (PPD). These are the kind of breakthroughs that Biogen is capable of achieving and has done so repeatedly in the past.

At the same time, we remained committed to our multiple sclerosis business and bringing these important medicines to patients globally. We also continued to advance SPINRAZA, the first treatment for spinal muscular atrophy (SMA) launched in 2016, which is now approved in 69 countries and has improved the lives of thousands of patients. Finally, in April 2023 QALSODY was approved as a therapy to treat amyotrophic lateral sclerosis (ALS) in patients who possess the superoxide dismutase 1 (SOD1) mutation and this represents the first treatment to target a genetic cause of this devastating disease.

At the same time, as a purpose-driven company, we believe serving humanity through science has never mattered more. For Biogen, that includes bolstering our commitment to health equity and caring deeply about making a positive difference for patients, our employees, the environment and the communities where we live and work. Our approach to environmental sustainability, social responsibility and corporate governance, or ESG, begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business. Through patient assistance programs, expanded access to investigational therapies and other initiatives, we have developed patient programs to assist eligible patients around the world to obtain the medicines they need. We increased our focus on diversity, inclusion and belonging, including by working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research.

Finally, our company and Board continue to be guided by the perspectives of our stockholders as expressed through our engagement with them throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2022 Annual Meeting, we have engaged in governance-focused outreach with stockholders holding approximately 64% of our outstanding stock. Feedback received during the course of these activities informs Board decisions. I know our commitment to continuing this valuable dialogue with our investors will not change.

On behalf of our Board, I thank you for your participation and investment in Biogen. I could not be more confident about the future under the leadership of Christopher Viehbacher, a proven biotech executive and great leader as our new President and Chief Executive Officer and Caroline Dorsa, a seasoned veteran of the industry and our board, who will assume the position of Chair after the Annual Meeting.

Very truly yours,

STELIOS PAPADOPOULOS, Ph.D.

Chair of the Board

On behalf of the Board of Directors of Biogen Inc.

Notice of 2023 Annual Meeting of Stockholders

Date:	Wednesday, June 14, 2023

Time:	9:00 a.m. Eastern Time

Place:	Online only at www.virtualshareholdermeeting.com/BIIB2023

Record Date:	April 20, 2023. Only Biogen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the annual meeting.

Items of Business:	1.

To elect the 10 nominees identified in the accompanying Proxy Statement to our Board of Directors to serve for a one-year term extending until our 2024 annual meeting of stockholders and their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.	To hold an advisory vote on executive compensation.

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

5.	To transact such other business as may be properly brought before the annual meeting and any adjournments or postponements.

Virtual Meeting:

To participate in the annual meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/BIIB2023. You will need the 16-digit control number (Control Number) included on your Notice of Internet Availability of Proxy Materials (Notice) or your proxy card or voting instruction form that accompanied your proxy materials. Stockholders will be able to vote and submit questions during the annual meeting with the Control Number.

You will not be able to attend the annual meeting in person.

Voting:

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting online, we urge you to vote as promptly as possible by telephone or Internet or by signing, dating and returning a printed proxy card or voting instruction form, as applicable. If you attend the annual meeting online, you may vote your shares during the annual meeting virtually via the Internet even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders

To Be Held on June 14, 2023:

The Notice of 2023 Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report on Form 10-K

are available at the following website: www.proxyvote.com.

By Order of Our Board of Directors,

SUSAN H. ALEXANDER,

Secretary

225 Binney Street

Cambridge, Massachusetts 02142

April 28, 2023

This Notice and Proxy Statement are first being sent to stockholders on or about April 28, 2023.

Our 2022 Annual Report on Form 10-K is being sent with this Notice and Proxy Statement.

Proxy Statement Summary

2023 Proxy Statement	-i-

Proxy Statement Summary

Proxy Statement Summary

This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Annual Meeting Information

DATE:	Wednesday, June 14, 2023
TIME:	9:00 a.m. Eastern Time
LOCATION:	Online only at www.virtualshareholdermeeting.com/BIIB2023 You will not be able to attend the annual meeting in person.
RECORD DATE:	April 20, 2023

Voting Matters and Vote Recommendation

Matter Management Proposals:	Our Board Recommendation	Page Number for more detail
Item 1—Election of Directors	FOR each nominee	1
Item 2—Ratification of the Selection of our Independent Registered Public Accounting Firm	FOR	24
Item 3—Advisory Vote on Executive Compensation	FOR	26
Item 4—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation.	ONE YEAR	73

How to Vote

2023 Proxy Statement -ii-

Proxy Statement Summary

Proposal 1 — Election of Directors

You are being asked to vote on the election of the following 10 nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 1.

Composition of the Board and Corporate Governance Highlights

Nominees to the Board

				Committee Memberships*

Name	Age*	Independent	Audit Committee	Compensation and Management Development	Corporate Governance Committee	Other Public Boards

Alexander J. Denner, Ph.D.	53	✓			C	1

Caroline D. Dorsa**	63	✓	C			3***

Maria C. Freire, Ph.D.	68	✓		M		2

William A. Hawkins	69	✓		M		2

William D. Jones	67	✓		C		—

Jesus B. Mantas	54	✓	M		M	—

Richard C. Mulligan, Ph.D.	68	✓		M		2

Eric K. Rowinsky, M.D.	66	✓			M	3

Stephen A. Sherwin, M.D.	74	✓	M			2

Christopher A. Viehbacher	63					1****

* Age and Committee memberships are as of April 20, 2023.

** Dr. Papadopoulos is not standing for reelection at the 2023 Annual Meeting. Effective immediately after the 2023 Annual Meeting, Ms. Dorsa will become Chair of the Board.

*** Ms. Dorsa resigned from the Board of Directors of Intellia Therapeutics, Inc. The resignation will be effective on June 15, 2023.

**** Mr. Viehbacher is not standing for reelection for the Board of Directors of Puretech plc and will depart the Puretech plc Board on June 13, 2023.

“C” indicates Chair of the committee.

“M” indicates member of the committee.

2023 Proxy Statement -iii-

Proxy Statement Summary

We Have Implemented Corporate Governance Best Practices

We continuously monitor developments and best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices.

Effective Board Leadership and Independent Oversight

✓ Highly Independent Board – 9 of our 10 Director Nominees (page 10)

✓ Independent Chair of the Board (page 10)

✓ All Committees Consist of Independent Directors (page 10)

✓ Regular Executive Sessions of Independent Directors and Access to Management (page 8)

✓ Continuous Refreshment Practices (pages 11 and 13)

–  4 New Directors Since 2019 (including 3 racially/ethnically diverse directors and 1 female director)

–  Currently the board has 3 racially/ethnically diverse directors and 2 female directors

–  Average Board Tenure of Approximately 8 Years for Our Director Nominees

✓ Annual Anonymous Board and Committee Evaluation Process (pages 9 and 14)

✓ Annual Independent Director Evaluation of CEO (page 37)

✓ Enterprise Risk Management Program and Annual Compensation Risk Analysis – Overseen by Board and Compensation and Management Development Committee (CMDC), respectively (pages 18 and 19)

Focus on Stockholder Rights

✓ Single Class of Shares – One Share Equals One Vote (page 88)

✓ Proxy Access – Proxy Access Bylaw (3% ownership, 3 years, nominees for up to 25% of our

Board) (pages 87 and 88)

✓ Annual Election of All Directors (page 1)

✓ Majority Voting Standard for Director Elections (pages 11 and 78)

History of Transparency and Accountability

✓ Regular Engagement With Stockholders to Seek Feedback (pages 9 and 28)

✓ Board oversight of Environmental, Sustainability and Governance Matters (page 8)

✓ Significant Stock Ownership Requirements for Officers and Directors (pages 16 and 54)

✓ Compensation Recoupment in Equity and Annual Bonus Plan (page 54)

✓ Comprehensive Code of Business Conduct and Corporate Governance Principles (page 85)

✓ Related Person Transaction Policy and Conflicts of Interest and Outside Activities Policy (page 85)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF

THE 10 NAMED NOMINEES.

2023 Proxy Statement -iv-

Proxy Statement Summary

Our Auditors

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Detailed information about this proposal can be found beginning on page 23.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Executive Compensation Matters

Proposal 3 – Advisory Vote on Executive Compensation

Our executive compensation programs are designed to drive the creation of long-term stockholder value by delivering performance-based compensation that is competitive with our peer group in order to attract and retain extraordinary leaders who can perform at high levels and succeed in a demanding business environment.

2022 Operating Performance Highlights

•	Full year total revenue of $10.2 billion.

•

The FDA granted accelerated approval of LEQEMBI, the second Alzheimer’s disease treatment co-developed with Eisai to address a defining pathology of the disease by reducing amyloid beta plaques in the brain. In January 2023, we and Eisai announced the completed submission of a supplemental Biologics License Application (BLA) to the FDA for traditional approval of LEQEMBI, which was granted Priority Review by the FDA with a Prescription Drug User Fee Act (PDUFA) action date of July 6, 2023.

•	Named to the Dow Jones Sustainability World Index for the tenth year in a row, receiving the Gold-Class distinction. Named in the top 5% of companies worldwide by JUST Capital.

Executed key clinical studies and advanced pipeline:

•

In December 2022, we and Sage completed the rolling submission of a New Drug Application (NDA) to the FDA for the approval of zuranolone for the potential treatment of MDD and PPD. This submission completes the NDA filing initiated earlier in 2022. The application was granted Priority Review by the FDA with a PDUFA action date of August 5, 2023.

•

In October 2022 the first patient was dosed in the Phase 2/3 AMETHYST study of litifilimab, evaluating the efficacy and safety of litifilimab compared to placebo in patients with cutaneous lupus erythematosus (CLE).

We accomplished these objectives while maintaining a strategic and disciplined approach to capital allocation, aligning our cost base with revenue, and advancing our environmental sustainability, social responsibility, and corporate governance goals.

2023 Proxy Statement -v-

Proxy Statement Summary

NEO Compensation is Dependent on Our Performance

A significant amount of each Named Executive Officer’s, or NEOs, compensation is at-risk and dependent on our performance and execution of our priorities.

95% of our CEO’s and 84% of our other currently employed NEOs’ (other than our CEO) 2022 target compensation was at-risk.

*	Reflects annual salary, target bonus and target grant value of the 2022 sign-on LTI awards for Mr. Viehbacher, pursuant to his employment agreement.
**	Does not include Chirfi Guindo, our former Head of Global Product Strategy & Commercialization, who ceased to be employed by the Company in June 2022.

2022 Annual and Long-Term Award Reflect Performance Against Pre-Established Goals and Measures

Company Goals	Weight	Results		Company Multiplier
FINANCIAL PERFORMANCE
Revenue Threshold $9,509M Target $10,009M Max $10,409M	33%	$10,326M	(1)	139.6%
Non-GAAP diluted EPS Threshold $13.75 Target $16.00 Max $17.55	33%	17.74	(1)	150.0%
ALZHEIMER’S DISEASE LEADERSHIP
Execute on Critical Alzheimer’s Disease Initiatives • Achievement of Lecanemab Accelerated Approval	10%	At Goal	(2)	100.0%
PIPELINE DEVELOPMENT
Build and Advance Total Pipeline • Initial major market filings • Pivotal Study initiations • Research to Development transitions • Other asset advancements	19%	Above Goal	(3)	110.0%
ENVIRONMENTAL, SOCIAL, GOVERNANCE

Execute on Critical ESG Strategy to Drive our Healthy Climates, Healthy Lives and DE&I Initiatives • Clinical trial recruitment strategy • Environmental initiatives • Enterprise-wide DE&I and employee engagement advancements	5%	Above Goal(4)		125.0%
Company Multiplier				132.7%*
Overall Annual Bonus Plan Multiplier - Rounded to the Nearest Whole Percent				133.0%
*	Numbers may not recalculate due to rounding.

2023 Proxy Statement -vi-

Proxy Statement Summary

Notes to 2022 Annual Bonus Plan Company Performance Targets and Results Table

(1)

These financial measures were based on our publicly reported revenue of $10.2 billion and our publicly announced Non-GAAP diluted EPS of $17.67, as adjusted as follows: for purposes of our 2022 annual bonus plan, revenue was adjusted to neutralize the effects of foreign exchange rate fluctuations. Non-GAAP diluted EPS was further adjusted to add $0.07 related to share repurchases in 2022 under our 2020 Share Repurchase Program, this adjustment was made to account for lower than forecasted share purchases during 2022.

(2)

Our Alzheimer’s disease leadership target was achieved. Part of these goals included the accelerated approval of LEQEMBI and other activities critical to the success of our Alzheimer’s Disease business.

(3)

The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development. In addition, the Company exceeded its goals with regards to our pipeline (included in these goals were objectives relating to zuranolone and QALSODY).

(4)

We exceeded our key Environmental, Social and Governance (ESG) goals. The Company met goals measuring health equity and access by recruiting diverse and representative clinical trial participants and executing country specific DE&I strategies to support recruitment in clinical trials. We exceeded goals focused on reducing the environmental impact of our operations.

We have Implemented Compensation Best Practices

We also believe the Company’s practices and policies promote sound compensation governance and are in the best interests of our stockholders:

What We Do	What We Do Not Do

  ✓  Payments under our annual bonus and Long Term Incentive (LTI) plan are performance-based and capped.

  ✓  An independent compensation consultant assists the CMDC in evaluating and setting executive and non-employee director compensation.

  ✓  Maintain stock ownership guidelines for all NEOs and directors.

  ✓  LTI awards are at-risk and subject to multi-year vesting periods that are designed to reward long-term performance.

  ✓  We provide competitive total pay opportunities designed to attract, retain and motivate our executives, after consideration of many factors, including comparative data from a carefully selected peer group and the broader market in which we compete for talent.

  ✓  Conduct annual risk assessments of our compensation programs.

  ✓  Double-trigger equity acceleration in a change-in-control.

  ✓  Clawback policy applicable to all NEOs.

Ø 280G tax gross-up payments.

Ø Allow hedging or pledging of the Company’s equity securities.

Ø Offer additional special perquisites to our executive officers that are not offered to our broad employee base or senior management populations.

Ø Encourage unnecessary and excessive risk taking.

Ø Excessive perks.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

2023 Proxy Statement -vii-

Proxy Statement Summary

Other Management Proposal

Proposal 4. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

In this Proposal 4 you are being asked to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two, or three years, or you can abstain from voting. Our Board of Directors believes that say-on-pay votes should be held annually to facilitate the highest level of accountability to, and communication with, our stockholders. Further information about this proposal can be found on page 73.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ONE-YEAR OPTION AS THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

2023 Proxy Statement -viii-

Proxy Statement Summary

Note about Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including statements relating to: our strategy and plans; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials and data readouts and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings and approvals and the timing thereof; the potential benefits, safety and efficacy of our products and investigational therapies; and the anticipated benefits and potential of investments, collaborations and business development activities. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” “would” and other words and terms of similar meaning. You should not place undue reliance on these statements or the scientific data presented.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including the risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). These statements speak only as of the date of this Proxy Statement. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Note regarding Trademarks

ADUHELM®, RITUXAN®, SPINRAZA®, TECFIDERA®, and VUMERITY® are registered trademarks of Biogen. Healthy Climate, Healthy Lives™ and QALSODY™, a trademark of Biogen. LEQEMBI™ and LUNSUMIO™ and other trademarks referenced in this Proxy Statement are the property of their respective owners.

2023 Proxy Statement -ix-

Item 1 — Election of Directors

Proposal 1 – Election of Directors

We are asking our stockholders to elect the 10 director nominees listed below to serve a one-year term extending until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed:

Alexander J. Denner	William A. Hawkins	Eric K. Rowinsky
Caroline D. Dorsa	William D. Jones	Stephen A. Sherwin
Maria C. Freire	Jesus B. Mantas	Christopher A. Viehbacher
Richard C. Mulligan

Our Board of Directors has nominated these 10 individuals based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors. As described in detail below, our nominees have considerable professional and business expertise. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this Proxy Statement and to serve if elected.

If any nominee is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s) and (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected. As previously disclosed, Dr. Papadopoulos is not standing for reelection at the Annual Meeting. Ms. Dorsa will succeed Dr. Papadopoulos as Chair of the Board of Directors immediately following our 2023 Annual Meeting.

Director Skills and Qualifications

The Corporate Governance Committee believes that the 10 director nominees collectively have the skills, experience, diversity and character to execute the Board of Directors’ responsibilities. The following is a summary of those qualifications:

Attributes, Experience and Skills

General Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial Experience	✓	✓	✓	✓	✓	✓			✓	✓

Audit Committee Financial Expertise		✓		✓					✓

Mergers & Acquisitions Experience	✓	✓		✓	✓	✓		✓	✓	✓

Scientific Research Experience	✓		✓			✓	✓	✓	✓

Drug Development Experience	✓		✓				✓	✓	✓	✓

Commercial Experience	✓	✓		✓	✓	✓	✓			✓

International Business Experience		✓	✓	✓		✓				✓

Public Policy Experience		✓	✓	✓	✓	✓			✓	✓

Operations Experience	✓	✓		✓	✓	✓	✓	✓	✓	✓

Environmental, Social, Governance Experience	✓		✓	✓	✓	✓		✓	✓	✓

Diversity		✓	✓		✓	✓

Other Public Company Board Service	✓	✓	✓	✓	✓		✓	✓	✓	✓

Cybersecurity Experience		✓	✓			✓

2023 Proxy Statement	-1-

Item 1 — Election of Directors

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, expertise or experience. Each of our Board members has experience and/or skills in the enumerated areas, however the ✓ indicates that a director has a particular strength in that area.

In compliance with NASDAQ’s Board Diversity Rule, the table below provides certain highlights of the composition of our Board members and nominees in 2022 and 2023.

Board Diversity Matrix (April 21, 2022)

Total Number of Directors	13

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	10	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	1	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	8	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	1

Board Diversity Matrix (April 20, 2023)

Total Number of Directors		11

Attributes, Experience and Skills

Part 1: Gender Identity

Female		✓	✓

Male	✓			✓	✓	✓	✓	✓	✓	✓	✓

Non-Binary

Did Not Disclose Gender

Part II: Demographic Background

African American or Black					✓

Alaskan Native or Native American

Asian

Hispanic or Latinx			✓			✓

Native Hawaiian or Pacific Islander

White		✓		✓			✓	✓	✓	✓	✓

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background	✓

2023 Proxy Statement	-2-

Item 1 — Election of Directors

Our Nominees for Director

(Information is as of April 28, 2023)

Alexander J. Denner, Ph.D.
Director Since: 2009 Age: 53 Biogen Board Committee: – Corporate Governance (Chair)

Experience

Dr. Denner is a founding partner and Chief Investment Officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012. Sarissa Capital focuses on improving the strategies of companies to enhance stockholder value. From 2006 to 2011, Dr. Denner served as a Senior Managing Director at Icahn Capital L.P. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

Qualifications

Dr. Denner has significant experience overseeing the operations and research and development functions of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

Other Current Public Company Boards

– Ironwood Pharmaceuticals, Inc.

Former Public Company Directorships Held in the Past Five Years

– Ariad Pharmaceuticals, Inc. (Chair)

– Bioverativ Inc.

– Sarissa Capital Acquisition Corp. (Chair)

– The Medicines Company (Chair)

Caroline D. Dorsa
Director Since: 2010 Independent Chair: after 2023 Annual Meeting Age: 63 Biogen Board Committee: – Audit (Chair)

Experience

Ms. Dorsa served as the Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a diversified energy company, from April 2009 until her retirement in October 2015, and served on its Board of Directors from February 2003 to April 2009. From February 2008 to April 2009, she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007, she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing and Executive Director of U.S. Pricing and Strategic Planning.

Qualifications

Ms. Dorsa has significant financial and accounting expertise and a deep knowledge of the pharmaceutical industry. Her strategic perspective on the industry is particularly valuable to our Board of Directors as it oversees our growth initiatives and reviews both internal development projects and external opportunities.

Other Current Public Company Boards

– Duke Energy

– Illumina, Inc.

– Intellia Therapeutics, Inc. (resigned from the Board of Directors of Intellia Therapeutics, Inc. effective June 15, 2023.)

Former Public Company Directorships Held in the Past Five Years

– Goldman Sachs Investment Funds

2023 Proxy Statement	-3-

Item 1 — Election of Directors

Maria C. Freire, Ph.D.
Director Since: 2021 Age: 68 Biogen Board Committee: – Compensation and Management Development

Experience

From November 2012 to September 2021, Dr. Freire served as President and Executive Director and as a member of the Board of Directors of the Foundation for the National Institutes of Health. From March 2008 to November 2012, she served as President and as a member of the Board of Directors of the Albert and Mary Lasker Foundation. Prior to joining the Lasker Foundation, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development from 2001 to 2008 and Director of the Office of Technology Transfer at the National Institutes of Health from 1995 to 2001. She has served on the boards of numerous national and international organizations, including the Science Board of the U.S. Food and Drug Administration, the World Health Organization Commission on Intellectual Property Rights, Innovation and Public Health and the United Nations Secretary General’s High Level Panel on Access to Medicines. Dr. Freire also serves on the Board of Koneksa Health, a private company that develops, tests and validates digital biomarkers for clinical trials. Dr. Freire is also a member of the National Academy of Medicine and the Council on Foreign Relations, and she is the recipient of numerous awards, including a 2017 Gold Stevie Award for “Woman of the Year,” the U.S. Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Fleming Award and the Bayh-Dole Award. Dr. Freire holds a Ph.D. in Biophysics from the University of Virginia and a B.S. from the Universidad Peruana Cayetano Heredia in Lima, Peru.

Qualifications

Dr. Freire has significant knowledge and experience with respect to medical research, the pharmaceutical industry and government healthcare policymaking. Dr. Freire’s strong public policy and government experience also provides vital insights to our Board of Directors about significant issues affecting the highly regulated life sciences industry.

Other Current Public Company Boards

– Alexandria Real Estate Equities, Inc.

– Exelixis, Inc.

Former Public Company Directorships Held in the Past Five Years

– None

William A. Hawkins
Director Since: 2019 Age: 69 Biogen Board Committee: – Compensation and Management Development

Experience

Mr. Hawkins serves as a Senior Advisor to EW Healthcare Partners, a life sciences private equity firm. Mr. Hawkins is the former Chairman and CEO of Medtronic, Inc., a global leader in medical technology. He was at Medtronic from 2002 until 2011. After retiring from Medtronic, he served as President and Chief Executive Officer of Immucor, a private equity backed global leader in transfusion and transplant medicine from October 2011 to July 2015. From 1998 to 2001 Mr. Hawkins served as President and Chief Executive Officer of Novoste Corporation, an interventional cardiology company. Prior to that, Mr. Hawkins served in a variety of senior roles at American Home Products, a consumer, pharma and medical device company, Johnson & Johnson, a healthcare company, Guidant Corporation, a medical products company, and Eli Lilly and Company, a global pharmaceutical company. Mr. Hawkins also serves on the boards of Virtue Labs, Cereius, Enterra, Cirtec Medical Corp., Baebies, Inc. and Immucor, all of which are life science companies. Mr. Hawkins is Vice Chair of the Duke University Board of Trustees and is Chair of the Duke University Health System. Mr. Hawkins was elected as a member of the AIMBE College of Fellows and the National Academy of Engineering. He has a dual degree in Electrical and Biomedical Engineering from Duke University and a M.B.A. from the University of Virginia’s Darden School of Business.

Qualifications

Mr. Hawkins has significant leadership experience as a chief executive officer, significant knowledge of, and experience in, the healthcare industry and significant international experience. He also has extensive governance and public company board experience.

Other Current Public Company Boards

– Bioventus Inc. (Chairman)

– MiMedx Group, Inc.

Former Public Company Directorships Held in the Past Five Years

– Avanos Medical, Inc.

– Thoratec Corporation

2023 Proxy Statement	-4-

Item 1 — Election of Directors

William D. Jones
Director Since: 2021 Age: 67 Biogen Board Committee: – Compensation and Management Development (Chair)

Experience

William Jones is the Managing Member of CityLink LLC, an investment and consulting firm. He is the former President/CEO of CityLink Investment Corporation, a commercial real estate company he formed in 1994 that earned national acclaim for developing complex private and public urban projects. He served as President/CEO of City Scene Management Company from 2001 through 2018. Prior to that, Mr. Jones served as Investment Manager of certain Prudential real estate subsidiaries and as General Manager/Senior Asset Manager overseeing more than 2 million square feet of office, retail, industrial and multi-family properties in three states. Earlier in his career, he served in San Diego city government as a City Council Member, Deputy Mayor and Chief of Staff to City Council Member Leon Williams. Mr. Jones is an independent director and board chair of certain funds managed by the Capital Group with net assets of approximately $600 billion and former chairman of the Audit and Nominating/Governance committees. Mr. Jones is an independent director of Global Infrastructure Solutions Inc., a private global engineering and construction services company and chairs its Compensation and Organization Committee and is its Lead Valuation Director. He is a trustee of the UC San Diego Foundation Board and a member of its Investment Committee and Real Estate Advisory Council. Mr. Jones is a National Association Corporate Director Board Leadership Fellow and is listed in the 2019 NACD Directorship 100. He was honored as one of the nation’s “Most Influential Black Corporate Directors” by Savoy Magazine in 2021.

Qualifications

Mr. Jones has extensive leadership experience in business, not-for profit boards and government, and provides vital insights to our Board of Directors about governance and significant issues affecting the highly regulated life sciences industry. He brings financial, corporate governance and public policy sector expertise to our Board of Directors.

Other Current Public Company Boards

– None

Former Public Company Directorships Held in the Past Five Years

– Sempra Energy

Jesus B. Mantas
Director Since: 2019 Age: 54 Biogen Board Committee: – Corporate Governance, Audit

Experience

Mr. Mantas serves as the Global Managing Partner responsible for IBM Business Transformation Services unit of IBM, and he is also responsible for IBM Consulting Corporate Development. Mr. Mantas is a member of the IBM Executive Performance Team, IBM Executive Technology Team and IBM Chairman Acceleration Team and is the Emeritus Chair of the IBM Hispanic Diversity Council. He served in the Global AI Council of the World Economic Forum, serves on the board of HITEC, a non-profit organization focused on developing and advancing the careers of Hispanic executives in the Technology Industry and on the board of NACME (National Action Council for Minorities in Engineering). He is a limited partner to Benhamou Global Ventures Fund IV, an investment fund for early-stage companies focusing on digital transformation, and is an active investor in Hispanic-led early stage companies. From 2002 through 2016, Mr. Mantas led IBM’s Business Consulting unit, one of the largest consulting organizations in the world. Prior roles included leading IBM Global Process Services and the Business Services unit in Latin America after he held multiple leadership positions as Vice President in North America. Before joining IBM, Mr. Mantas was a Partner in PricewaterhouseCoopers Consulting, an adjunct professor at University of California Irvine – Graduate School of Management and an officer in the Air Force of Spain.

Qualifications

Mr. Mantas has significant global operating, business and technology leadership experience across Europe, North America and Latin America. He has demonstrated leadership designing new strategies and translating them into execution, applying technology to improve business performance, advocating for diversity and developing talent in multi-cultural environments. He brings over 30 years of experience in information technology, data science and artificial intelligence.

Other Current Public Company Boards

– None

Former Public Company Directorships Held in the Past Five Years

– None

2023 Proxy Statement	-5-

Item 1 — Election of Directors

Richard C. Mulligan, Ph.D.
Director Since: 2009 Age: 68 Biogen Board Committee: – Compensation and Management Development

Experience

Dr. Mulligan is currently the Mallinckrodt Professor of Genetics, Emeritus, at Harvard Medical School, after serving as the Mallinckrodt Professor of Genetics and Director of the Harvard Gene Therapy Initiative from 1996 to 2013. He also currently serves as the Head of SanaX, a division of the research department of Sana Biotechnology, Inc. (Sana), a biotechnology company. From March 2017 to October 2018, Dr. Mulligan served as a Portfolio Manager at Icahn Capital LP. Prior to that, Dr. Mulligan was a founding partner of Sarissa Capital Management LP, a registered investment advisor, from 2013 to 2016. Prior to Harvard, Dr. Mulligan was a Professor of Molecular Biology at the Massachusetts Institute of Technology, a member of the Whitehead Institute for Biomedical Research and the Chief Scientific Officer of Somatix Therapy Corporation, a drug discovery and development company that he founded. Dr. Mulligan was named a MacArthur Foundation Fellow in 1981.

Qualifications

Dr. Mulligan has scientific expertise in the areas of molecular biology, genetics, gene therapy and biotechnology as well as extensive experience within the healthcare industry, including overseeing the operations and research and development of healthcare companies.

Other Current Public Company Boards

– Sana Biotechnology, Inc. (Vice Chairman)

– Bausch Health Companies

Former Public Company Directorships Held in the Past Five Years

– None

Eric K. Rowinsky, M.D.
Director Since: 2010 Age: 66 Biogen Board Committee: – Corporate Governance

Experience

Dr. Rowinsky’s professional career has been focused on the development and registration of new therapeutics of all types. He has played an integral role and has led teams that have registered more than twelve novel therapies for patients with advanced cancers. He has been an independent consultant to the biopharmaceutical industry since 2010. Dr. Rowinsky has served as President of Inspirna, Inc., a privately-held life sciences company, since November 2015 and previously served as its Executive Chairman from December 2016 to September 2021. He has served as Chief Medical Officer of Hummingbird Biotherapeutics, a private life-science company focusing on discovery of novel targets and protein therapeutics for cancer and autoimmune diseases from January 2020 to March 2023. From June 2016 to June 2021, he served as the Chief Scientific Officer of Clearpath Development Inc., which rapidly advances development stage therapeutic assets to pre-defined human proof-of-concept milestones. From January 2012 to November 2015, he was the Head of Research and Development and Chief Medical Officer of Stemline Therapeutics, Inc., a biotechnology company focusing on the discovery and development of therapeutics targeting cancer stem cells and rare diseases. Prior to that, he was the Chief Executive Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease, from August 2010 until its acquisition in September 2011. From 2005 to December 2009, he served as the Chief Medical Officer and Executive Vice President of ImClone Systems Inc, a life sciences company. From 1996 to 2004 he held several positions at the Cancer Therapy & Research Center’s Institute for Drug Development, including Director of the Institute and Director of Clinical Research. From 1988 to 1996 he was an Associate Professor of Oncology at the Johns Hopkins School of Medicine. Dr. Rowinsky has also served on the Board of Scientific Counselors of the National Cancer Institute.

Qualifications

Dr. Rowinsky has extensive research and drug development and regulatory experience and broad scientific and medical knowledge.

Other Current Public Company Boards

– Fortress Biotech Inc.

– Purple Biotech Ltd.

– Verastem, Inc.

Former Public Company Directorships Held in the Past Five Years

– BIND Therapeutics, Inc.

2023 Proxy Statement	-6-

Item 1 — Election of Directors

Stephen A. Sherwin, M.D.
Director Since: 2010 Age: 74 Biogen Board Committee: – Audit

Experience

Dr. Sherwin currently divides his time between advisory work in the life sciences industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. Dr. Sherwin also currently serves as an advisory partner with Third Rock Ventures, LLC. He previously served as the Chairman of Ceregene, Inc., a life sciences company that he co-founded, from 2001 until its acquisition by Sangamo Biosciences, Inc. in 2013. He was also a co-founder and chairman of Abgenix, Inc., an antibody company which was acquired by Amgen Inc. in 2006. From 1990 to October 2009, he served as the Chief Executive Officer of Cell Genesys, Inc., a life sciences company, and was its Chairman from 1994 until the company’s merger with BioSante Pharmaceuticals, Inc. (now ANI Pharmaceuticals, Inc.) in October 2009. Prior to that, he held various positions at Genentech, Inc., a life sciences company, most recently as Vice President, Clinical Research. In addition, Dr. Sherwin previously served on the Board of Directors of the Biotechnology Industry Organization from 2001 to 2014 and as its chairman from 2009 to 2011.

Qualifications

Dr. Sherwin has extensive knowledge of the life sciences industry and brings more than 30 years of experience in senior leadership positions at large and small publicly traded life sciences companies to our Board of Directors.

Other Current Public Company Boards

– Neurocrine Biosciences, Inc.

– Bios Special Acquisition Corporation

Former Public Company Directorships Held in the Past Five Years

– Epiphany Technology Acquisition Corp.

– Aduro Biotech, Inc

Christopher A. Viehbacher
Director Since: 2022 Age: 63 Biogen Board Committee: – None

Experience

Mr. Viehbacher has served as our President and Chief Executive Officer and member of our Board of Directors since November 2022. Prior to joining Biogen, Mr. Viehbacher served as Managing Partner of Gurnet Point Capital, a Boston based investment fund, from 2015 to 2022. Prior to that, Mr. Viehbacher served as Global CEO of Sanofi S.A., from 2008 to 2014. Prior to joining Sanofi, Mr. Viehbacher spent over 20 years with GlaxoSmithKline in Germany, Canada, France and, latterly, the U.S. as President of its North American pharmaceutical division. Mr. Viehbacher began his career with PricewaterhouseCoopers LLP and qualified as a chartered accountant. He is also a trustee of Northeastern University and a member of the Board of Fellows at Stanford Medical School.

Qualifications

Mr. Viehbacher has extensive international experience in both large pharmaceutical companies and entrepreneurial biotech companies. Mr. Viehbacher brings a keen understanding of the complexities involved in running a multibillion-dollar global pharmaceutical business as well as an appreciation for the value of innovation.

Other Current Public Company Boards

– Pure Tech plc (Chair), not standing for reelection and departing the Pure Tech plc Board of Directors on June 13, 2023.

Former Public Company Directorships Held in the Past Five Years

– Axcella Health

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH

DIRECTOR NOMINEE NAMED ABOVE.

2023 Proxy Statement	-7-

Corporate Governance

Committees and Meetings

Our Board of Directors met 15 times in 2022. Our Board of Directors also has three standing committees. The principal functions of each committee, the committee composition as of December 31, 2022, and the number of meetings held in 2022 are described in the table below. The Chair of each committee periodically reports to our Board of Directors on committee deliberations and decisions. The charter of each of our committees is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Also posted there are our Corporate Governance Principles, which, together with our committee charters, comprise our governance framework.

Committee	Function	2022 Members	Meetings in 2022
Audit

Assists our Board of Directors in its oversight of:

•  the integrity of our financial statements;

•  our accounting and financial reporting processes;

•  the independence, qualifications and performance of our independent registered public accounting firm;

•  our global tax compliance and tax audit processes;

•  our internal audit and corporate compliance functions;

•  our financial strategy, policies and practices;

•  management’s exercise of its responsibility to assess and manage risks associated with our business and operations;

•  the adequacy of the Company’s IT and cybersecurity; and

•  the adequacy and effectiveness of the Company’s insurance programs.

Our Audit Committee has the sole authority and direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm.

		Caroline D. Dorsa† (Chair) Jesus B. Mantas Stelios Papadopoulos†* Stephen A. Sherwin†	9
Compensation and Management Development	Assists our Board of Directors with oversight of executive compensation and management development, including: • recommending to our Board of Directors the compensation for our Chief Executive Officer and approving the compensation for our other executive officers; • administration of our short- and long-term incentive plans; • reviewing executive and senior management development programs; and • recommending to our Board of Directors the compensation of our non-employee directors.	William D. Jones (Chair) Maria C. Freire William A. Hawkins† Richard C. Mulligan	10
Corporate Governance	Assists our Board of Directors with oversight of corporate governance practices, including: • identifying qualified nominees to our Board of Directors and its committees; and • our lobbying priorities and activities, including associations with certain trade and/or legislative organizations.	Alexander J. Denner (Chair) Jesus B. Mantas Stelios Papadopoulos* Eric K. Rowinsky	4
†	Determined by our Board of Directors to be an audit committee financial expert.
*	Dr. Papadopoulos is not standing for reelection at the 2023 Annual Meeting. Ms. Dorsa will become Chair of the Board of Directors immediately after the 2023 Annual Meeting.

•	Attendance at Board and Committee Meetings. No director attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served during 2022.

•

Executive Sessions. Under our Corporate Governance Principles, the independent directors of our Board of Directors are required to meet without management present at least four times each year and may also meet without management present at such other times as determined by our Chair or if requested by at least two other directors. In 2022 the independent directors of our Board of Directors met without management present 8 times. Each committee of our Board of Directors also had numerous executive sessions throughout the year.

•	Attendance at Stockholder Meeting. We expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors attended our 2022 Annual Meeting.

2023 Proxy Statement	-8-

Corporate Governance

Stockholder Engagement

Stockholder Engagement Process

We value the views of our stockholders and other stakeholders, and we solicit input from them throughout the year. Our Chief Financial Officer and investor relations group lead our management team in hundreds of investor meetings throughout the year to discuss our business, our strategy and financial results. Increasingly, these discussions also include ESG related topics. Meetings included in-person and virtual meetings, and telephone and webcast conferences.

In addition, our Corporate Governance Committee leads our Board of Directors’ efforts on director-stockholder engagement and directs discussions with stockholders to the appropriate Board and committee members. During 2022 and 2023, independent members of our Board of Directors met with numerous stockholders to discuss a variety of topics, including business strategy, the CEO and Chair transitions, our 2022 say-on-pay results, capital allocation, corporate governance, executive compensation and our ESG initiatives. Our Board of Directors receives updates at least quarterly on stockholder communications and is directly involved in responding to communications where appropriate. The Board of Directors considers the valuable feedback and perspectives of our stockholders, which helps inform our decisions and our strategy, where appropriate.

After the 2022 Annual Meeting we reached out to our top 30 investors, as well as all of our top 50 investors who voted “no” on our say-on-pay vote at the 2022 Annual Meeting (collectively representing 64% of our outstanding stock). Independent members of our Board of Directors and members of management met with all interested stockholders, who represent holders of more than 35% of our outstanding stock.

We remain committed to investing time with our stockholders to increase transparency and better understand our stockholder base and their perspectives. For additional information please see also “2022 Advisory Vote on Executive Compensation and Stockholder Engagement” on page 28 for more details regarding our stockholder engagement regarding executive compensation and governance.

2023 Proxy Statement	-9-

Corporate Governance

Corporate Governance Practices

We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve accountability for our Board of Directors and management, provide a structure that allows our Board of Directors to set objectives and monitor performance, ensure the efficient use and accountability of resources and enhance stockholder value. A description of our corporate governance best practices is set forth in the “Proxy Statement Summary” above.

We believe that our Board of Directors’ primary functions are to appoint, evaluate and hold accountable management, oversee key strategic, operational and compliance risks and ensure optimal capital allocation such that long-term stockholder value is maximized.

We believe part of effective corporate governance includes active engagement with our stockholders. We value the views of our stockholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, executive compensation and our ESG initiatives. For additional information regarding our stockholder engagement see “Stockholder Engagement” on page 9 and also “2022 Advisory Vote on Executive Compensation and Stockholder Engagement” on page 28 for more details regarding our stockholder engagement regarding executive compensation and governance.

Corporate Responsibility

Our passion for developing medicines that make a meaningful difference in patients’ lives is reflected in our commitment to health equity, corporate social responsibility and stewardship, including environmental sustainability, DE&I, STEM education and other key initiatives. Our Sustainability Report is posted on our website, www.biogen.com, under the “Responsibility” section of the website. We believe these efforts reflect the best interests of our patients, our stockholders and various other stakeholders, including communities in which we operate and serve. Our citizenship and sustainability commitments and performance have been recognized over the years, including the most recent acknowledgements noted in the executive summary of 2022 Achievements section under “Compensation Discussion and Analysis” below.

Director Independence

Board of Directors

All of our directors and nominees for director, other than Mr. Viehbacher, our President and Chief Executive Officer,

satisfy the independence requirements of The Nasdaq Stock Market (Nasdaq).

Committees

•	All members of the committees of our Board of Directors are independent directors, as defined by Nasdaq rules.

•	All members of our Audit Committee meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to audit committee members.

•

All members of our CMDC are non-employee directors within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act), and our Board of Directors has affirmatively determined that the members of our CMDC satisfy the additional Nasdaq independence requirements specifically applicable to compensation committee members.

Leadership Structure

We separate the roles of Chair of the Board of Directors and Chief Executive Officer. Dr. Papadopoulos, an independent director, is the Chair of our Board of Directors. Dr. Papadopoulos is not standing for reelection at the 2023 Annual Meeting. Ms. Dorsa will assume the role as Chair of the Board of Directors immediately after the 2023 Annual Meeting. Among other responsibilities, our Chair:

•	presides at meetings of our Board of Directors, executive sessions of our independent directors and our annual meetings of stockholders;

•	reviews and assists in setting the agenda and schedule for our Board of Directors meetings in collaboration with our Chief Executive Officer;

•	advises the committee chairs in fulfilling their responsibilities to our Board of Directors;

•	recommends to our Board of Directors the retention of any advisors who report directly to our Board of Directors;

•	serves as a liaison for stockholder communications with our Board of Directors;

•	leads the process of evaluating our Chief Executive Officer; and

•	discharges such other responsibilities as our Board of Directors may assign from time to time.

We believe that having an independent Chair promotes a greater role for the independent directors in the oversight of

2023 Proxy Statement	-10-

Corporate Governance

the Company, including oversight of material risks facing the Company, encourages active participation by the independent directors in the work of our Board of Directors, enhances our Board of Directors’ role of representing stockholders’ interests and improves our Board of Directors’ ability to supervise and evaluate our Chief Executive Officer and other executive officers. Further, separation of the Chair and Chief Executive Officer roles allows our Chief Executive Officer to focus on operating and managing the Company while leveraging our independent Chair’s experience and perspectives.

Nominating Processes

Our Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and reviewing candidates recommended by stockholders. Stockholders may recommend nominees for consideration by our Corporate Governance Committee by submitting the names and supporting information to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered in the same manner as other candidates. For all potential candidates, our Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed below in the subsection entitled “Director Qualifications, Standards and Diversity.” Director nominations are recommended by our Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors. For more information on the process for nomination of directors by stockholders please see “Stockholder Proposals” on page 87.

Annual Elections and Majority Voting

Directors are elected by a majority vote of the votes cast in uncontested elections – that is, a director will be elected if more votes are cast for that director’s election than against that director – and by a plurality of votes cast in contested elections – that is, the directors receiving the highest number of “For” votes will be elected. In addition, following their appointment or election by stockholders to our Board of Directors, directors must submit an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face reelection and (2) acceptance of such resignation by our Board of Directors. If an incumbent director fails to receive the number of votes required for reelection, our Board of Directors

(excluding the director in question) will, within 90 days after certification of the election results, decide whether to accept the director’s resignation taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Our Board of Directors will promptly disclose its decision in a filing with the SEC.

Director Qualifications, Standards and Diversity

•

Board Composition. Our Board of Directors is committed to ensuring that it is well-equipped to oversee the Company’s business and effectively represent the interests of stockholders. Our Board of Directors regularly reviews its composition to ensure it includes directors with the experience, skills and diversity necessary for effective, independent Board oversight.

•

General Qualifications and Standards. Our Corporate Governance Principles provide that directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment.

•

Diversity. Our Board of Directors believes that diverse experience and personal diversity, including gender, national origin, LGBTQ+ and ethnic and racial diversity, is a benefit to our Board of Directors as a whole and is key to representing the interests of stockholders effectively. In accordance with our Corporate Governance Principles, we endeavor to have a Board of Directors that collectively represents diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology and the international arena, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, corporate governance, human resources, marketing, commercial and research and development. We do not have a formal policy on board diversity however, the Corporate Governance Committee is responsible for considering a diverse pool of candidates of potential board nominees to the Board of Directors and believes that directors should be selected so the Board of Directors maintains its diverse composition, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives. Consistent with our Corporate Governance Principles, in

2023 Proxy Statement	-11-

Corporate Governance

selecting nominees to our Board of Directors, our Corporate Governance Committee considers the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our Board of Directors as a whole. Over the last four years, we have appointed three racially or ethnically diverse directors and one female director. These gains have been offset by the retirement of two female directors over the last two years. Increasing the diversity of our board will be a key consideration as we embark on any board refreshment process. For additional information see “Continuous Board Refreshment” on page 13.

•

Director Term and Resignation. Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in personal circumstances, including a significant change in principal job responsibilities or any circumstances that may adversely affect their ability to effectively carry out their duties and responsibilities, including a significant conflict of interest that cannot otherwise be resolved. Our directors are also expected to offer their resignation to our Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday.

In accordance with our policy, Dr. Sherwin submitted his resignation to the Board of Directors in 2023. When evaluating Dr. Sherwin’s resignation, the Board of Directors considered Dr. Sherwin’s attributes, skills and the experience that he brings to the Board of Directors. These considerations included his expertise as a practicing physician, his many contributions to the Board of Directors and his oversight of the Company. The Board of Directors determined that it was in the best interest of stockholders to retain Dr. Sherwin’s skills and experience and therefore declined to accept Dr. Sherwin’s resignation and nominated him along with our other nominees for a one-year term until 2024. Dr. Papadopoulos has notified the Board that he would not stand for reelection to the Board at the 2023 Annual Meeting.

•

Director Orientation and Continuing Education. We provide orientation for new directors and provide directors with materials or briefing sessions on subjects that we believe will assist them in discharging their duties. We also make director education program information available to directors on a regular basis, encourage directors to attend director education programs and reimburse the costs of attending such programs.

2023 Proxy Statement	-12-

Corporate Governance

Continuous Board Refreshment

Our Board is committed to strong refreshment practices that continuously align the composition of the Board and its leadership structure with our long-term strategic needs. The Board, led by the Corporate Governance Committee, has an ongoing process for identifying, evaluating, and selecting directors. Our Corporate Governance Committee uses a variety of methods to help identify potential Board candidates and considers an assessment of the size of the Board, our current Boards’ skills, background, diversity, independence, experience, tenure, and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process. These decisions are also informed by the annual Board and committee evaluation process described below. The Board does not believe in automatic annual re-nomination. The goal is to achieve a Board that provides effective oversight of the Company with appropriate diversity of gender, age, race, ethnicity, background, professional experience and perspectives See also Director Qualifications, Standards and Diversity on page 11.

2023 Proxy Statement	-13-

Corporate Governance

Regular Board and Committee Evaluations

Board and committee evaluations play a critical role supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment.

Evaluation Results. The Board and each of the Audit, CMDC, and Corporate Governance Committees completed their evaluations and assessments in September 2022. Each committee and the Board were considered to be operating effectively, with appropriate balance among governance, oversight, strategic and operational matters, and each committee and the Board was satisfied with its performance.

Ongoing Feedback. Our directors provide real-time feedback throughout the year outside of the formal evaluation process and have open access to management and third-party advisors. Additionally, executive sessions of directors (without management) are scheduled for every regular Board and committee meeting to identify any issues and assess whether meeting objectives were satisfied.

Changes Implemented. Based on the annual Board and committee evaluation process, ongoing feedback provided by directors, and one-on-one discussions between our Chair and each independent director, changes to Board practices have included enhancements to our committee structure and composition, additional presentations on various topics and the addition of new directors.

2023 Proxy Statement	-14-

Corporate Governance

Director Compensation

This section describes our compensation program for our non-employee directors and shows the compensation paid to or earned by our non-employee directors during 2022. Neither Mr. Viehbacher, our President and Chief Executive Officer, nor Mr. Vounatsos, our former Chief Executive Officer, received any compensation for their service on our Board of Directors.

Retainers and Expenses

The following table presents the annual retainers for all non-employee members of our Board of Directors in effect in 2022:

Retainers

Annual Board Retainer	$125,000

Annual Retainers (in addition to Annual Board Retainer):

Independent Chair of the Board	$75,000

Audit Committee Chair	$30,000

Compensation and Management Development Committee Chair	$30,000

Corporate Governance Committee Chair	$30,000

Audit Committee Member (other than Chair)	$15,000

Compensation and Management Development Committee Member (other than Chair)	$15,000

Corporate Governance Committee Member (other than Chair)	$15,000

Our non-employee directors are also eligible to be paid a fee of $1,000 for each full day of service to the Company other than in connection with meetings of our Board of Directors or one of its committees.

Our non-employee directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan, which is similar to our Supplemental Savings Plan described in the narrative preceding the “2022 Non-Qualified Deferred Compensation” table in Part 6 – Executive Compensation Matters of this Proxy Statement, but without any Company matching contributions. If a non-employee director chooses to defer compensation under our Voluntary Board of Directors Savings Plan, his or her notional account under the plan will periodically be credited with amounts of deemed investment earnings as if the deferred compensation was actually invested in the notional investment(s) selected by the director or in a default investment if the director does not make a selection. These notional investment options include mutual funds similar to those available under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For 2022 non-employee director deferrals notionally invested in the fixed rate option, this rate of return was set at 5%. Deferrals notionally invested in the fixed rate option continue to be credited with the rate of return that was in effect during the year of deferral.

Non-employee directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and any of its committees as well as service to our Board of Directors or any of its committees that is unrelated to such meetings.

Equity Awards

Awards Under Our Non-Employee Directors Equity Plan

Our non-employee directors receive awards under our 2006 Non-Employee Directors Equity Plan (the Non-Employee Directors Equity Plan). The Non-Employee Directors Equity Plan was initially approved by our stockholders at our 2006 annual meeting of stockholders. In 2015 our stockholders approved an amendment to extend the term of the plan until June 10, 2025.

General Provisions of the Non-Employee Directors Equity Plan

Non-employee directors receive an annual award under the Non-Employee Directors Equity Plan effective on the date of each annual meeting of stockholders (or a pro rata award upon election other than at an annual meeting of stockholders). Under the Non-Employee Directors Equity Plan, a maximum of 17,500 shares of our common stock (or 30,000 shares for the independent Chair of the Board of Directors) may be granted to a non-employee director pursuant to such annual awards each calendar year. In 2022 the Non-Employee Directors Equity Plan was amended such that annual awards vest on the earlier of (i) the one-year anniversary of the date of grant or over such longer period and in such increments as our CMDC may otherwise determine or (ii) at the next annual meeting after grant of such annual award.

Awards to non-employee directors are recommended by our CMDC and approved by our Board of Directors, with the independent Chair recused from discussion and voting upon his or her own awards.

2023 Proxy Statement	-15-

Corporate Governance

Awards granted under the Non-Employee Directors Equity Plan are subject to accelerated vesting upon termination of a director’s service by reason of death, disability or retirement and upon a change in control (as such terms are defined in the Non-Employee Directors Equity Plan). In addition, non-employee director awards will become fully vested upon an involuntary termination of a director’s service within two years following certain mergers or other corporate transactions, as described in the Non-Employee Directors Equity Plan.

Awards During 2022

In 2022 our CMDC recommended, and our Board of Directors approved, annual awards with a grant date fair value of approximately $270,000 for each non-employee director and an additional annual award with a grant date fair value of approximately $175,000 for the independent Chair. These annual awards were below the limits set forth in the Non-Employee Directors Equity Plan described above and were consistent with the awards made in 2021. The 2022 annual awards were made in the form of restricted stock units (RSUs) that vest on the earlier of (i) the first anniversary of the grant date or (ii) the next annual meeting, generally subject to the director’s continued service.

10b5-1 Trading Plans

Our non-employee directors must use pre-established trading plans to sell shares of our common stock from their personal accounts. A trading plan may only be entered into during an open trading window and when the applicable director is not in possession of material non-public information about the Company. We require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards while allowing our non-employee directors to have an opportunity to realize the value intended by the Company in granting equity-based awards.

Non-Employee Director Stock Ownership Guidelines

We maintain the following stock ownership guidelines for our non-employee directors:

Position	Stock Ownership Requirement(1)
Independent Chair	Number of shares equal in value to 5x the total annual cash retainer for serving as (i) independent Chair and (ii) as a non-employee Board member
Non-Employee Directors (excluding Chair)	Number of shares equal in value to 5x the annual cash retainer for non-employee Board members
(1)

Each non-employee director has five years from the date of initial election or appointment to meet the stock ownership requirement. As of December 31, 2022, all of our non-employee directors meet the stock ownership requirement or were still within the five-year period to meet such requirement.

2023 Proxy Statement	-16-

Corporate Governance

2022 Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards(1) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) (d)	All Other Compensation(3) (e)	Total (f)

Alexander J. Denner	$155,000	$270,246	—	—	$425,246

Caroline D. Dorsa	$155,000	$270,246	—	—	$425,246

Maria C. Freire	$140,000	$270,246	—	$ 3,543	$413,789

William A. Hawkins	$140,000	$270,246	—	—	$410,246

William D. Jones	$147,500	$270,246	—	$20,000	$437,746

Nancy L. Leaming(4)	$70,000	—	—	—	$70,000

Jesus B. Mantas	$147,500	$270,246	—	—	$417,746

Richard C. Mulligan	$140,000	$270,246	—	—	$410,246

Stelios Papadopoulos	$222,500	$444,821	—	—	$667,321

Brian S. Posner(5)	$77,500	—	—	$25,000	$102,500

Eric K. Rowinsky	$140,000	$270,246	—	—	$410,246

Stephen A. Sherwin	$140,000	$270,246	—	$25,000	$435,246

Notes to the 2022 Director Compensation Table

(1)

The amounts in column (c) represent the grant date fair value of RSU awards made in 2022 to non-employee directors under the Non-Employee Directors Equity Plan, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares at the earlier of the 2023 Annual Meeting or the one-year anniversary of the grant date, generally subject to continued service. Grant date fair values were computed in accordance with Accounting Standards Codification (ASC) 718, excluding the effect of estimated forfeitures, and determined by multiplying the number of RSUs awarded by the fair market value of the Company’s common stock on the relevant grant date.

(2)

The amounts in column (d) represent earnings under the Voluntary Board of Directors Savings Plan that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2022 applied in this calculation is 4.52%, which was the federal long-term rate effective in January 2022 when the Fixed Rate Option (FRO) under this plan was established for 2022. Only Mr. Hawkins had deferred compensation notionally invested in the FRO during 2022.

(3)

The amounts in column (e) represent the amount of matching contributions made in 2022 by the Biogen Foundation on behalf of the director pursuant to the terms of a matching gift program offered by the Biogen Foundation to all U.S. employees and non-employee directors of Biogen. Under the matching gift program, the Biogen Foundation matches gifts to eligible U.S.-based non-profit organizations, in accordance with the Biogen Foundation’s guidelines, up to an annual maximum per donor amount of $25,000 per calendar year and up to an aggregate program total of $1.5 million per calendar year. The matching contributions made by the Biogen Foundation are not taxable income to the director, and the director may not take any tax deductions for such matching contributions.

(4)	Ms. Leaming retired from our Board of Directors effective as of the 2022 Annual Meeting.
(5)	Mr. Posner retired from our Board of Directors effective as of the 2022 Annual Meeting.

2023 Proxy Statement	-17-

Corporate Governance

Director Equity Outstanding at 2022 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2022, for each of the non-employee directors serving during 2022.

	Option Awards	Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options	Number of Shares or Units of Stock That Have Not Vested

Alexander J. Denner	—	1,370

Caroline D. Dorsa	—	1,370

Maria C. Freire	—	1,370

William A. Hawkins	—	1,370

William D. Jones	—	1,370

Jesus B. Mantas	—	1,370

Richard C. Mulligan	—	1,370

Stelios Papadopoulos	—	2,255

Eric K. Rowinsky	—	1,370

Stephen A. Sherwin	—	1,370

Notes to the Director Equity Outstanding at 2022 Fiscal Year-End Table

(1)

Represents the number of RSUs awarded to non-employee directors in 2022 under the Non-Employee Directors Equity Plan, as described in the narrative preceding the “2022 Director Compensation” table above. These RSU awards are scheduled to vest in full and be settled in shares at the earlier of (i) the first anniversary of the grant date or (ii) the next annual meeting, generally subject to continued service.

Board Risk Oversight

Our Board of Directors believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks and adopting appropriate control and mitigation of these risks. As stated in our Corporate Governance Principles, our Board of Directors and its committees are responsible for “reviewing the Company’s risk framework and governance and management’s exercise of its responsibility to assess, monitor and manage the Company’s significant risk exposures.”

Our Board of Directors oversees the management of material risks facing the Company. Biogen is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. Our Board of Directors and its committees oversee our efforts to foster this culture. Our Board of Directors regularly receives information about our material strategic, operational, financial and compliance risks and management’s response to, and mitigation of, such risks. In addition, our risk management systems, including our risk assessment processes, internal control over financial reporting, compliance programs and internal and external auditing procedures, are designed to inform management and our Board of Directors about our material risks. As part of its risk oversight function, our Board of Directors and its committees review this framework, its operation and our strategies for generating long-term value for our stockholders to ensure that such strategies will not motivate management to take excessive risks.

Our Board of Directors also reviews enterprise risks and discusses them with our management, including issues relevant to our business, reputation and strategy, including intellectual property risk, pipeline and business development, pricing and patient access, legal and regulatory matters and manufacturing. In addition, our Board of Directors and its committees oversee elements of our culture. Management updates our CMDC on our compensation practices and progress against strategies and objectives in the areas of management and leadership development and diversity as well as steps taken to address matters such as inappropriate workplace behavior, including harassment and retaliation. In addition, our Audit Committee is responsible for the oversight of our compliance program.

In determining the allocation of risk oversight responsibilities, our Board of Directors and its committees generally oversee material risks within their identified areas of concern. Our Board of Directors and each of its committees meet regularly with management to ensure that management is exercising its responsibility to identify relevant risks and is adequately assessing, monitoring and taking appropriate action to mitigate risk. In the event a committee receives a report from members of

2023 Proxy Statement	-18-

Corporate Governance

management on areas of material risk to the Company, the Chair of the relevant committee reports on the discussion to the full Board of Directors at the next Board of Directors meeting. This enables our Board of Directors and its committees to coordinate their oversight of risk and identify risk interrelationships.

Our independent Chair of the Board of Directors promotes effective communication and consideration of matters presenting significant risks to the Company through his role in developing our Board of Directors’ meeting agendas, advising committee chairs, chairing meetings of the independent directors and facilitating communications between independent directors and our CEO.

A summary of the key areas of risk oversight responsibility of our Board of Directors and each of its committees is set forth below:

Board or Committee	Area of Risk Oversight
Board

•   Corporate and commercial strategy and execution, pricing and reimbursement, competition, reputational, ESG and other material risks

•   Research and development activities, clinical development, drug safety and intellectual property

•   Material government and other investigations and litigation

•   Risk governance framework and infrastructure designed to identify, assess, manage and monitor the Company’s material risks

•   Risk management policies, guidelines and practices implemented by Company management

Audit

•   Financial, accounting, disclosure, corporate compliance, distributors, insurance, capital, credit, anti-bribery and anti-corruption matters and other risks reviewed in its oversight of the internal audit and corporate compliance functions

•   Information technology and cybersecurity risks

Compensation and Management Development

•   Workforce matters, including harassment and retaliation

•   Compensation policies and practices, including whether such policies and practices balance risk-taking and rewards in an appropriate manner as discussed further below

Corporate Governance	• Corporate governance and board succession, director independence, lobbying activities, potential conflicts of interest and related party transactions involving directors and executive officers

Compensation Risk Assessment

The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs and practices for our named executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in the CD&A generally apply to all employees. We offer a limited number of short-term cash incentive plans, with employees eligible for either our annual bonus plan or a sales incentive compensation plan. Except in limited circumstances, no employee is eligible to participate in more than one cash incentive plan at any time. Our annual bonus has the same Company performance goals, payout levels (as a percentage of target) and administrative provisions for all participants globally, regardless of the participant’s job level, location or function in the Company. Additionally, our long term incentive, or LTI, program provides different forms of awards based upon an employee’s level but is otherwise consistent throughout the Company.

In the CD&A, we describe the risk-mitigation controls for our executive compensation programs. These controls include our CMDCs review and approval of the design, goals and payouts under our annual bonus plan and LTI program and each executive officer’s compensation (or, in the case of our CEO’s compensation, a recommendation of that compensation to our Board of Directors for its approval). In addition, we review the processes, controls and design of our sales incentive compensation plans.

Our CMDC, working with its independent compensation consultant, also conducts an annual assessment of potential risks related to our compensation policies, programs and practices. Among other factors, this risk assessment considers the form of compensation (i.e., award type, fixed versus variable and short-term versus long-term), pay alignment, performance measures and goals, payout maximums, vesting periods and CMDC oversight and independence. This assessment is

2023 Proxy Statement	-19-

Corporate Governance

focused on (1) having an appropriate balance in our program structure to mitigate compensation-related risk with cash versus equity-based compensation, short-term versus long-term measurement and financial versus non-financial goals; and (2) policies and practices to mitigate compensation-related risk including recoupment of compensation, stock ownership guidelines, equity administration rules and insider-trading and hedging prohibitions.

Based on our assessment, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and Company-wide goals, our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2023 Proxy Statement	-20-

Stock Ownership

STOCK OWNERSHIP

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all of our directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is as of April 28, 2023 (Ownership Date).

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142.

Name	Shares Owned(1)	Shares Subject to Options and Stock Units(2)	Total Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares(3)

5% Stockholders

PRIMECAP Management Company(4) 177 East Colorado Boulevard 11th Floor Pasadena, CA 91105	15,700,576	—	15,700,576	10.8%

BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	14,260,137	—	14,260,137	9.9%

The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	11,976,623	—	11,976,623	8.3%

Named Executive Officers

Christopher A. Viehbacher	7,000	—	7,000	*

Michael R. McDonnell	10,147	—	10,147	*

Susan H. Alexander	45,911	—	45,911

Ginger Gregory	8,483		8,483	*

Nicole Murphy	5,703	—	5,703	*

Michel Vounatsos(7)	67,262		67,262

Chirfi Guindo(8)	7,364		7,364

Directors

Alexander J. Denner(9)	656,729	1,370	658,099	*

Caroline D. Dorsa	21,872	1,370	23,242	*

Maria C. Freire	775	1,370	2,145	*

William A. Hawkins	2,820	1,370	4,190	*

William D. Jones	775	1,370	2,145	*

Jesus B. Mantas	3,718	1,370	5,088	*

Richard C. Mulligan	13,729	1,370	15,099	*

Stelios Papadopoulos(10)	36,046	2,255	38,301	*

Eric K. Rowinsky	17,844	1,370	19,214

Stephen A. Sherwin	16,408	1,370	17,778	*

				*

All current executive officers and directors as a group (19 persons)(11)	860,532	14,585	875,117	*

2023 Proxy Statement	-21-

Stock Ownership

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, rounded up to the nearest whole share.
(2)	Includes RSUs that will vest within 60 days of the Ownership Date.
(3)

The calculation of percentages is based upon 144,742,368 shares outstanding on April 27, 2023, plus for each of the individuals listed above the shares subject to RSUs exercisable within 60 days of the Ownership Date, as reflected in the column under the heading “Shares Subject to Options and Stock Units.”

(4)

Based solely on information as of December 31, 2022, contained in a Schedule 13G/A filed with the SEC by PRIMECAP Management Company on February 9, 2023, which also indicates that it has sole voting power over 15,205,632 shares and sole dispositive power over 15,700,576 shares.

(5)

Based solely on information as of December 31, 2022, contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 24, 2023, which also indicates that it has sole voting power with respect to 12,977,975 shares and sole dispositive power with respect to 14,260,137 shares.

(6)

Based solely on information as of December 31, 2022, contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023, which also indicates that it has sole dispositive power with respect to 11,386,210 shares, shared voting power with respect to 199,951 shares and shared dispositive power with respect to 590,413 shares.

(7)	Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022 and the Company terminated his employment on December 16, 2022.
(8)	Mr. Guindo left his role as Executive Vice President, Global Product Strategy and Commercialization on June 30, 2022.
(9)

Includes 643,000 shares beneficially owned by funds and accounts managed by Sarissa Capital Management LP, a Delaware limited partnership (Sarissa Capital). Dr. Denner is the Chief Investment Officer of Sarissa Capital and ultimately controls the funds and accounts managed by Sarissa Capital. By virtue of the foregoing, Dr. Denner may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the 643,000 shares that those entities beneficially own. Dr. Denner disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(10)	Includes 28,206 shares held in limited liability companies of which Dr. Papadopoulos is the sole manager.
(11)	Includes 671,206 shares held indirectly through trusts, funds, defined benefit plans or limited liability companies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of 10% or more of our common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports, except one, that were required to be filed under Section 16(a) during 2022 were timely filed. A Form 4 filing for Dr. Gregory was inadvertently filed late due to administrative error.

2023 Proxy Statement	-22-

Proposal 2 – Ratification of Selection of Independent Registered Public Accountants

Proposal 2 – Ratification of the Selection of Our Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. Our Audit Committee has selected PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023. PwC has served as our independent registered public accounting firm since 2003.

In order to assure continuing auditor independence, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner required by applicable SEC rules, our Audit Committee and its Chair has in the past been, and in the future will be, directly involved in the selection of PwC’s new lead engagement partner. Our Audit Committee believes at this time that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interest of Biogen and its stockholders.

Although stockholder approval of our Audit Committee’s selection of PwC is not required, our Board of Directors believes that it is a matter of good corporate practice to solicit stockholder ratification of this selection. If our stockholders do not ratify the selection of PwC as our independent registered public accounting firm, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee always has the ability to change the engagement of PwC if it considers that a change is in Biogen’s best interest. Representatives of PwC will participate in the Annual Meeting, have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF

THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

2023 Proxy Statement	-23-

Item 2 – Ratification of Selection of Independent Registered Public Accountants

Audit Committee Report

The Audit Committee’s role is to act on behalf of our Board of Directors in the oversight of Biogen’s financial reporting, internal control and audit functions. The roles and responsibilities of the Audit Committee are set forth in the written charter adopted by our Board of Directors, which is posted on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section of the website. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal control.

In fulfilling its oversight responsibilities, the Audit Committee, among other things:

•	Reviewed and discussed with management the audited consolidated financial statements contained in Biogen’s 2022 Annual Report on Form 10-K;
•	Discussed with PwC, Biogen’s independent registered public accounting firm, the overall scope and plans for the audit;
•

Met with PwC, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen’s internal control, the overall quality of Biogen’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosures, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made and other pertinent items related to Biogen’s accounting, internal control and financial reporting;

•	Discussed with representatives of Biogen’s corporate internal audit staff, with and without management present, their purpose, authority, audit plan and reports;
•	Reviewed and discussed with PwC the matters required by the Public Company Accounting Oversight Board and the SEC;
•

Discussed with PwC its independence from management and Biogen, including the written disclosures and letter concerning independence received from PwC under applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has determined that the provision of non-audit services to Biogen by PwC is compatible with its independence;

•

Provided oversight and advice to management in connection with Biogen’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the Audit Committee reviewed a report by management on the effectiveness of Biogen’s internal control over financial reporting; and

•

Reviewed PwC’s Report of Independent Registered Public Accounting Firm included in Biogen’s 2022 Annual Report on Form 10-K, related to its audit of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Biogen’s 2022 Annual Report on Form 10-K, for filing with the SEC.

The Audit Committee of our Board of Directors:

Caroline D. Dorsa (Chair)

Jesus B. Mantas

Stelios Papadopoulos

Stephen A. Sherwin, M.D.

2023 Proxy Statement	-24-

Item 2 – Ratification of Selection of Independent Registered Public Accountants

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PwC for the audit of our annual consolidated financial statements for the years ended December 31, 2022 and December 31, 2021, and fees billed to us by PwC for other services provided during 2022 and 2021:

Fees (amounts in thousands)	2022	2021
Audit fees	$6,106.0	$5,758.7
Audit-related fees	55.0	50.0
Tax fees*	706.9	419.6
All other fees	421.0	129.5
Total	$7,288.9	$6,357.8
*	Includes tax compliance fees of approximately $159,000 and $23,000 in 2022 and 2021, respectively.

Audit fees are fees for the audit of our 2022 and 2021 consolidated financial statements included in our Annual

Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our outstanding registration statements and statutory audit fees in overseas jurisdictions.

Audit-related fees are fees that principally relate to assurance and related services that are also performed by our independent registered public accounting firm. More specifically, these services include audits of employee benefit plan information that are not required by statute or regulation.

Tax fees are fees for tax compliance and planning services.

All other fees include accounting research software, information systems reviews not performed in connection with the audit, and other advisory and consulting services.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, Nasdaq requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

Our Audit Committee annually reviews and pre-approves the audit, audit-related, tax and other permissible non-audit services that can be provided by the independent registered public accounting firm. After the annual review, any proposed services exceeding pre-set levels or amounts, or additional services not previously approved requires separate pre-approval by our Audit Committee or the Chair of our Audit Committee. Any pre-approval decision made by the Chair of our Audit Committee is reported to our Audit Committee at the next regularly scheduled Audit Committee meeting. Our Chief Financial Officer and our Chief Accounting Officer can approve up to an additional $50,000 in the aggregate per calendar year for categories of services that our Audit Committee (or the Chair through its delegated authority) has pre-approved.

All of the services provided by PwC during 2022 and 2021 were pre-approved in accordance with this policy.

2023 Proxy Statement	-25-

Item 3 – Advisory Vote on Executive Compensation

Proposal 3 – Advisory Vote on Executive Compensation

Our CD&A, which appears below, provides an overview of our 2022 compensation program design and performance, as well as a description of the compensation decisions that our CMDC and our Board made with respect to the 2022 compensation of our named executive officers. This year our CD&A also includes a discussion of the stockholder engagement we had in 2022 specifically related to executive compensation. Our Board is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion, is hereby APPROVED.”

Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and our CMDC and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers. As we describe in our CD&A, our executive compensation programs embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. In particular, our executive compensation programs reward financial, strategic and operational performance, and the goals set under our incentive plans support the Company’s short- and long-range plans. In addition, to discourage excessive risk taking, we maintain policies for stock ownership, and our equity and annual bonus incentive plans have provisions providing for the recoupment of compensation. We also cap payments under our annual bonus plan, and we generally require multi-year vesting periods for LTI awards.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

2023 Proxy Statement	-26-

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

2023 Proxy Statement	-27-

Compensation Discussion and Analysis

Our Named Executive Officers

This CD&A describes our compensation strategy and philosophy and the policies and practices underlying our executive compensation programs for 2022. It also provides information regarding the compensation that was earned by and awarded to our 2022 named executive officers, whom we refer to collectively as “named executive officers” or “NEOs.” It also explains the significant actions our CMDC took following the 2022 Annual Meeting based on its ongoing commitment to seek and consider stockholder feedback. Our named executive officers include our current executive officers listed below as well as Mr. Vounatsos, our former CEO, and Mr. Guindo, our former Head of Global Product Strategy and Commercialization.

Christopher A. Viehbacher President and Chief Executive Officer	Susan H. Alexander Chief Legal Officer and Secretary

Michael R. McDonnell Chief Financial Officer	Ginger Gregory, Ph.D. Chief Human Resources Officer

Nicole Murphy Head of Pharmaceutical Operations and Technology

2022 Advisory Vote on Executive Compensation and Stockholder Engagement

Annual Meeting Stockholder Engagement

Our CMDC sets the compensation of our executive officers other than the CEO. The CEO’s compensation is recommended by our CMDC and approved by the independent directors of the Board. Our CMDC sets and recommends compensation at levels it determines to be competitive and appropriate in each case. Our CMDC makes this determination based on its professional experience and judgment after consulting with independent experts and advisers as it deems appropriate. Our CMDC works to ensure that our compensation programs align pay with performance and the interests of our stockholders and instill this alignment in the Company’s culture. To this end, independent members of the Board and CMDC meet periodically with stockholders to solicit their feedback on our compensation programs. The Board expanded this engagement further following our 2021 and 2022 Annual Meetings.

At our 2021 and 2022 Annual Meetings, we provided stockholders with the opportunity to cast a non-binding vote on a proposal regarding the compensation of our named executive officers for the years ended December 31, 2020 and December 31, 2021, respectively. Of the votes cast, approximately 51% voted in favor of the proposal at the 2021 Annual Meeting and 52% voted in favor of the proposal at the 2022 Annual meeting. Following each of these meetings, independent members of the Board and members of management met with stockholders to discuss our executive compensation programs.

After the 2021 Annual Meeting, we reached out to our top 30 investors (and cumulatively stockholders holding approximately 65% of our outstanding common stock) to offer meetings with the Chair of the CMDC and other independent members of our Board. After the 2022 Annual Meeting, we again reached out to our top 30 investors, as well as all of our top 50 investors who voted “no” on our compensation proposal at the 2022 Annual Meeting (collectively representing

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Compensation Discussion and Analysis

approximately 64% of our outstanding common stock). Prior to the 2022 Annual Meeting and after the 2022 Annual Meeting, the Chair of the CMDC met with stockholders holding approximately 42% and 32%, respectively, of our outstanding stock, and independent directors met with stockholders holding approximately 42% and 36%, respectively, of our outstanding stock. In both periods, independent members of the Board discussed the design of the Company’s compensation programs and the Board’s exercise of discretion with respect to compensation matters. Some of these meetings also included discussions of other matters, including stockholder proposals, corporate strategy and other governance topics.

During the engagements following the 2021 Annual Meeting, some stockholders raised concerns regarding the payment to our former CFO of a cash severance amount that exceeded the amount required by the Company’s severance policy. During these discussions, independent members of our Board of Directors explained the specific facts and circumstances related to the transitioning executive and the reasons for the additional payment. Among the factors discussed was the agreement with our former CFO to an extended notice period, which allowed the Company to execute a seamless transition to our new CFO as we prepared for quarter-end reporting. During the engagements following the 2022 Annual Meeting, the Chair of our CMDC proactively discussed with stockholders the pro rata equity vesting granted to our former CEO only for the period he remained as our CEO.

In their meetings with stockholders after both the 2021 Annual Meeting and the 2022 Annual Meeting, the independent members of the Board also discussed our CMDC’s use of negative discretion in 2021 and 2022 with respect to NEO compensation. In each case, our NEOs achieved the corporate goals under our annual bonus plan but our CMDC decided a reduction in NEO compensation was necessary to ensure that the compensation paid to our NEOs for the achievement of these goals was more closely aligned with the value delivered to stockholders.

Stockholders were generally appreciative and understanding of the Board’s explanation of the Board’s process and rationale for the exercise of its discretion in the case of our former CFO and our departed CEO. Stockholders also expressed support for the Board continuing to have the ability to use its discretion in cases it determines to be in the best interest of the Company and its stockholders.

For more information regarding general topics discussed during our ongoing corporate governance stockholder engagement, including with respect to governance and ESG, see “Stockholder Engagement Initiative” on page 8.

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Compensation Discussion and Analysis

2021 and 2022 Pre-Annual Meeting Stockholder Feedback and Responsiveness

What We Heard from Stockholders	Action We Took in Response

• Support for simplification of LTI program and increased alignment with stockholder value.	✓ Reviewed compensation practices to ensure they adhere to our compensation philosophy.

• Understanding and acceptance of decision to pay additional severance to our former CFO based on facts and circumstances.

✓ Simplified LTI program redesign in 2022 that includes Performance Stock Units (PSUs) that require above median performance (55th percentile relative total stockholder return (rTSR)) for target payout.

• Appreciation for CMDCs’ exercise of negative discretion in 2021 with respect to NEOs compensation and 2022 with respect to NEOs and all employees compensation.	✓ Included greater weightings of quantitative financial metrics for 2022 annual bonus plan (66% in 2022 compared to 50% in 2021).

• Agreement with retaining CMDC and Board use of discretion to make decisions that are in the best interests of stockholders.	✓ Engaged with stockholders to fully explain the rationale and circumstances for exercise of discretion in severance arrangements.

Post 2022 Annual Meeting Stockholder Engagement

After our 2022 Annual Meeting, our CMDC and Board of Directors reviewed the final vote results for the say-on-pay proposal and, given the lower than historical level of support in 2022 and 2021, continued our robust stockholder engagement process to receive additional stockholder feedback, engage on the issues that matter most to our stockholders and work to address them effectively. Accordingly, we reached out to holders of approximately 64% of our outstanding common stock (including all of our top 50 investors who voted “no” in 2022). Led by independent members of our Board of Directors, and including members of management, we subsequently met with holders of more than approximately 36% of our outstanding stock. We engaged with every stockholder who accepted our offer to meet. We once again reiterated our commitment to align our compensation practices with stockholder value and using our discretion only to enhance operational success. We noted that the Board’s transition agreement with our former CEO and the sign-on grants to Mr. Viehbacher reflect this principle. The section entitled “2022 Chief Executive Officer Transition” on page 31 provides more detail on this matter.

Post 2022 Annual Meeting Feedback from our Stockholders and Responsive Actions Taken By Our CMDC and Board

Our CMDC and Board of Directors carefully evaluated the feedback received from our stockholders on executive compensation and other topics. Stockholders were generally supportive of our executive compensation programs and their focus on alignment of pay and performance. Below are examples of feedback received by our Board of Directors and actions taken.

Stockholder Feedback and Responsiveness

What We Heard from Stockholders	Action We Took in Response

•   Understanding and acceptance of pro rata equity vesting to CEO only for period he worked as CEO to enable broad and open CEO search and smooth transition, as well as additional payment to former CFO.

✓ Commitment to continue to perform stockholder engagement around the appropriate use of board discretion.

• Appreciation of alignment of new CEO pay with performance and value to stockholders.	✓ Designed new CEO compensation arrangement to include rigorous performance targets intended to align with value creation and stockholder value (see “2022 CEO Transition Arrangements” on page 31”).

•   Stockholders appreciated continued outreach regarding compensation matters and exercise of discretion. Stockholders understood rationale for use of discretion in additional severance compensation and did not have additional questions.

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Compensation Discussion and Analysis

Our CMDC is committed to continually reviewing our executive compensation programs on a proactive basis to ensure the ongoing alignment of such programs with the interests of our stockholders.

2022 Chief Executive Officer Transition

In May 2022, we announced that we began a search for a new CEO. Our then CEO, Mr. Vounatsos, agreed to continue to serve in this role until his successor was appointed; he further agreed to continue in an advisory role for a short period following the appointment of our new CEO to facilitate a smooth leadership transition. Following an extensive search supported by a leading executive recruitment firm, our Board of Directors appointed Mr. Viehbacher to serve as our new President and CEO in November 2022.

Search Process

The Board of Directors conducted a robust search and met extensively to discuss the recruitment process. During the search process, members of our Board of Directors engaged an executive recruitment firm to identify qualified candidates who could lead Biogen’s next chapter and build on our strong foundations. The search focused on experienced candidates who could lead large-scale global biotherapeutic operations, drive innovation and deliver value during a period of key business initiatives and events. The Board of Directors assessed the candidates through an in-depth evaluation and interview process.

Why Our Board Appointed Mr. Viehbacher

Mr. Viehbacher has extensive experience leading large international pharmaceutical companies and innovative entrepreneurial biotech companies. After spending time in a variety of roles at GlaxoSmithKline, Mr. Viehbacher served as global CEO of Sanofi S.A. for six years. During this time at Sanofi, Mr. Viehbacher worked to create new sources of revenue growth during a time when the company lost exclusivity for much of its marketed portfolio. Most recently Mr. Viehbacher co-founded a healthcare investment fund that has led to the continued development of many innovative companies. Our Board of Directors determined that Mr. Viehbacher’s track record of driving growth and innovation was well-suited for guiding Biogen’s strategy and creating stockholder value.

Mr. Viehbacher’s Compensation Arrangements

In evaluating and advising our Board of Directors on Mr. Viehbacher’s compensation, our CMDC engaged its independent compensation consultant to advise on competitive market practices. Our CMDC met regularly to review and consider potential structures and compensation. In determining Mr. Viehbacher’s compensation, our CMDC and Board of Directors took into consideration the following:

•	compensation provided to CEOs at our peer companies;

•	broader marketplace practices as to the structure of new CEO inducement and sign-on awards;

•	Mr. Viehbacher’s compensation at his prior employers, including amounts subject to forfeiture upon termination of employment; and

•

desire to (i) align Mr. Viehbacher’s interests with those of our stockholders, and (ii) place a significant portion of his compensation at-risk based on the achievement of rigorous performance objectives.

Based on those factors, our CMDC recommended and our Board of Directors approved Mr. Viehbacher’s compensation, each of which is reflected in his employment agreement with the Company:

•	base salary of $1,600,000;

•	target annual bonus of 150% of base salary;

•	sign-on equity award value of $28.0 million; and

•	matched RSU grant of $2.0 million based on Mr. Viehbacher’s purchase of $2.0 million in Biogen stock.

Mr. Viehbacher’s One-Time Sign-On Award

Considerations in Approving Mr. Viehbacher’s One-Time Award

The sign-on equity award for Mr. Viehbacher, which our CMDC recommended and Board of Directors approved, was necessary in order to incentivize Mr. Viehbacher to join Biogen, is highly performance-based and aligned with stockholder interests as reflected by the following composition:

•

$16.8 million in PSUs, of which 50% are subject to attainment of three-year compounded annual stock price growth targets and 50% are subject to our relative total stockholder return (rTSR) performance versus our peers, and

•	$11.2 million in stock options, with annual ratable vesting over three years.

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Compensation Discussion and Analysis

The compounded annual stock price growth targets were determined based on a historical analysis of stock price returns among our peers and the broader NASDAQ biotech index and require above median performance (the compound annual growth rate target of 8% represents the 65th percentile compound annual growth rate (CAGR) for companies on the NASDAQ Biotech Index over the three year period ended on December 31, 2022) for target payout. Award vesting as to the maximum number of PSUs can only occur if our compounded annual stock price growth over three years is equal to or greater than 16% which reflects upper quartile performance over the three years ending on December 31, 2022 among the NASDAQ Biotech Index. The rTSR goals are aligned with the goals and structure of the awards made to other named executive officers within the peer group evaluated by our CMDC. The target number of shares can only be earned for 55th percentile performance versus our peers and the maximum number of shares can only be earned for 75th percentile or higher performance versus our peers. The sign-on award is in lieu of any other 2023 equity grants to Mr. Viehbacher and he is next eligible for equity grants in 2024.

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Compensation Discussion and Analysis

Mr. Vounatsos’ Transition Arrangement

In May 2022 the Company announced a search for a new CEO. Mr. Vounatsos was terminated without cause pursuant to his employment agreement and entitled to severance under its terms. Our Board of Directors determined it was in the Company’s best interest to retain Mr. Vounatsos to lead the Company as our CEO through the search period allowing the Company to execute on critical business activities and to facilitate a smooth CEO transition. To appropriately compensate Mr. Vounatsos through this transition period, the Board of Directors negotiated a letter agreement (“Letter Agreement”) with Mr. Vounatsos. The Letter Agreement (i) continued his compensation and benefits and (ii) provided for prorated vesting for certain of his unvested equity awards for the period he remained our CEO. This pro rata vesting was determined based on the date Mr. Vounatsos was terminated as our CEO and applied only to outstanding awards scheduled to vest in February 2023. After extensive discussions, the Letter Agreement was approved by the full

Board of Directors, with the exception of Dr. Denner who voted against the proposal. Following the transition when Mr. Vounatsos was terminated as our CEO, he continued to receive his salary and pro rata bonus opportunity until the date the Company terminated his employment in December 2022. All of his other outstanding equity awards were not subject to this special prorated vesting and were forfeited as of the date of his termination. The equity awards subject to forfeiture included all awards not scheduled to vest in 2023, collectively valued at $24.2M at the time of forfeiture. The equity subject to this prorated treatment included MSUs granted in 2020 and 2021 that were scheduled to vest in 2023, PSUs granted in 2020 that were scheduled to vest in 2023 and RSUs granted in 2022 which scheduled to vest in 2023. All awards would be subject to actual performance, as applicable, and prorated based on the date Mr. Vounatsos was terminated as our CEO. Details surrounding the value of these arrangements can be found in the Potential Post-Termination Payments Table.

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Compensation Discussion and Analysis

Executive Summary of 2022 Achievements

We continued to advance significant potential growth drivers in 2022. Our full year revenue for 2022 was approximately $10.2 billion.

In January 2023 LEQEMBI, a treatment co-developed by Biogen and Eisai for the treatment of Alzheimer’s disease to address a defining pathology of the disease by reducing amyloid beta plaques in the brain, was approved by the FDA under the accelerated approval pathway. Additionally, in January 2023 we and Eisai announced the completed submission of a supplemental BLA to the FDA for traditional approval of LEQEMBI with a PDUFA action date of July 6, 2023.

In December 2022 we and Sage completed the rolling submission of an NDA to the FDA for the approval of zuranolone for the potential treatment of MDD and PPD, completing the NDA filing initiated earlier in 2022.

We maintained our leadership in our SMA business despite increased competition against SPINRAZA. Although our full year 2022 SPINRAZA revenue decreased 5.9% as compared to 2021, we believe that SPINRAZA will remain a foundation of care in the treatment of SMA.

Our CMDC considered all of these achievements, and challenges, as they navigated compensation decisions for 2022 not just for our executive officers but for all of our employees.

Our CMDC believes that our executive compensation program for 2022 is consistent with our compensation philosophies and principles described below and demonstrates our commitment to linking compensation to Company performance and strategy.

2022 Highlights

A brief summary of our 2022 business, financial and executive compensation highlights is as follows:

Financial Performance

The following chart provides a summary of our financial performance for 2022 compared to 2021(1):

(1)

Beginning in the first quarter of 2022 material payments on the acquisition of in-process research and development assets are no longer excluded in the determination of Non-GAAP net income. Non-GAAP financial results for 2021 have been updated to reflect this change.

A reconciliation of our GAAP to Non-GAAP financial measures is provided in Appendix A to this Proxy Statement.

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Compensation Discussion and Analysis

Product and Pipeline Developments

LEQEMBI (lecanemab)

•

In January 2023, we and Eisai announced that the FDA granted accelerated approval of LEQEMBI, an anti-amyloid antibody for the treatment of Alzheimer’s disease. Additionally, in January 2023 we and Eisai announced the completed submission of a supplemental BLA to the FDA for traditional approval of LEQEMBI with a PDUFA action date of July 6, 2023.

•

In January 2023, the European Medicines Agency (EMA) accepted for review the Marketing Authorization Application (MAA) for lecanemab. Additionally, in January 2023 Eisai completed the submission of a MAA to the Pharmaceuticals and Medical Devices Agency in Japan for lecanemab, and was granted Priority Review by the Japanese Ministry of Health, Labor and Welfare.

•	In December 2022, Eisai initiated a rolling submission of a BLA to the National Medicinal Products Administration of China for the approval of lecanemab.
•

In September 2022 we and Eisai announced positive topline results from the confirmatory Phase 3 CLARITY Alzheimer’s disease study of LEQEMBI. LEQEMBI met the primary endpoint and all key secondary endpoints with highly statistically significant results.

Zuranolone

•

In December 2022, we and Sage completed the rolling submission of an NDA to the FDA for the approval of zuranolone for the potential treatment of MDD and PPD, completing the NDA filing initiated earlier in 2022.

•	In February 2023, the FDA accepted the NDA and granted Priority Review for zuranolone, with a PDUFA action date of August 5, 2023.

QALSODY (tofersen)

•

In July 2022, the FDA accepted the NDA and granted Priority Review for tofersen, an investigational antisense drug being evaluated for people with SOD1 ALS. In April 2023 the FDA granted accelerated approval for QALSODY.

•	In December 2022, the EMA accepted for review the MAA for tofersen.

Litifilimab

•	In October 2022, the first patient was dosed in the Phase 2/3 AMETHYST study of litifilimab, evaluating the efficacy and safety of litifilimab compared to placebo in patients with CLE.

LUNSUMIO

•

In December 2022, the FDA granted accelerated approval of LUNSUMIO, a bispecific antibody for the treatment of relapsed or refractory follicular lymphoma, which was also approved by the European Commission in June 2022.

Corporate Matters

•

In April 2022, we completed the sale of our 49.9% equity interest in Samsung Bioepis to Samsung BioLogics. Under the terms of this transaction, we received approximately $1.0 billion in cash at closing, approximately $812.5 million in April 2023 and expect to receive approximately $437.5 million due in April 2024.

•

In September 2022, we completed the sale of our building and land parcel located at 125 Broadway, Cambridge, MA for an aggregate sales price of approximately $603.0 million, which is inclusive of a $10.8 million tenant allowance. Simultaneously, with the close of this transaction we leased back the building for a term of approximately 5.5 years.

2022 Executive Compensation Programs and Pay-for-Performance Alignment

We believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture that is aligned with the interests of our stockholders. Our executive compensation program has three primary elements: base salary, annual cash bonus incentives (as part of our Performance-Based Management Incentive Plan) and long-term incentives (as part of our LTI Plan). Each of these compensation elements serve a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable stockholder value creation. For 2022, awards to our NEOs under our annual bonus plan were made under our 2022 Performance-Based Management Incentive Plan, and awards under our LTI plan were granted under our 2017 Omnibus Equity Plan.

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Compensation Discussion and Analysis

95% of our CEO’s and 84% of our other currently employed NEOs’ (other than our CEO) 2022 target compensation was at-risk.

*	Reflects annual salary, target bonus and target grant value of the 2022 sign-on LTI awards for Mr. Viehbacher.
**	Does not include Mr. Guindo, our former Head of Global Product Strategy & Commercialization.

Based on our performance and consistent with the design of our 2022 program, our CMDC made the following executive compensation decisions for fiscal 2022:

•

Salary: Approved annual merit increases between 3.0% to 4.0% for our NEOs and in the case of Ms. Murphy, an additional increase in connection with her promotion based on peer group and survey data. See “2022 Base Salary” section below for more detail.

•

Annual Bonus Plan: Approved overall annual company bonus multiplier of 133% for all of our NEOs. See “2022 Annual Bonus Plan Company Performance Targets and Results Table” section below for more details.

•	LTI Plan: Granted 2022 LTI awards consisting of 50% RSUs and 50% PSUs, with PSU payouts tied to rTSR compared to our peer group, as described below under “Long-Term Incentives – 2022 PSUs.”

50% of our NEOs’ 2022 annual LTI grants were performance-based and at-risk

• Earned based on achievement of three-year rTSR metric • Earned based on time-based hurdles

Our 2022 performance-based compensation payouts align with our commitment to strong performance and accountability

In 2022 we met or exceeded the vast majority of our Company performance goals that we set at the beginning of the year for our incentive compensation plans. As a result, the payouts, as a percentage of target, for our 2022 annual bonus plan and the portions of our PSUs and the majority of our MSUs (see page 53 for more information regarding our historical MSU grants) that were eligible to be earned based on 2022 performance were above target payout amounts, as described in further detail below. We believe that our 2022 executive compensation program demonstrates our commitment to linking compensation to Company performance and strategy.

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Compensation Discussion and Analysis

Roles and Responsibilities

Role of the CMDC

Our CMDC, which is composed of four independent directors, oversees and administers our executive compensation programs. In making executive compensation decisions, our CMDC reviews a variety of factors and data, most importantly our performance and individual executive performance, and considers the totality of compensation that may be paid and the value short- and long-term incentives that may be granted. In addition, our CMDC administers our annual bonus plan and our equity plans, reviews business achievements relevant to payouts under our compensation plans, makes recommendations to our Board of Directors with respect to compensation policies and practices as well as the compensation of our CEO and seeks to ensure that total compensation paid to our executive officers is fair, competitive and aligned with stockholder interests. Our CMDC hires outside advisors, when it deems appropriate, to assist it in reviewing and revising our executive compensation programs.

The duties and responsibilities of our CMDC are described in this section and can be found in our CMDC’s written charter adopted by our Board of Directors, which is available on our website, www.biogen.com, under the “Corporate Governance” subsection of the “Investors” section.

Role of the Independent Compensation Consultant

Our CMDC believes that independent advice is important in developing and overseeing our executive compensation programs. Pearl Meyer is currently engaged as our CMDC’s independent compensation consultant. Pearl Meyer does not provide any other services to Biogen and engages in other matters as needed and as directed solely by our CMDC.

Reporting directly to our CMDC, Pearl Meyer provides guidance on trends in CEO, executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group used for market comparisons. Additionally, Pearl Meyer prepares a comprehensive report on CEO pay that compares each element of our CEO’s compensation to that of CEOs at companies in our peer group. Using this and other similar information, our CMDC recommends, and our Board of Directors approves, the elements and target levels of our CEO’s compensation and our CMDC approves the elements and target levels of compensation for our other executive officers.

Our CMDC assesses Pearl Meyer’s independence annually and, in accordance with applicable SEC and Nasdaq rules,

confirmed in December 2022 that Pearl Meyer’s work did not raise any conflicts of interest and that Pearl Meyer remains independent under applicable rules.

Role of our CEO

Each year our CEO provides an assessment of the performance of each executive officer, other than himself, during the prior year and recommends to our CMDC the compensation to be paid or awarded to each executive. Our CEO’s recommendations are based on numerous factors, including:

•	Company, team and individual performance;
•	potential for future contributions;
•	leadership competencies, skills and experience;
•	external market competitiveness;
•	internal pay comparisons; and
•	other factors deemed relevant.

To understand the external market competitiveness of the compensation for our executive officers, our CEO and our CMDC review a report analyzing publicly available information and surveys prepared by our internal compensation group and reviewed by Pearl Meyer. The report compares the compensation of each executive officer, other than our CEO, to data available for comparable positions at companies in our peer group and, in certain circumstances, the broader market, by compensation element (please see “External Market Competitiveness and Peer Group” below for further details). Our CMDC considers all of the information presented, discusses the recommendations with our CEO and with Pearl Meyer and applies its judgment to determine the elements of compensation and target compensation levels for each executive officer, other than the CEO.

Our CEO also provides a self-assessment of his achievements for the prior year. Our CMDC reviews and considers this in analyzing the CEO’s performance, and in recommending the compensation of our CEO for approval by our Board of Directors. Our CEO does not participate in any deliberations regarding his own compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation programs are designed to drive the creation of long-term stockholder value by delivering performance-based compensation that is competitive with our peer group in order to attract and retain extra-

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Compensation Discussion and Analysis

ordinary leaders who can perform at high levels and succeed in a demanding business environment. We aim to achieve this by designing programs that are:

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Mission Focused and Business Driven. Our executive compensation programs support the relentless pursuit of delivering meaningful and innovative therapies to patients by providing our executives with incentives to achieve the near- and long-term objectives of our business. Substantially all of our incentive compensation programs for our executives are tied directly, and meaningfully, to Company performance. Our objective is to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success.

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Competitively Advantageous. We benchmark our executive compensation programs against a peer group of biotechnology and pharmaceutical companies that we believe are representative of the companies we primarily compete with for talent, that are similar to us in business scope and size, including revenue and market capitalization, business focus and geographic scope of operations. We also review broader market data, as further described below, to provide additional context for compensation decisions. Peer group and market practices are among the many factors we take into account in developing executive compensation programs that we believe are effective, and which enable us to recruit, retain and motivate our leadership team to achieve their best for Biogen and our stockholders.

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Performance Differentiated. We believe strongly in pay-for-performance and endeavor to significantly differentiate rewards by delivering the highest rewards to our best performers that exceed our expectations and lesser rewards to those who meet or do not meet our performance expectations.

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Ownership Aligned. At Biogen, we believe every employee contributes to the success of the Company and, as such, every employee has a vested interest in the Company’s success. To reinforce this alignment with our stockholders, we strongly encourage stock ownership through our equity-based compensation programs. For members of our executive team, including our NEOs, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total pay opportunities are equity-based to maintain alignment between the interests of our executive officers and our stockholders, and we maintain stock ownership guidelines to strengthen and reinforce the link our com-

pensation programs create between our executives and our stockholders.

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Flexible. We are committed to providing flexible benefits designed to allow our diverse global workforce to have reward opportunities that meet their varied needs so that they are inspired to perform their very best on behalf of patients and stockholders each day.

External Market Competitiveness and Peer Group

We consider market practices and trends when determining executive compensation levels and compensation program designs at Biogen. We do not target a specific market percentile or simply replicate the market practice. Instead, we review external market practices as a reference point to assist us in providing programs designed to attract, retain and inspire extraordinary talent. Our CMDC also uses a peer group and other market data to provide context for its executive compensation decision-making. Each year Pearl Meyer reviews the external market data and evaluates the composition of our peer group for appropriateness.

Our CMDC reviews the information provided from internal sources as well as the information provided by Pearl Meyer to select our peer group based on comparable companies that approximate (1) our scope of business, including revenue and market capitalization, (2) our global geographical reach, (3) our research-based business with multiple marketed products and (4) a comparable pool of talent for which we compete.

The peer group used for setting 2022 target compensation levels and making related compensation decisions for the NEOs consisted of the biotechnology and pharmaceutical companies listed below, as we compete with companies in both of these sectors for executive talent. This peer group was determined by the CMDC based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers are generally reflective of Biogen’s profile in terms of valuation, size, maturity, global scale and complexity. The assessment also included an examination of the broader marketplace to identify appropriate and relevant removals and/or additions to the peer group.

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Compensation Discussion and Analysis

Biotechnology Peers	Pharmaceutical Peers

Amgen Inc. BioMarin Pharmaceutical Inc. Gilead Sciences Inc. Incyte Corporation Moderna, Inc. Regeneron Pharmaceuticals, Inc. Seagen Inc. Vertex Pharmaceuticals Incorporated	AbbVie Inc. Bristol-Myers Squibb Company Eli Lilly and Company Jazz Pharmaceuticals plc Merck & Co, Inc.

For each of the companies in our peer group, when available, we analyze the company’s CD&A and other data publicly filed during the prior year to identify the executives at such companies whose positions are comparable to those held by our executive officers, including our CEO. We then compile and analyze the data for each comparable position. Our competitive analysis includes the structure and design of the executive compensation programs as well as the targeted value of the compensation under these programs.

For our executive officers, other than our CEO, we may supplement the data from our peer group with published compensation surveys. For 2022, consistent with past years, we used the Willis Towers Watson Pharmaceutical and Health Sciences Executive Compensation survey (which we refer to as the Willis Towers Watson survey). We chose the Willis Towers Watson survey because of the number of companies in our peer group that participate in it, the number of positions reported by the survey that continue to be comparable to our executive positions and the high standards under which we understand the survey is conducted (including data collection and analysis methodologies). All of the companies in our peer group are represented in a special cross-section of the Willis Towers Watson survey focused on our peer group other than BioMarin Pharmaceutical Inc., Incyte Corporation, Jazz Pharmaceuticals plc, Regeneron Pharmaceuticals, Inc. and Seagen Inc., none of which participated in the survey.

Compensation Elements

Our CMDC determines the elements of compensation we provide to our executive officers. The elements of our executive compensation programs and their objectives are as follows:

Element		Objective(s)
Base Salary	•

Provides a fixed level of compensation that is competitive with the external market and reflects each executive’s contributions, experience, skills, responsibilities, and potential to contribute to our future success.

Annual Bonus Plan	•	Aligns short-term compensation with the annual goals of the Company.
	•	Motivates and rewards the achievement of annual Company and individual performance goals that support short- and long-term value creation.
Long-term Incentives	•	Aligns executives’ interests with the long-term interests of our stockholders by linking the value of awards to increases in our stock price and the achievement of other key performance goals.
	•	Motivates and rewards the achievement of stock price growth and pre-established Company performance goals, including those with a longer-term focus.
	•	Promotes executive retention and stock ownership and focuses executives on enhancing long-term stockholder value.
Benefits	•	Promotes health and wellness.
	•	Provides financial protection in the event of disability or death.
	•	Provides tax-beneficial ways for executives to save towards their retirement and encourages savings through competitive employer matches to executives’ retirement savings.

Compensation Mix

Our CMDC determines the general mix of the elements of our executive compensation programs. It does not target a specific mix of value for the compensation elements within these programs in either the program design or pay decisions. Rather, our CMDC reviews the mix of compensation elements to ensure an appropriate level of performance-based compensation is apportioned to short-term compensation opportunities and even more to long-term compensation opportunities to ensure alignment with our business goals, performance, and stockholder interests.

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Compensation Discussion and Analysis

Additionally, our CMDC believes the greater the leadership responsibilities, the greater the potential impact an individual will have on Biogen’s future strategic direction. Therefore, for our executive officers, including our NEOs, a greater portion of their compensation is performance-based, with a particular emphasis on LTI awards.

The 2022 compensation mix for Mr. Viehbacher and our other NEOs was at-risk; approximately 95% of 2022 compensation was at-risk for Mr. Viehbacher and approximately 84% of 2022 compensation was at-risk for our other currently-employed NEOs (other than Mr. Viehbacher), assuming target level achievement of applicable Company and individual performance goals and with the grant date values of LTI awards measured assuming target performance was achieved.

Performance Goals and Target Setting Process

Early each year, our CMDC reviews and establishes the pay levels of each element of total compensation for our execu-

tive officers. Total compensation is comprised of base salary, annual cash bonus and LTI awards.

As part of this process, our CMDC reviews the mix of compensation elements to ensure that performance-based compensation is appropriately apportioned and aligns with our business goals and performance and the annual business plan approved by our Board of Directors. In addition, the total compensation opportunity and mix of compensation elements for our executive officers are evaluated based on qualitative factors, such as individual, strategic and leadership achievements. Our CMDC is aware of the risks associated with incentive compensation in general and specific factors, such as drug pricing, in particular, that may contribute to the achievement of particular performance goals. Our CMDC considers these risks carefully when designing our executive compensation programs and believes that the use and weighting of multiple metrics and the use of quantitative and qualitative metrics can mitigate these risks and create appropriate incentives to focus on achievement of the Company’s overall performance goals.

2023 Proxy Statement	-40-

Compensation Discussion and Analysis

A summary of the process our CMDC follows in setting compensation is described below:

Target Setting

Monitoring & Tracking

•   Our CMDC closely monitors progress against the performance goals throughout the year based on reports and analysis on progress towards milestones and other success measures and engages in dialogue with management on the level of progress.

Results & Awards:

           CMDC Actions

•   Reviews and discusses the performance of our executive officers against their respective performance goals.

•   Reviews and discusses the Company, team, and individual performance of each executive officer, other than our CEO, as assessed by our CEO.

•   Reviews and discusses our CEO’s recommended compensation levels for each executive officer, other than himself, in the context of such executive officer’s contributions to the Company and the other factors described above.

•   Approves the final compensation for each executive officer, other than our CEO, including base salary, annual cash bonus and LTI awards.

•   Reviews CEO goal progress and results, compensation and recommends the compensation of our CEO, including base salary, annual cash bonus and LTI awards, to our Board of Directors for approval.

•   Our CMDC and our CEO create an annual business plan that discusses potential goals for the upcoming year that are tied to the short- and longer-term strategic goals of the Company as well as individual goals for our executive officers.

•   The annual business plan for the year is approved by our Board of Directors. As part of the approval process, our Board of Directors considers many factors relevant to our business, reputation, and strategy, including pipeline and business development, pricing and patient access, market expectations and intellectual property risk.

•   Our CMDC ensures that the performance goals and targets under our compensation plans are aligned with the approved annual business plan.

•   Payout levels for each performance goal are recommended by management and approved by our CMDC.

•   The performance goals are then applied to the compensation opportunities for our executive officers, including NEOs, so that there is full alignment of executive incentive goals with the goals that have been established for the year.

•   Our CMDC also reviews base salaries, bonus and LTI planning ranges, plan designs, benefits and peer group and other broader market data.

2023 Proxy Statement	-41-

Compensation Discussion and Analysis

2022 Base Salary

For 2022 our Board of Directors reviewed the base salaries of chief executive officers in our peer group and considered Mr. Viehbacher’s compensation mix, capabilities, performance, future expected contributions and positioning relative to the peer group. Mr. Viehbacher’s annual base salary of $1.6 million reflects his new hire salary. See “2022 Chief Executive Officer Transition” section for more details.

Our CMDC undertook a similar review when approving the annual base salaries for our other NEOs, which positioned them, on average, below the market median compared to persons with comparable jobs within our peer group, given the overall emphasis on other performance-based pay elements.

The annual base salary of each of our NEOs in 2022, compared to 2021, is as follows:

Name	2022 Salary	2021 Salary		% Increase(1)

C. Viehbacher	$1,600,000	$	n/a	—

M. McDonnell	$905,229		$871,250	3.9%

S. Alexander	$885,261		$834,522	4.0%

G. Gregory	$663,680		$626,243	3.9%

N. Murphy	$615,000		$442,603	37.3%(2)

M. Vounatsos	$1,537,500		$1,537,500	—

C. Guindo	$643,970		$625,214	3.0%

(1)	Percentage increase reflects the annual merit increase.
(2)	Ms. Murphy’s annual merit increase was 5.0% and she also received an increase of 32.3% in February 2022 in connection with her promotion.

2022 Performance-Based Plans and Goal Setting

Our executive compensation programs place a significant emphasis on performance-based compensation.

We maintain a short-term incentive plan, known as our annual bonus plan, as well as an LTI plan.

For 2022, awards to our NEOs under our annual bonus plan were made under our 2022 Performance-Based Management Incentive Plan, and awards under our LTI plan were granted under our 2017 Omnibus Equity Plan.

Awards made under our annual bonus plan are directly tied to the achievement of our Company performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as individual performance goals.

In 2022, our CMDC determined that awards made under our LTI plan would incorporate a relative performance metric, comparing performance relative to a group of peer companies, as described below under “Long-Term Incentives”.

In setting our annual goals under our short- and long-term incentive plans, in addition to our internal forecasts, we consider analysts’ projections for our performance and the performance of companies in our peer group as well as broad economic and industry trends. We strive to establish challenging targets that result in payouts at or above target levels only when Company performance warrants it. Our CMDC is responsible for reviewing and approving our metrics, goals, targets, and levels of payout (e.g., threshold, target and maximum) for our executive incentive compensation plans and awards and for reviewing and determining actual performance results at the end of the applicable performance period.

In setting and approving the performance goals for our executive officers and for the Company under both the short- and long-term incentive plans, our CMDC also considers the alignment of such goals to our business plan, the degree of difficulty of attainment and the potential for the goals to encourage inappropriate risk-taking. Our CMDC has determined that the structures of our executive compensation programs do not put our patients, investors, or the Company at any material risk.

Annual Bonus Plan

Our annual bonus plan is a cash incentive plan that rewards near-term financial, strategic, and operational performance, as well as individual performance. Our CMDC reviews the annual target bonus opportunities for each executive officer by position each year to ensure such opportunities remain competitive.

After a review of our peer group and other market data, our CMDC approved an increase to Ms. Alexander’s 2022 target bonus opportunity to 80% of her annual base salary. Ms. Murphy’s bonus target was increased to 75% of her annual base salary in connection with her promotion to a member of the Executive Committee in 2022. The 2022 target bonus opportunities for our other NEOs were unchanged from their respective 2021 bonus targets, and the 2022 bonus target for Mr. Viehbacher was established in connection with his commencement of employment as our CEO, as described above.

2023 Proxy Statement	-42-

Compensation Discussion and Analysis

The target annual bonus opportunity as a percentage of year-end annual base salary for each of our NEOs in 2022 compared to 2021 was as follows:

Name	2022 Target	2021 Target

C. Viehbacher	150%	n/a

M. McDonnell	80%	80%

S. Alexander	80%	75%

G. Gregory	75%	75%

N. Murphy	75%(1)	n/a

M. Vounatsos	150%	150%

C. Guindo(2)	75%	75%

(1)	Ms. Murphy’s bonus target reflects her promotion in February 2022.
(2)	Mr. Guindo ceased to be employed by the Company during 2022 and did not receive a payout under our 2022 annual bonus plan.

2022 Annual Bonus Plan Design

Awards for our NEOs under our 2022 annual bonus plan were based on the achievement of Company performance goals and individual performance goals.

At the beginning of 2022 our CMDC set multiple Company performance goals for our 2022 annual bonus plan and a payout multiplier, which we refer to as the Company Multiplier, ranging from 0% to 150%. The Company Multiplier, subject to adjustment by our CMDC, was applied to each Company goal based on the determination of the level of achievement of each goal and application of the weighting assigned to each goal to determine the total Company Multiplier applied to the bonus calculation.

The Company Multiplier ranged from 0% to 150% as follows:

Performance Multipliers	Below Threshold	Threshold	Target	Max
Company	0%	50%	100%	150%

In addition, our 2022 annual bonus plan payouts were based on an assessment of each NEO’s individual perform-

ance, taking into account his or her achievement of pre-determined individual performance goals. Evaluating individual performance allows our CMDC (or our Board of Directors, in the case of our CEO) the discretion to increase or decrease each NEO’s bonus amount based on the NEO’s performance by applying an individual performance multiplier, ranging from 0% to 150%, which we refer to as the Individual Multiplier.

We determined the individual annual bonus payments for 2022 using the following calculation:

Our 2022 annual bonus plan provided that if the Company Multiplier was less than 50%, there would be no payout, regardless of individual performance, consistent with our pay-for-performance philosophy. Further, because the Individual Multiplier and the Company Multiplier each have a maximum of 150%, the combined multiplier result for each NEO could not exceed 225% of target.

2022 Company Performance Goals and Results

Company performance goals were established in the early part of 2022 with assigned weightings that reflected the Company’s focus on attaining both financial and strategic goals (Alzheimer’s disease leadership, pipeline performance and ESG goals).

The goals and weightings selected reflect the importance of linking reward opportunities to both near-term results and our progress in achieving longer-term goals.

The strategic performance goals selected in 2022 were designed to measure the achievement of our annual strategic priorities relating to our commercial opportunities and pipeline progress. Our financial performance goals were based on the Company’s annual operating plan and long-range plan approved by our Board of Directors.

2022 Annual Bonus Plan Company Performance Targets and Results Table

Our CMDC established the Company performance goals at the beginning of the year based on preliminary projections for 2022, based on certain assumptions regarding the impact of continued TECFIDERA generic entrants in the U.S. market, increased pressure from generic fumarates in several E.U. markets, competitive pressure in Europe and the U.S. with respect to SPINRAZA, class erosion for interferons and ongoing pricing pressures for anti-TNFs in Europe and the erosion of our anti-CD20 profit share with Genentech due to the ongoing impact of RITUXAN biosimilars. Financial targets for 2022 were set below the financial targets for 2021, primarily due to the continued impact of TECFIDERA generic entrants with deeply discounted prices both in the U.S. as well as new generic fumarate entrants in certain E.U. markets. and are tied directly to our performance based on pre-established financial and operating performance goals designed to drive execution of our strategic priorities. Given the rigorous business planning review that accompanies the goal setting process, our CMDC believes that the goals were stretch and appropriately difficult to attain.

2023 Proxy Statement	-43-

Compensation Discussion and Analysis

Our CMDC is committed to ensuring that award payouts are reflective of our performance outcomes, aligned with stockholder value and hold the members of our Executive Committee, which includes all of our NEOs, accountable for the Company’s business performance compared to original goals.

Company Goals	Weight	Results		Company Multiplier
FINANCIAL PERFORMANCE
Revenue Threshold $9,509M Target $10,009M Max $10,409M	33%	$10,326M	(1)	139.6%
Non-GAAP diluted EPS Threshold $13.75 Target $16.00 Max $17.55	33%	17.74	(1)	150.0%
ALZHEIMER’S DISEASE LEADERSHIP
Execute on Critical Alzheimer’s Disease Initiatives • Achievement of Lecanemab Accelerated Approval	10%	At Goal	(2)	100.0%
PIPELINE DEVELOPMENT
Build and Advance Total Pipeline • Initial major market filings • Pivotal Study initiations • Research to Development transitions • Other asset advancements	19%	Above Goal	(3)	110.0%
ENVIRONMENTAL, SOCIAL, GOVERNANCE
Execute on Critical ESG Strategy to Drive our Healthy Climates, Healthy Lives and DE&I Initiatives • Clinical trial recruitment strategy • Environmental initiatives • Enterprise-wide DE&I and employee engagement advancements	5%	Above Goal	(4)	125.0%
Company Multiplier				132.7%*
Overall Annual Bonus Plan Multiplier - Rounded to the Nearest Whole Percent				133.0%
*	Numbers may not recalculate due to rounding.

Notes to 2022 Annual Bonus Plan Company Performance Targets and Results Table

(1)

These financial measures were based on our publicly reported revenue of $10.2 billion and our publicly announced Non-GAAP diluted EPS of $17.67, as adjusted as follows: for purposes of our 2022 annual bonus plan, revenue was adjusted to neutralize the effects of foreign exchange rate fluctuations. Non-GAAP diluted EPS was further adjusted to add $0.07 related to share repurchases in 2022 under our 2020 Share Repurchase Program, this adjustment was made to account for lower than forecasted share purchases during 2022.

(2)

Our Alzheimer’s disease leadership target was achieved. Part of these goals included the accelerated approval of LEQEMBI and other activities critical to the success of our Alzheimer’s disease business.

(3)

The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development. In addition, the Company exceeded its goals with regards to our pipeline (included in these goals were objectives relating to zuranolone and QALSODY).

(4)

We exceeded our key ESG goals. The Company met goals measuring health equity and access by recruiting diverse and representative clinical trial participants and executing country specific DE&I strategies to support recruitment in clinical trials. We exceeded goals focused on reducing the environmental impact of our operations.

2023 Proxy Statement	-44-

Compensation Discussion and Analysis

Further detail on the Company’s achievement of performance goals is below.

1.	We exceeded our financial performance goals while navigating a number of headwinds

Despite increased competition we exceeded our 2022 revenue and non-GAAP EPS goals, while maintaining a strategic and disciplined approach to capital allocation, aligning our cost base with revenue, and advancing our environmental sustainability, social responsibility, and corporate governance goals

2.	We progressed our Alzheimer’s disease leadership

LEQEMBI We are positioned to lead in the treatment of Alzheimer’s disease with the LEQEMBI accelerated approval along with pipeline advancements.

•

On January 6, 2023, LEQEMBI, which is co-developed with Eisai, received accelerated approval from the FDA. The FDA has accepted Eisai’s supplemental BLA for LEQEMBI supporting the conversion of the accelerated approval of LEQEMBI to traditional approval. LEQEMBI has been granted Priority Review with a PDUFA action date of July 6, 2023.

•	Our collaboration partner Eisai has submitted filings for lecanemab in the E.U., Japan and China.
•	Together with Eisai, we are advancing clinical studies to enhance patience experience and potential outcomes.

3.	We have progressed our pipeline and exceeded our development goals

Develop and Expand Portfolio - We have made progress on our key clinical studies and regulatory filings in 2022.

Depression

•

Together with our collaboration partner Sage, we completed the rolling NDA submission to the FDA for zuranolone in the potential treatment of MDD and PPD. The NDA was granted Priority Review by the FDA and has a PDUFA action date of August 5, 2023. The submission included data from the LANDSCAPE and NEST development programs for zuanolone.

ALS

•

We completed an NDA submission under the accelerated approval pathway for tofersen for the treatment of a genetic form of ALS. In April 2023 the FDA granted accelerated approval for QALSODY as the first treatment for the SOD1 mutation of ALS.

4.	We have exceeded our ESG goals while also advancing our employee imperatives.

People and ESG We successfully delivered on our environmental, social and governance goals.

•

Advanced our recruitment strategy of achieving diversity in clinical trials by having the race and ethnicity of the participants in our U.S. trials more appropriately represent the epidemiology of the disease being studied. Our approach to providing equitable access is focused on helping people who are underrepresented or underserved gain access to quality health care at every stage of the patient journey.

•	To support our environmental initiatives, we established a company-wide environmental goal to increase employee engagement and advancement of our environmental objectives.
•

To drive the Company’s diversity, equity and inclusion (DE&I) and employee engagement activities enterprise-wide and to actively communicate our culture of inclusion to all employees, we established DE&I, employee growth and workforce engagement goals.

2023 Annual Bonus Plan Goals

Our 2023 Company performance goals established at the beginning of the year, and approved by our CMDC, are designed to drive Company performance aligned with stockholder expectations. The key elements tied to the performance goals include financial performance, pipeline performance, maximizing our near-term growth potential and our commitment to ESG initiatives.

2022 Individual Performance Goals and Results

The Individual Multiplier reflects each named executive officer’s overall individual performance rating that is determined as part of our performance assessment process. Each NEO’s Individual Multiplier, other than Mr. Vounatsos, is based on a subjective evaluation of his or her overall performance and consideration of the achievement of individual goals established at the beginning of the year. Goals may be both quantitative and qualitative. For 2022 Mr. Viehbacher recommended to our CMDC an Individual Multiplier for each actively employed NEO (other than himself) based on his assessment of their individual contributions for the year. In addition, our CMDC reviews on a qualitative basis each NEO’s other contributions to the Company and our business, leadership competencies and relative performance among all of our executive officers in determining Individual Multipliers. In its evaluation, our CMDC assigned Individual Multipliers to our actively employed NEOs, other than Mr. Viehbacher and

2023 Proxy Statement	-45-

Compensation Discussion and Analysis

Mr. Vounatsos, of between 115% and 125% based on the accomplishments listed below. Our CMDC recommended, and our Board of Directors approved, a prorated 2022 bonus for Mr. Viehbacher per the Company’s contractual obligation. Mr. Vounatsos was eligible for a prorated annual bonus for 2022 as per his Letter Agreement. Mr. Guindo ceased to be employed by the Company during 2022 and did not receive a payout under our 2022 annual bonus plan.

Michael McDonnell

•	Exceeded financial objectives approved by our CMDC and contained in the Company’s 2022 annual operating plan.
•	Improved working capital management and cash flow as compared to targets.
•	Successfully cultivated internal talent.
•	Contributed to interactions with investors that led to transparent and productive dialogue.
•	Prudently allocated capital to support the Company’s objectives while managing liquidity and shaping our capital strategy.
•	Continued to improve processes while focusing on areas that increase Company agility and mitigate risk.
•	Supported our Board of Directors, the CEO and executive team.

Susan H. Alexander

•	Supported our Board of Directors, the CEO and our executive team.
•	Led our compliance with SEC disclosure requirements.
•	Provided strategic legal advice to support patent protection and appeals, regulatory issues and filing of therapeutic applications to regulatory bodies.
•	Partnered with many internal functions to support lecanemab initiatives before and after approval.
•	Provided transaction and litigation support, including supporting key business development and regulatory matters.

Ginger Gregory

•	Partnered with the business in executing the Company’s 2022 annual operating plan.
•	Supported initiatives to align cost base with revenue including the substantial elimination of ADUHELM infrastructure.
•	Advanced functional and regional DE&I strategies.
•	Continued to build and execute on our employee engagement and well-being strategies.
•	Helped develop people managers to lead through challenging operational times.
•	Implemented flexible work policies for global locations.

Nicole Murphy

•	Worked to stabilize our supply chain through global materials shortages.
•	Met financial commitments focused on operational expenditure, working capital and cost of goods.
•	Oversaw regulatory and partner inspections to improve operational performance and quality.
•	Partnered with research and development to advance our pipeline and patient access to medicines.
•	Executed global strategies focused on reducing the environmental impact of our manufacturing operations.
•	Focused on developing and retaining key talent, advancing DE&I initiatives and making improvements to employee well-being.

2022 Annual Bonus Plan Awards

Our CMDC, except with respect to Mr. Viehbacher and Mr. Vounatsos whose final bonus determinations were made by our Board of Directors, determined that the final bonus awards under our 2022 annual bonus plan were as follows:

Name	Year-end Salary (A) x	Target Bonus% (B) x	Company Multiplier (C) x	Individual Multiplier (D) =	Bonus Award (E)

C. Viehbacher	$1,600,000	150%	100%	100%	$315,616	(1)

M. McDonnell	$905,229	80%	133%	115%	$1,107,638

S. Alexander	$885,261	80%	133%	125%	$1,177,397

G. Gregory	$663,680	75%	133%	125%	$827,526

N. Murphy	$615,000	75%	133%	125%	$729,572

M. Vounatsos	$1,537,500	150%	133%	100%	$2,941,259	(2)

C. Guindo	$643,970	75%	n/a	n/a	—	(3)

Notes to the 2022 Annual Bonus Plan Awards Table

2023 Proxy Statement	-46-

Compensation Discussion and Analysis

(1)	Our CMDC recommended, and our Board of Directors approved, a prorated 2022 bonus for Mr. Viehbacher which was equal to his prorated target bonus and utilized a 100% Company Multiplier.
(2)	Mr. Vounatsos was eligible for a prorated annual bonus using a 100% individual multiplier for 2022 as per his Letter Agreement.
(3)	Mr. Guindo ceased to be employed by the Company during 2022 and did not receive a payout under our 2022 annual bonus plan.

Long-Term Incentives

Below is a summary of the types of annual LTI awards granted to our NEOs (with the exception of Mr. Viehbacher) for 2022.

Terms	Performance Stock Units (PSUs)	Restricted Stock Units (RSUs)
Proportion of Annual Target Grant	50%	50%
Settlement	100% Stock-Settled	100% Stock-Settled
Performance Period(s)	3 years (2022-2024)	n/a
Metrics & Weightings	Relative Total Stockholder Return: 100%	n/a
Threshold / Maximum Payout (% of Target Award)	25% / 200%	n/a
Vesting	3-Year Cliff Vesting	Annual Ratable Vesting over 3 years (1/3 per year)

All annual LTI awards granted to our executive officers are variable and designed to reward long-term Company performance.

Our LTI program for our executive officers for 2022 consisted of PSUs and RSUs, with the annual LTI total target grant date value of awards being split evenly between PSUs and RSUs (assuming target performance). The PSUs granted to our executive officers are performance-based and settled in shares of our common stock. The RSUs granted to our executive officers are time-based and settled in shares of our common stock. The performance conditions applicable to these PSUs are described in further detail below.

Our annual LTI target grant values are determined based on an executive’s individual performance, potential future contributions and market competitiveness as well as other factors. In determining the LTI target grant value for a year, our CMDC reviews LTI awards made by companies in our peer group and, in certain circumstances, the broader market, and reviews the total compensation level of our executive officers against that of companies in our peer group and, in certain circumstances, the broader market. In general, we place a heavier weight on LTI awards in our executive compensation program in order to better align the interests of our executives with those of our stockholders. On average, target LTI grant values for our NEOs position their total compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

We have an established annual LTI grant practice where LTI grants are made following the completion of our internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group and the broader market, including the data from the Willis Towers Watson survey described above. Since 2004 we have made our annual LTI grants in February of each year generally following our annual earnings release.

From time to time, we also grant time-based RSUs to recognize extraordinary contributions to the Company or for transition or retention purposes.

In 2022 the annual and new hire LTI grant values for our NEOs (assuming target performance) were as follows:

Name	LTI Grant Value

C. Viehbacher	$30,000,000(1)

M. McDonnell	$4,300,000

S. Alexander	$3,400,000

G. Gregory	$2,850,000

N. Murphy	$3,000,000

M. Vounatsos	$12,500,000(2)

C. Guindo	$4,000,000(3)

Notes to the 2022 LTI Awards Table

(1)	Mr. Viehbacher’s 2022 LTI grant was established in connection with his hiring as our CEO, as described above, and he is not eligible for any 2023 equity grants.

2023 Proxy Statement	-47-

Compensation Discussion and Analysis

(2)	Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022.
(3)	Mr. Guindo ceased to be employed by the Company during 2022.

The actual value that will be realized from annual PSU awards depends on the degree of achievement of performance goals, with 100% of the PSUs (based on the grant date target value) settled in shares of our common stock based upon achievement of a cumulative three-year rTSR metric. The actual value that will be realized from RSU awards depends on the closing stock price on each of the dates such awards vest. If the vesting price is higher than the grant price, the value of shares that vest will be increased and in contrast, if the vesting price is lower than the grant price, the value of shares that vest will be decreased. Our common stock price is influenced by the Company’s performance as well as external market factors.

2022 PSUs

PSUs comprised 50% of our NEO’s target annual LTI awards for 2022. PSUs are performance-based RSUs that have three-year cliff vesting in furtherance of the Company’s long-term pay-for-performance philosophy and to encourage employee retention. PSUs align executive compensation to Company goals through measuring performance against an rTSR metric. We believe measuring rTSR is critical to see how we perform in comparison to our peer group. The actual value (if any) of PSUs will not be realized by our NEOs until the three-year period ends and then only if the applicable performance goals are achieved.

For our 2022 PSU awards, 100% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of an rTSR metric over a three-year performance period (2022 to 2024) (the 2022 Stock-Settled PSUs) and continued employment through the vesting date. Our 2022 PSU awards are scheduled to vest in February 2025.

For our 2022 PSU awards, the number of PSUs earned at the end of the three-year performance period will be determined as follows:

In designing our 2022 PSU LTI program, our CMDC balanced driving long-term performance and investing for the future with achieving key performance goals along the way. Equity settled awards encourage our executives to continue to deliver results over a longer period of time and also serve as a retention tool. Our CMDC determined that delivering a substantial portion of compensation in the form of equity awards with longer-term goals would further align our executive officers’ interests with those of Biogen’s stockholders in creating long-term stockholder value.

2022 CEO Awards

As discussed above under “Mr. Viehbacher’s One-Time Sign-On Award”, our Board of Directors granted Mr. Viehbacher PSUs and stock options in 2022 in order to incentivize him to commence employment with Biogen. Fifty percent (50%) of the PSUs granted to Mr. Viehbacher are subject to attainment of three-year compounded annual stock price growth targets and 50% are subject to our total stockholder return performance versus the total stockholder return of our peers, and the stock options granted to him are subject to annual ratable vesting over three years. These sign-on awards are in lieu of any other equity grants to Mr. Viehbacher in 2023, and he is next eligible for grants in 2024. Mr. Viehbacher also received a matching grant of RSUs based on his purchase of $2.0 million of Biogen stock. These RSUs are eligible to vest three years from the date of grant, generally subject to Mr. Viehbacher’s continued employment.

2021 PSUs

For our 2021 PSU awards, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of pipeline performance goals over a three-year performance period (2021 to 2023) (the 2021 Stock-Settled PSUs) and continued employment through the vesting date. The remaining 40% of the PSUs will be settled in cash based on the achievement of three one-year financial goals (2021, 2022 and 2023) (the 2021 Cash-Settled PSUs) and continued employment through the vesting date. Our 2021 PSU awards are scheduled to vest in February 2024.

For our 2021 PSU awards, the number of PSUs earned at the end of the three-year performance period will be determined as follows:

2023 Proxy Statement	-48-

Compensation Discussion and Analysis

2020 PSUs

For our 2020 PSU awards, 60% of the PSUs (based on the grant date target value) will be settled in shares of our common stock based on achievement of financial and pipeline milestone performance goals over a three-year performance period (2020 to 2022) (the 2020 Stock-Settled PSUs) and continued employment through the vesting date. The remaining 40% of the PSUs will be settled in cash based on the achievement of three one-year financial goals (2020, 2021 and 2022) (the 2020 Cash-Settled PSUs) and continued employment through the vesting date. Our 2020 PSU awards vested on February 12, 2023. The performance metrics and weightings, and the degree to which we achieved the performance goals, for the 2020 Stock-Settled PSUs and the 2020 Cash-Settled PSUs are described in further detail below.

2022 PSU Awards

The performance metric for the 2022 PSUs is a three-year cumulative rTSR metric and the 2022 PSUs will vest on the third anniversary of the date of grant, with the number of PSUs earned based on this cumulative rTSR metric. This program design drives our long-term business strategy, is reflective of competitive market practices and strengthens alignment with stockholder interests. We believe measuring rTSR return is critical to see how we perform in comparison to our peer group. The actual value (if any) of PSUs will not be realized by our NEOs until the three-year period ends and then only if the applicable performance goals are achieved. The table below outlines a summary of PSU awards granted to our NEOs, other than Mr. Viehbacher, in 2022.

Elements	Description

Relative TSR Comparison Group	Peer group used for executive compensation benchmarking (see page 38)
Performance Period	3 years: 2022-2024

		Threshold	Target	Maximum

	Goal	25th Percentile	55th Percentile	75th Percentile

	Payout	50% of Target	100% of Target	200% of Target

Performance Goals & Payouts	There is no payout for performance below threshold and payouts are capped at 200% of target. Payouts are interpolated for performance between threshold, target and maximum.

Absolute TSR Cap	In the event our absolute TSR performance over the 2022-2024 period is negative, any payouts under this program will capped at target, irrespective of relative TSR performance.

2023 Proxy Statement	-49-

Compensation Discussion and Analysis

2021 PSU Awards Table

Set forth below is a summary of the performance metrics and weightings that our CMDC established for our 2021 PSU awards and the degree to which we achieved the performance goals for the 2022 tranche of the 2021 Cash-Settled PSUs.

Based on our overall performance the multiplier for the 2022 (i.e., second) tranche of the 2021 Cash-Settled PSUs and the 2022 (i.e., third) tranche of the 2020 Cash-Settled PSUs and, therefore, the multiplier for the 2022 tranche of the 2021 Cash-Settled PSUs and the 2020 Cash-Settled PSUs was 120% for our NEOs.

Percentage of PSU Award	Percentage of PSU Target Value / Total LTI Target Value	Performance Metrics	Performance Metrics Weight	Performance Period	Target Performance	Actual Performance
Stock- Settled: 60%	60% / 30%	Pipeline Milestone Performance	60%	2021-2023	Specific goals are not disclosed for competitive reasons(5)
Cash- Settled: 40%	40% / 20%	Adjusted Free Cash Flow Revenue	28% 12%	2021 2022 2023 2021 2022 2023	$ 3.1B $ 2.0B Target set at beginning of 2023 $ 10.5B to $ 10.6B $ 10.0B Target set at beginning of 2023	$ 3.4B(1) $ 2.1B(2) TBD $ 11.1B(3) $ 10.3B(4) TBD

Notes to the 2021 PSU Awards Table

(1)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $105.0 million related to an upfront payment made in connection with entering into a collaboration and license agreement with InnoCare Pharma Limited, $43.0 million related to a milestone payment associated with the FDA approval of ADUHELM in the U.S. and $12.0 million related to other commercial milestone payments, partially offset by the subtraction of $116.0 million from the ADUHELM sales impact on working capital, $62.0 million related to the Italy rebate impact and $2.0 million related to share repurchases in 2021 under our 2020 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(2)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $1.0 million related to share repurchases in 2022 under our 2020 Share Repurchase Program and $917.0 million related to total net payments for a litigation settlement agreement and settlement fees and expenses. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(3)	This financial measure was based on our publicly reported revenue of $11.0 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.

(4)	This financial result was based on our publicly reported revenue of $10.2 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.

(5)	These goals include completing activities critical to advancing therapies through our pipeline including but not limited to milestones associated with lecanemab, zuranalone and QALSODY.

The 2021 Stock-Settled PSUs metric, which was approved by our CMDC, was the achievement of a pipeline milestone performance for the three-year period of 2021 through 2023.

Pipeline milestone performance over the three-year period of 2021 through 2023 was selected to drive our long-term strategic direction and stockholder value creation through our pipeline progress and development.

The 2021 Cash-Settled PSUs financial metrics are adjusted free cash flow and revenue. At the beginning of each year during the performance period for our 2021 Cash-Settled PSU awards, our CMDC will approve the targets for each of these financial metrics for such year. When making these grants in 2021, our CMDC decided that because of the nature of our business, in which operating metrics can potentially be impacted positively or negatively by events outside of the control of executives, the design of the PSU program would be based, in part, on the use of three one-year financial goals.

2023 Proxy Statement	-50-

Compensation Discussion and Analysis

•

Our CMDC views free cash flow as a critical measure to align the interests of management with those of our stockholders as it reflects the net cash flow available to the Company to pursue opportunities and investments that enhance stockholder value. As such, a cash flow performance goal encourages management to optimize capital expenditures, invest prudently in high return projects and optimize working capital.

•	We selected revenue as a performance measure to further reinforce the importance of achieving and exceeding our revenue goal and to provide an additional incentive
(outside our annual bonus plan) to achieve such goal with the imposition of longer-term vesting requirements to encourage retention.

In order to further motivate our executives to drive the organization toward the achievement and potential over-achievement of these goals, we provide for a maximum payout opportunity of 200% for our PSU awards. Participants may ultimately earn between 0% and 200% of the target number of PSUs granted based on the degree of actual performance goal achievement, generally subject to continued service with the Company.

2020 PSU Award Payout

Set forth below is a summary of the performance metrics and weightings that our CMDC established for our 2020 PSU awards and the degree to which we achieved the performance goals for the 2020 Stock-Settled PSUs and the 2020 Cash-Settled PSUs.

2020 Stock-Settled PSUs

			Performance Target

Performance Metrics	Performance Period	Threshold	Target	Max	Results	Weight	Payout
Pipeline Milestone Performance	2020-2022	Specific goals are not disclosed for competitive reasons			Above Goal(1)	30%	197.0%
2020 Stock-Settled PSU Multiplier							197.0%

Notes to the 2020 Stock-Settled PSUs Table

(1)

The Company continued to expand and re-shape its pipeline of pre-clinical and clinical stage programs through the advancement of internal programs, external business development activities, and exceeding expectations with respect to the level of confidence and momentum of its clinical stage portfolio. Some achievements which drove this payout included milestones associated with VUMERITY, zuranolone and QALSODY. Specific details are not disclosed for competitive reasons.

2020 Cash-Settled PSUs

			Performance Target

Performance Metrics	Performance Period	Threshold	Target	Max	Results	Weight	Multiplier
Adjusted Free Cash Flow	2020	$5.7B	$6.3B	$7.0B	$6.3B(1)	28%	104.5%
Revenue	2020	$13.3B	$14.1B	$15.0B	$13.9B(2)	12%	90.9%
2020 Tranche of 2020 Cash-Settled PSU Multiplier							90.0	%*(7)
Adjusted Free Cash Flow	2021	$2.8B	$3.1B	$3.4B	$3.4B(3)	28%	160.9%
Revenue	2021	$10.1B	$10.5B to 10.6B	$11.3B	$11.1B(4)	12%	140.5%
2021 Tranche of 2020 Cash-Settled PSU Multiplier							155.0	%*(8)
Adjusted Free Cash Flow	2022	$1.6B	$2.0B	$2.3B	$2.1B(5)	28%	111.3%
Revenue	2022	$9.5B	$10.0B	$10.5B	$10.3B(6)	12%	139.6%
2022 Tranche of 2020 Cash-Settled PSU Multiplier							120.0	%*(9)

* Numbers may not recalculate due to rounding.

Notes to the 2020 Cash-Settled PSUs Table

2023 Proxy Statement	-51-

Compensation Discussion and Analysis

(1)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to exclude the adverse impact of multiple TECFIDERA generic entrants that entered the U.S. market in 2020, the addition of $177.0 million related to a one-time license payment from a contract manufacturing customer and $52.0 million related to share repurchases in 2020 under our 2020 Share Repurchase Program, our December 2019 Share Repurchase Program and our March 2019 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(2)

This financial measure was based on our publicly reported revenue of $13.4 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations and exclude the adverse impact of multiple TECFIDERA generic entrants that entered the U.S. market in 2020.

(3)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $105.0 million related to an upfront payment made in connection with entering into a collaboration and license agreement with InnoCare, $43.0 million related to a milestone payment associated with the FDA approval of ADUHELM in the U.S. and $12.0 million related to other commercial milestone payments, partially offset by the subtraction of $116.0 million from the ADUHELM sales impact on working capital, $62.0 million related to the Italy rebate impact and $2.0 million related to share repurchases in 2021 under our 2020 Share Repurchase Program. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(4)	This financial measure was based on our publicly reported revenue of $11.0 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.
(5)

This financial measure was based on our Non-GAAP free cash flow, as adjusted to add $1.0 million related to share repurchases in 2022 under our 2020 Share Repurchase Program and $917.0 million related to total net payments for a litigation settlement agreement and settlement fees and expenses. These items were either not originally contemplated or their magnitude or timing was uncertain at the time the Company performance goals were originally established.

(6)	This financial measure was based on our publicly reported revenue of $10.2 billion, as adjusted to neutralize the effects of foreign exchange rate fluctuations.
(7)

Notwithstanding the attainment of these performance metrics and the strength of management’s performance, our CMDC believed it was important to hold the members of our Executive Committee, which includes all of our NEOs, accountable for the Company’s overall financial results and business performance. As a result, our CMDC exercised its discretion and decreased the multiplier for the 2020 tranche of the 2019 Cash-Settled PSUs for the members of our Executive Committee, including all of our NEOs, by 10%, which resulted in a multiplier for our NEOs of 90%.

(8)

We utilized the same performance metrics for the 2021 (i.e., second) tranche of the 2020 Cash-Settled PSUs and the 2021 (i.e., third) tranche of the 2019 Cash-Settled PSUs and, therefore, the multiplier for the 2021 tranche of the 2020 Cash-Settled PSUs and the 2019 Cash-Settled PSUs for the NEOs was also 155% for our NEOs.

(9)

We utilized the same performance metrics for the 2022 (i.e., third) tranche of the 2020 Cash-Settled PSUs and the 2022 (i.e., second) tranche of the 2021 Cash-Settled PSUs and, therefore, the multiplier for the 2022 tranche of the 2021 Cash-Settled PSUs and the 2020 Cash-Settled PSUs for the NEOs was also 120% for our NEOs.

2020 PSU Payout

The final payouts under our 2020 Stock-Settled PSUs and 2020 Cash-Settled PSUs were as follows:

Name	Target 2020 Stock- Settled PSU Award at Grant (#)	Actual 2020 Stock-Settled PSU Award Earned (#)		Target 2020 Cash-Settled PSU Award at Grant ($)	Actual 2020 Cash-Settled PSU Award Earned ($)
C. Viehbacher	—	—		—	—
M. McDonnell	—	—		—	—
G. Gregory	2,260	4,452		$500,000	527,582
S. Alexander	2,895	5,703		$640,000	676,566
N. Murphy	680	1,340		$150,000	162,009
M. Vounatsos	11,305	20,462	(1)	$2,500,000	2,425,098	(1)
C. Guindo	3,435	—	(2)	$760,000	—	(2)

Notes to the 2020 PSU Payout

(1)	Mr. Vounatsos’ 2020 PSUs were prorated based on the Letter Agreement, as described above under “Mr. Vounatsos’ Transition Arrangement.”
(2)	Mr. Guindo’s 2020 PSUs were cancelled upon his separation from the Company in 2022.

2023 Proxy Statement	-52-

Compensation Discussion and Analysis

2022 MSUs

There were no MSUs awarded for 2022.

2021 MSUs

MSUs comprised 50% of our executives’ target LTI for 2021. MSUs are performance-based RSUs that are earned based on our common stock price performance from the date of grant to each of the three annual vesting dates. Each annual tranche is assessed against our stock price on the original grant date, such that the awards vesting in 2022, 2023 and 2024 will be assessed against the 2021 grant date stock price, thereby aligning long-term executive interests with those of our stockholders. On each vesting date, the performance multiplier is determined based on the stock price growth measured from the grant date to such vesting date using the average closing stock price for the 30 calendar days following and including the grant date and 30 calendar days prior to and including such vesting date for MSUs granted in 2021.

Participants may ultimately earn between 0% and 200% of the target number of MSUs awarded based on our actual stock performance. The maximum payout percentage of MSUs granted in 2021 is consistent with those granted in 2020 (200%). Once the performance multiplier is determined, it is applied to the target number of MSUs granted to each executive and can increase or decrease the overall number of MSUs earned based on our stock price performance.

MSU Illustration

The three-year vesting period ties executive compensation directly to our common stock price performance, as both the MSUs earned, and the value actually received in respect of MSUs are dependent on the performance of our common stock over the three-year vesting period. On each vesting date, the earned MSUs are settled in shares of our common stock. MSUs directly align long-term interests of our execu-

tives with stockholders, as the payout is directly tied to stock price performance.

The following table shows the vesting date, performance period and performance multiplier applied for MSUs vesting in 2022 and 2023:

Grant Date	Vesting Date	Performance Period	Performance Multiplier

2/2021	2/2023	2 years	106%
	2/2022	1 year	82%

2/2020	2/2023	3 years	90%
	2/2022	2 years	70%

Retirement Plans

We maintain a tax-qualified 401(k) plan, as well as a Supplemental Savings Plan (SSP), which is a non-qualified deferred compensation plan covering our executive officers and other eligible employees in the U.S. We offer the SSP as part of the retirement savings component of our benefits program. We designed the SSP to be competitive with the non-qualified deferred compensation plans offered by companies in our peer group the time it was adopted. Details of the SSP are discussed under the heading “2022 Non-Qualified Deferred Compensation” below.

Other Benefits

In addition to eligibility for the benefit programs generally provided to all employees, such as our employee stock purchase plan, 401(k) plan and medical, dental, vision, life and disability insurance, we provide certain supplemental benefits to our executives. These benefits include:

Life Insurance

All of our U.S. executives, including our NEOs, receive Company-paid term life insurance equal to three times their annual base salary, up to a maximum benefit amount. In 2022 the maximum benefit amount for the CEO was $1.5 million and was $2.25 million for the other NEOs. Employees who are not executives receive Company-paid term life insurance equal to two times their annual base salary. The additional value of Company-provided life insurance for our executive officers reflects competitive practices and is consistent with our philosophy to provide appropriate levels of financial security for our employees based on their positions within the Company. The cost of Company-paid life insurance in excess of a $50,000 insurance level is taxable income to U.S. employees and is not grossed up by the Company.

2023 Proxy Statement	-53-

Compensation Discussion and Analysis

Executive Physicals, Tax Preparation, Financial and Estate Planning

Our executive officers are eligible for reimbursement of expenses incurred for tax preparation and financial and estate planning services as well as the purchase of tax preparation and financial planning software, subject to annual expense limits of $7,500 for Executive Vice Presidents and CEO. Such reimbursements are taxable income to our executives and are not grossed up.

All of our executive officers, including our CEO, are eligible for reimbursement for the cost of their executive physicals, subject to the annual expense limits noted above of $7,500 for our Executive Vice Presidents and CEO. This benefit provides our executives with additional flexibility to proactively manage their health and wellness.

Relocation Expenses

Under our Executive Relocation Policy, we will, in certain circumstances, provide relocation benefits when employees first join us. Ms. Murphy was eligible for benefits under this policy during 2022.

Post-Termination Compensation and Benefits

We provide severance benefits to all of our executive officers if their employment is terminated without cause or in certain other circumstances. The terms of these arrangements and the amounts payable under them are described below for each NEO under the heading “Potential Payments Upon Termination or Change in Control.” We provide these benefits because we believe that severance protection is necessary to help our executives maintain their focus on the best interests of the Company when providing advice to the Company and when making strategic decisions about a potential corporate transaction or change in control, and further encourages effective leadership in the closing and integration of significant transactions affecting the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers to strengthen and reinforce the link our compensation programs create between our executives and our stockholders. A summary of our stock ownership guidelines is set forth below.

Level	Number of Shares Equal in Value to:

CEO	6x base salary

Executive Vice Presidents	3x base salary

Executive officers have five years from their initial appointment to meet this requirement. In the event the requirement is not met within that time, 100% of vested shares received in respect of LTI awards are required to be held until the requirement is satisfied. Only stock owned outright and underlying vested or earned performance-based equity awards is credited toward the stock ownership requirement. Shares underlying unvested or unearned performance-based equity awards are not included in the calculation. All of our executive officers currently meet the stock ownership requirement or are still within the five-year period to meet such requirement.

Recoupment of Compensation

We may recover compensation from our employees, including our executive officers, who engage in detrimental or competitive activity. Detrimental activity includes any action or failure to act that constitutes financial malfeasance that is materially injurious to the Company, violates our Code of Business Conduct (Values in Action), results in a restatement of our earnings or financial results or results in a violation or breach of law or contract. Competitive activity includes any action or failure to act that violates non-disclosure, non-competition and/or non-solicitation agreements. Our 2022 Performance-Based Management Incentive Plan allows for the forfeiture and/or repayment of cash-based awards, and our 2008 Omnibus Equity Plan and our 2017 Omnibus Equity Plan each allow for the cancellation of LTI awards in these circumstances as well as the forfeiture of stock or cash acquired upon vesting or sale of LTI awards. In addition, cash sign-on bonuses paid to our NEOs may be subject to repayment if the NEO voluntarily resigns from the Company or if his or her employment is terminated by the Company in certain circumstances. We intend to comply with the final rules issued under the Dodd-Frank Wall Street Report and Consumer Protection Act of 2010 with respect to clawback policies when finalized.

Insider Trading, Hedging and Pledging Policy Prohibitions

We maintain a Global Insider Trading and Information Policy that prohibits our employees, officers, temporary staff and directors, members of their immediate family and family trusts (or similar entities) controlled by or benefitting such persons from, among other things, engaging in hedging or derivative or similar transactions with respect to the Company’s equity securities, including, purchases or sales of puts and calls, options, forward contracts, put and call collars, equity or performance swap or exchange fund agreements, or any similar agreements or arrangements,

2023 Proxy Statement	-54-

Compensation Discussion and Analysis

purchasing Company stock on margin, borrowing against any account in which Company securities are held, pledging Company securities as collateral for a loan or engaging in short sales of the Company’s securities. No categories of hedging transactions are specifically permitted by our Global Insider Trading and Information Policy and those that are specifically prohibited are noted above.

Tax-Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the amount a company may deduct for compensation in excess of $1.0 million paid to certain “covered employees,” subject to certain transition relief applicable to certain arrangements in place as of November 2, 2017, and not materially modified after such date. Our CMDC regularly reviews the provisions of our plans and programs, works with its independent compensation consultant and reviews and considers, among other things, the tax deductibility of compensation payments. Our CMDC, however, believes that compensation programs that attract, retain and reward executive talent and achievement are necessary for our success and, therefore, are in the best interests of the Company and our stockholders without regard to the potential deductibility of the compensation payable under such programs. Consequently, our CMDC will pay or provide, and has paid or provided, compensation that is not tax deductible in whole or in part.

Compensation Committee Report

The CMDC furnishes the following report:

The CMDC has reviewed and discussed the CD&A with Biogen management. Based on this review and discussion, the CMDC recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Submitted by,

William D. Jones (Chair)

Maria C. Freire

William A. Hawkins

Richard C. Mulligan

2023 Proxy Statement	-55-

Executive Compensation Tables

Summary Compensation Table

The following table shows the compensation paid to or earned by our NEOs during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, for the year(s) in which they were a named executive officer.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus(1) (d)	Stock Awards(2) (e)	Option Awards(3) (f)	Non-Equity Incentive Plan Compensation(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) (h)	All Other Compensation(6) (i)	Total (j)
Christopher A. Viehbacher(7)	2022	$153,846	—	$18,800,045	$11,200,610	$ 315,616	—	$ 18,476	$30,488,593
President and Chief Executive Officer
Michael R. McDonnell(8)	2022	$901,308	—	$5,083,295	—	$1,107,638	$ 2,538	$ 115,055	$7,209,834
Executive Vice President and	2021	$868,798	—	$4,062,291	—	$ 836,400	$ 513	$ 150,369	$5,918,371
Chief Financial Officer	2020	$294,231	$1,000,000	$5,012,308	—	$ 263,322	—	$ 5,696	$6,575,557
Susan H. Alexander	2022	$879,407	—	$4,155,317	—	$1,177,397	$436,869	$ 141,162	$6,790,152
Executive Vice President, Chief	2021	$832,173	—	$3,408,917	—	$ 813,659	$441,999	$ 142,558	$5,639,306
Legal Officer and Secretary	2020	$809,695	—	$3,583,281	—	$ 606,392	$311,416	$ 159,261	$5,470,045
Ginger Gregory	2022	$659,360	—	$3,489,675	—	$ 827,526	$ 155	$ 103,542	$5,080,258
Executive Vice President, Chief Human Resources Officer
Nicole C. Murphy	2022	$592,218	—	$3,471,264	—	$ 729,572	—	$ 136,658	$4,929,712
Executive Vice President, Head of Pharmaceutical Operations and Technology
Michel Vounatsos(9)	2022	$1,626,039	—	$15,389,732	—	—	$541,661	$9,067,789	$26,625,221
Former Chief Executive Officer	2021	$1,533,173	—	$14,084,314	—	$1,153,125	$494,290	$ 424,763	$17,689,665
	2020	$1,488,462	—	$13,887,064	—	$2,565,000	$264,358	$ 454,945	$18,659,829
Chirfi Guindo(10)	2022	$372,818	—	$4,916,579	—	—	—	$ 92,951	$5,382,348
Former Executive Vice	2021	$618,508	—	$4,476,969	—	$ 586,138	—	$ 69,047	$5,750,662
President, Global Product Strategy and Commercialization	2020	$562,819	—	$3,961,285	—	$ 527,970	—	$ 80,721	$5,132,795

Notes to the Summary Compensation Table

(1)

The amount in column (d) reflects a sign-on bonus paid to Mr. McDonnell in connection with his hire. All other cash bonuses, which were based on achievement of performance goals under our annual bonus plan, are disclosed in column (g).

2023 Proxy Statement	-56-

Executive Compensation Tables

(2)

The amounts in column (e) reflect the grant date fair value, computed in accordance with ASC 718, for RSUs, MSUs and PSUs granted during 2022, 2021 and 2020, as applicable, excluding the effect of estimated forfeitures. The cash portion of PSUs are included in the year when the applicable performance goals are set and the fair value of the PSUs is determinable. The 2022 amounts include one-third of the 2021 Cash-Settled PSUs and one-third of the 2020 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2022 relating to the 2022 performance period. The 2022 amounts also RSU grants to each of our NEOs except for Mr. Viehbacher. For Mr. Viehbacher, the 2022 amounts also include an RSU matching grant pursuant to his Letter Agreement. The 2021 amounts include one-third of the 2021 Cash-Settled PSUs, one-third of the 2020 Cash-Settled PSUs and one-third of the 2019 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2021 relating to the 2021 performance period. The 2020 amounts include one-third of the 2020 Cash-Settled PSUs, one-third of the 2019 Cash-Settled PSUs and one-third of the 2018 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2020 relating to the 2020 performance period. The 2020 amounts also include a one-time new hire award of RSUs granted to Mr. McDonnell. The grant date fair value for MSU, rTSR PSU and absolute stock price compound annual growth rate (Absolute CAGR) PSU awards are estimated as of the date of grant using a lattice model with a Monte Carlo simulation, based on the probable outcome of applicable performance conditions. The grant date fair value for RSU awards and PSU awards in 2020 and 2021 was determined by multiplying the number of shares subject to the award (assuming target performance for such PSUs) by the closing price of the Company’s common stock on the grant date. The assumptions used the Black-Scholes option pricing model to calculate the grant date fair value of the stock options include: 1) expected volatility (42.2%); 2) expected term (6 years); 3) risk-free interest rate (3.6%) and; 4) expected dividend yield (0.0%). The table below shows the target and maximum payouts possible for the 2022, 2021 and 2020 MSU and PSU awards based on the grant date fair value assuming target and maximum payout levels.

	2022		2021		2020

Executive Officer	Target Payout	Maximum Payout	Target Payout	Maximum Payout	Target Payout	Maximum Payout
Mr. Viehbacher	$16,800,109	$33,600,217	—	—	—	—
Mr. McDonnell	$ 2,933,504	$ 5,867,008	$ 4,062,291	$ 8,124,582	$ 2,761,719	$ 5,523,437
Ms. Alexander	$ 2,455,508	$ 4,911,016	$ 3,408,917	$ 6,817,834	$ 3,583,281	$ 7,166,562
Ms. Gregory	$ 2,064,916	$ 4,129,832	—	—	—	—
Ms. Murphy	$ 1,971,691	$ 3,943,383	—	—	—	—
Mr. Vounatsos	$ 9,139,496	$18,278,992	$14,084,314	$28,168,628	$13,887,064	$27,774,128
Mr. Guindo	$ 2,916,415	$ 5,832,831	$ 4,476,969	$ 8,953,938	$ 3,961,285	$ 7,922,570
(3)

The amounts in column (f) reflect the grant date fair value, computed in accordance with ASC 718, for stock options granted to Mr. Viehbacher during 2022, using a Black-Scholes option pricing model. The assumptions used the Black-Scholes option pricing model to calculate the grant date fair value of the stock options, which includes: 1) expected volatility (42.2%); 2) expected term (6 years); 3) risk-free interest rate (3.6%); and 4) expected dividend yield (0.0%).

(4)	The amounts in column (g) reflect actual bonuses paid under our annual bonus plan for the applicable year.
(5)

The amounts in column (h) reflect earnings in the SSP that are in excess of 120% of the applicable federal long-term rate. The federal long-term rates applied in this calculation are 4.52%, 2.16% and 1.61% for 2022, 2021 and 2020, respectively. The SSP is described under the heading “2022 Non-Qualified Deferred Compensation” below.

(6)	The amounts in column (i) for 2022 reflect the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account	Company Contribution to SSP Account	Personal Health and Financial Planning(11)	Value of Company- Paid Life Insurance Premiums	Relocation(12)	Severance(13)
Mr. Viehbacher	$18,300	—	—	$176	—	—
Mr. McDonnell	$18,300	$87,503	$7,670	$1,582	—	—
Ms. Alexander	$18,300	$121,101	—	$1,761	—	—
Ms. Gregory	$18,300	$83,921	—	$1,321	—	—
Ms. Murphy	$18,300	$38,175	—	$934	$79,249	—
Mr. Vounatsos	$18,300	$283,831	$2,998	$1,055	—	$8,761,605
Mr. Guindo	$6,056	$86,216	—	$679	—	—

(7)

Mr. Viehbacher was appointed as our President and CEO effective November 14, 2022. His base salary and annual bonus for 2022 were prorated for the period of the year during which he was employed by the Company.

(8)

Mr. McDonnell was appointed as our Executive Vice President and CFO effective August 15, 2020. His base salary and annual bonus for 2020 were prorated for the period of the year during which he was employed by the Company.

(9)

Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022.In accordance with the Letter Agreement and subject to Mr. Vounatsos’ compliance

2023 Proxy Statement	-57-

Executive Compensation Tables

with the applicable terms, including signing and letting become effective a release, Mr. Vounatsos continued vesting in equity awards scheduled to vest on or before February 18, 2023, on a pro rata basis and forfeited all other equity awards that were held by him. In addition, Mr. Vounatsos forfeited a pro rata portion of the bonus under our 2022 annual bonus plan.

(10)

Mr. Guindo separated from the Company on June 30, 2022. As a result of his termination of employment, Mr. Guindo forfeited all then unvested RSUs, MSUs and PSUs that were held by him and was not eligible to receive a bonus for 2022 under our 2022 annual bonus plan.

(11)

Represents reimbursements of expenses relating to tax, financial and estate planning and executive physicals as described under the heading “Executive Physicals, Tax Preparation, Financial and Estate Planning” above. The amount for Mr. McDonnell includes the 2022 benefit of $7,500 and reimbursement in 2022 of the 2021 benefit of $170.

(12)	The amount for Ms. Murphy reflects relocation benefits under the Company’s Executive Relocation Policy and includes tax gross-ups of $12,229.
(13)

Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022. Pursuant to his Employment Agreement and Letter Agreement, and subject to Mr. Vounatsos’ compliance with the applicable terms, including signing and letting become effective a release, Mr. Vounatsos was eligible to receive a lump sum payment within 60 days of such termination consisting of the pro rata portion of the bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of 1.5, continuation of medical, dental and vision insurance for up to 18 months and up to 12 months of executive outplacement services.

2022 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares or Units (#) (i)	Exercise or Base Price of Option Awards ($/sh)	All other option awards: Number of securities underlying options (#) (j)	Grant Date Fair Value of Stock Awards(2) (k)
Name (a)	Grant Date (b)	Notes	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Christopher A. Viehbacher(3)	12/01/2022	(4)	—	—	—	11,500	22,999	45,998	—	—	—	$8,400,155
	12/01/2022	(5)	—	—	—	10,821	21,641	43,282	—	—	—	$8,399,954
	12/01/2022	(6)	—	—	—	—	—	—	7,040	—	—	$1,999,936
	12/01/2022	(7)	—	—	—	—	—	—	—	$301.85	80,522	$11,200,610
	12/01/2022	(8)	$78,904	$315,616	$710,137	—	—	—	—	—	—	—
Michael R. McDonnell	02/10/2022	(9)	—	—	—	4,885	9,770	19,540	—	—	—	$2,720,945
	02/10/2022	(10)	—	—	—	483	966	1,932	—	—	—	$212,559
	02/10/2022	(11)	—	—	—	—	—	—	9,770	—	—	$2,149,791
	02/10/2022	(8)	$181,046	$724,183	$1,629,412	—	—	—	—	—	—	—
Susan H. Alexander	02/10/2022	(9)	—	—	—	3,863	7,725	15,450	—	—	—	$2,151,413
	02/10/2022	(10)	—	—	—	691	1,382	2,764	—	—	—	$304,095
	02/10/2022	(11)	—	—	—	—	—	—	7,725	—	—	$1,699,809
	02/10/2022	(8)	$177,052	$708,209	$1,593,470	—	—	—	—	—	—	—
Ginger Gregory	02/10/2022	(9)	—	—	—	3,238	6,475	12,950	—	—	—	$1,803,288
	02/10/2022	(10)	—	—	—	595	1,189	2,378	—	—	—	$261,628
	02/10/2022	(11)	—	—	—	—	—	—	6,475	—	—	$1,424,759
	02/10/2022	(8)	$124,440	$497,760	$1,119,960	—	—	—	—	—	—	—
Nicole C. Murphy	02/10/2022	(9)	—	—	—	3,408	6,815	13,630	—	—	—	$1,897,978
	02/10/2022	(10)	—	—	—	168	335	670	—	—	—	$73,713
	02/10/2022	(11)	—	—	—	—	—	—	6,815	—	—	$1,499,573
	02/10/2022	(8)	$109,710	$438,840	$987,391	—	—	—	—	—	—	—
Michel Vounatsos(12)	02/10/2022	(9)	—	—	—	14,203	28,405	56,810	—	—	—	$7,910,793
	02/10/2022	(10)	—	—	—	2,792	5,584	11,168	—	—	—	$1,228,703
	02/10/2022	(11)	—	—	—	—	—	—	28,405	—	—	$6,250,236
	02/10/2022	(8)	$576,563	$2,306,250	$5,189,063	—	—	—	—	—	—	—
Chirfi Guindo(13)	02/10/2022	(9)	—	—	—	4,545	9,090	18,180	—	—	—	$2,531,565
	02/10/2022	(10)	—	—	—	895	1,749	3,498	—	—	—	$384,850
	02/10/2022	(11)	—	—	—	—	—	—	9,090	—	—	$2,000,164
	02/10/2022	(8)	$120,744	$482,978	$1,086,699	—	—	—	—	—	—	—

Notes to the 2022 Grants of Plan-Based Awards Table

(1)	Reflects the potential future payouts of awards granted in 2022 under our 2022 annual bonus plan and our LTI program for each NEO as of the respective grant dates.

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(2)

Represents the grant date fair value of PSUs, RSUs and stock options, as applicable, computed in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value for rTSR PSU awards and Absolute CAGR PSUs is estimated as of the date of grant using a lattice model with a Monte Carlo simulation based on the probable outcome of applicable performance conditions. In addition, the grant date fair value for prior year Cash-Settled PSU awards is determined by multiplying the number of shares subject to the award (assuming target performance) by the closing price of our common stock on the grant date. The grant date value of one-third of the 2021 Cash-Settled PSUs and one third of the 2020 Cash-Settled PSUs are included in 2022, which are the tranches of the awards for which performance goals were set relating to the 2022 performance period and the fair value was determinable in 2022. The grant date fair value of the remaining tranche of the 2021 Cash-Settled PSUs will be included in the compensation tables for 2023, the years when performance goals will be set with respect to such performance period and fair value will be determinable. The assumptions used to calculate the grant date fair value of stock awards are included in footnote 16 of our 2022 Annual Report on Form 10-K. The maximum payouts for these awards are included in the footnotes following the Summary Compensation Table above.

(3)

Mr. Viehbacher was appointed as our President and Chief Executive Officer effective November 14, 2022. His annual bonus for 2022 was prorated for the period of the year during which he was employed by the Company.

(4)

These amounts relate to the Absolute CAGR PSUs granted to Mr. Viehbacher. The Absolute CAGR PSUs have three-year cliff vesting and are tied to the achievement of absolute stock price compound annual growth rate goals over a three-year performance period ending on November 30, 2025. Columns (f), (g) and (h) represent the number of Absolute CAGR PSUs that can be earned based on performance at the threshold level of 50%, target level of 100% and the maximum level of 200%, respectively. To the extent earned, the award becomes eligible to vest on the 3-year anniversary of grant, generally subject to continued service.

(5)

These amounts relate to the grant of rTSR PSUs provided to Mr. Viehbacher. The rTSR PSUs are earned based on three-year cumulative rTSR performance after the end of a three-year performance period (12/1/22-11/30/25) and vest on the third anniversary of the date of grant. The number and value shown in columns (e) and (f), respectively, assume target performance results. For additional information on the rTSR PSU awards, please see “Long-Term Incentive” above.

(6)

These amounts relate to the matching grant of RSUs provided to Mr. Viehbacher following his purchase of $2.0 million of common stock. The RSU award will be eligible to vest three years from the grant date.

(7)

These amounts relate to the stock options provided to Mr. Viehbacher. The stock options will be eligible to vest in approximately equal annual installments on the first, second and third anniversaries of the grant date.

(8)

These amounts relate to our 2022 annual bonus plan. The amounts shown in column (d) represent the 2022 target payout amount based on the target percentage applied to each NEO’s base salary as of December 31, 2022. For 2022, the bonus targets were 150% of base salary for Mr. Viehbacher and Mr. Vounatsos, 80% of base salary for Mr. McDonnell and Ms. Alexander and 75% of base salary for Ms. Gregory, Ms. Murphy (the target dollar amount was prorated to reflect the increase from 40% effective February 7, 2022) and Mr. Guindo. The amounts in column (c), (d) and (e) represent a payment if the Company Multiplier and the Individual Multiplier were each 50%, 100% and 150%, respectively. Actual amounts paid to each NEO under our 2022 annual bonus plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(9)

These amounts relate to the annual grant of rTSR PSUs. The rTSR PSUs are earned based on three-year cumulative rTSR performance after the end of a three-year performance period (1/1/22-12/31/24) and vest on the third anniversary of the date of grant. The number and value shown in columns (e) and (f), respectively, assume target performance results. For additional information on the rTSR PSU awards, please see “Long-Term Incentive” above.

(10)

These amounts relate to the prior year annual grants of Cash-Settled PSUs. The amounts shown include one-third of the 2020 Cash-Settled PSUs and one-third of the 2021 Cash-Settled PSUs, which are the tranches of the awards for which performance goals were set in 2022 relating to the 2022 performance period and the fair value was determinable in 2022. The remaining tranche of the 2021 Cash-Settled PSUs will be included in the compensation tables for 2023, the year when the performance goal will be set with respect to such performance period and fair value will be determinable. Columns (f), (g) and (h) represent the number of the 2022 tranche of the 2020 and 2021 Cash-Settled PSUs that can be earned if the Company Multiplier were 50%, 100% and 200%, respectively. For additional information on our PSU awards, please see “Long-Term Incentives” above.

(11)	These amounts relate to the annual grant of RSUs. The RSU awards will be eligible to vest in approximately equal annual installments on the first, second and third anniversaries of the grant date.
(12)

(Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022. In accordance with the Letter Agreement and subject to Mr. Vounatsos’ compliance with the applicable terms, including signing and letting become effective a release, Mr. Vounatsos continued vesting in awards scheduled to vest on or before February 18, 2023, on a pro rata basis and forfeited all other equity awards that were held by him. In addition, Mr. Vounatsos forfeited a pro rata portion of the bonus for 2022 under our 2022 annual bonus plan.

(13)

Mr. Guindo separated from the company on June 30, 2022. As a result of his termination of employment, Mr. Guindo forfeited all then unvested RSUs, MSUs and PSUs that were held and did not receive a payout for 2022 under our 2022 annual bonus plan.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2022, for each of our NEOs.

			Option Awards				Stock Awards

									Equity Incentive Plan Awards

(a)	Grant Date (b)	Notes	Number of Securities Underlying Unexercised Options Exercisable (c)	Number of Securities Underlying Unexercised Options Unexercisable (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) (h)	Number of Unearned Shares or Units That Have Not Vested (i)	Market Value of Unearned Shares or Units That Have Not Vested(1) (j)
Christopher A. Viehbacher	12/1/2022	(2)	—	—	—	—	—	—	11,500	$3,184,580
	12/1/2022	(3)	—	—	—	—	—	—	10,821	$2,996,551
	12/1/2022	(4)	—	—	—	—	7,040	$1,949,517	—	—
	12/1/2022	(5)	—	80,522	$301.85	12/1/2032	—	—	—	—
Michael R. McDonnell	9/1/2020	(6)	—	—	—	—	—	—	5,366	$1,485,953
	9/1/2020	(7)	—	—	—	—	2,682	$742,699	—	—
	2/18/2021	(6)	—	—	—	—	—	—	9,668	$2,677,263
	2/18/2021	(8)	—	—	—	—	2,657	$735,776	5,318	$1,472,661
	2/10/2022	(9)	—	—	—	—	—	—	19,540	$5,411,017
	2/10/2022	(7)	—	—	—	—	9,770	$2,705,508	—	—
Susan H. Alexander	2/12/2020	(6)	—	—	—	—	—	—	1,609	$445,564
	2/12/2020	(8)	—	—	—	—	8,051	$2,229,483	—	—
	2/18/2021	(6)	—	—	—	—	—	—	7,248	$2,007,116
	2/18/2021	(8)	—	—	—	—	1,991	$551,348	3,987	$1,104,080
	2/10/2022	(9)	—	—	—	—	—	—	15,450	$4,278,414
	2/10/2022	(7)	—	—	—	—	7,725	$2,139,207	—	—
Ginger Gregory	2/12/2020	(6)	—	—	—	—	—	—	1,258	$348,365
	2/12/2020	(8)	—	—	—	—	6,283	$1,739,888	—	—
	2/18/2021	(6)	—	—	—	—	—	—	6,768	$1,874,195
	2/18/2021	(8)	—	—	—	—	1,859	$514,794	3,723	$1,030,973
	2/10/2022	(9)	—	—	—	—	—	—	12,950	$3,586,114
	2/10/2022	(7)	—	—	—	—	6,475	$1,793,057	—	—
Nicole C. Murphy	2/12/2020	(6)	—	—	—	—	—	—	378	$104,676
	2/12/2020	(8)	—	—	—	—	1,902	$526,702	—	—
	2/18/2021	(6)	—	—	—	—	—	—	1,814	$502,333
	2/18/2021	(8)	—	—	—	—	498	$137,906	998	$276,366
	4/1/2021	(7)	—	—	—	—	479	$132,645	—	—
	2/10/2022	(9)	—	—	—	—	—	—	13,630	$3,774,420
	2/10/2022	(7)	—	—	—	—	6,815	$1,887,210	—	—
Michel Vounatsos(10)	2/12/2020	(6)	—	—	—	—	—	—	4,750	$1,315,370
	2/12/2020	(8)	—	—	—	—	28,878	$7,996,896	—	—
	2/18/2021	(6)	—	—	—	—	—	—	11,170	$3,093,196
	2/10/2022	(7)	—	—	—	—	7,211	$1,996,870	—	—
Chirfi Guindo(11)	—	—	—	—	—	—	—	—	—	—

Notes to the Outstanding Equity Awards at 2022 Fiscal Year End Table

(1)	The market value of awards is based on the closing price of our stock on December 30, 2022 ($276.92), as reported on Nasdaq.
(2)

Absolute CAGR PSUs were granted to Mr. Viehbacher in 2022. The Absolute CAGR PSUs have three-year cliff vesting and are tied to the achievement of absolute stock price compound annual growth rate goals over a three-year performance period ending on November 30, 2025. The number and value shown in columns (i) and (j), respectively, assume target performance results. For additional information on the Absolute CAGR PSU awards, please see “Long-Term Incentive” above.

(3)

The rTSR PSUs were granted to Mr. Viehbacher in 2022. Actual rTSR PSUs are earned based on three-year cumulative rTSR performance after the end of a three-year performance period (12/1/22-11/30/25) and vest on the third anniversary of the date of grant. The number and value shown in columns (i) and (j), respectively, assume threshold performance results. For additional information on the rTSR PSU awards, please see “Long-Term Incentive” above.

(4)	Matching RSUs were granted to Mr. Viehbacher in 2022. They vest in full on the third anniversary of the grant date.
(5)	Stock options were granted to Mr. Viehbacher in 2022. They vest and become exercisable in approximately equal annual installments on the first, second and third anniversaries of the grant date.
(6)

MSUs were granted in 2021 and 2020. These are performance-based RSUs earned based on the growth in our stock price between the dates of grant and vesting. Earned MSUs are eligible to vest in equal annual installments on each of the first three anniversaries of the grant date, generally subject to continued employment through the applicable vesting date. The number and value shown in columns (e) and (f), respectively, reflect target performance results for MSUs based on the estimated performance at year-end in each case.

(7)

RSU awards were granted in 2020 for Mr. McDonnell in connection with his hiring, for Ms. Murphy in 2021 in connection with special recognition and in 2022 as part of the annual LTI program. They vest in three annual installments beginning on the first anniversary of the grant date.

(8)

PSUs were granted in 2021 and 2020. The PSUs, to the extent earned, cliff vest on the third anniversary of the date of grant, generally subject to continued employment through the vesting date. 60% of the PSUs (based on the grant date target value) will be settled in

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shares of our common stock, and performance is based upon achievement of cumulative three-year pipeline goals. The remaining 40% of the PSUs will be settled in cash and performance is based upon the achievement of three annual financial goals determined at the beginning of each relevant year. The number and value shown in columns (g) and (h), respectively, reflect the number of 2021 Cash-Settled PSUs and 2020 Cash-Settled PSUs and Stock-Settled PSUs that were earned based on our achievement of the performance goals, but that will not vest until February 18, 2024 and February 12, 2023, respectively. The number and value shown in columns (i) and (j), respectively, reflect the remaining portion of the PSUs granted in 2021 (including the 2023 tranche of the 2021 Cash-Settled PSUs) assuming target performance results. For additional information on our PSU awards, please see “Long-Term Incentive” above.

(9)

Relative TSR PSUs were granted in 2022. Actual Relative TSR PSUs are earned based on three-year cumulative relative Total Stockholder Return performance after the end of a three-year performance period (1/1/22-12/31/24) and vest on the third anniversary of the date of grant. The number and value shown in columns (i) and (j), respectively, assume target performance results. For additional information on the Relative TSR PSU awards, please see “Long-Term Incentive” above.

(10)

Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022. In accordance with the Letter Agreement dated May 2, 2022, and Mr. Vounatsos’ compliance with the applicable terms, including signing and letting become effective a release, Mr. Vounatsos continued vesting in awards scheduled to vest on or before February 18, 2023, on a pro-rata basis and forfeited all other awards that were held by him.

(11)	Mr. Guindo ceased to be employed by the Company during 2022. As a result of his termination of employment, Mr. Guindo forfeited all then unvested RSUs, MSUs and PSUs that were held by him.

2022 Option Exercises and Stock Vested

Our executive officers must use pre-established trading plans to buy or sell shares of our common stock. Trading plans may only be entered into during an open trading window and when the executive is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to provide safeguards while allowing our executives an opportunity to realize the value intended by the Company in granting equity-based LTI awards.

Our NEOs are also subject to the stock ownership guidelines described above under the heading “Stock Ownership Guidelines.”

The following table shows information regarding the exercise of stock options and the vesting of stock awards for each NEO during the year ended December 31, 2022. No NEO exercised stock options during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Christopher A. Viehbacher	—	—
Michael R. McDonnell	6,727	$1,363,797
Susan H. Alexander	9,308	$2,016,913
Ginger Gregory	6,864	$1,484,588
Nicole C. Murphy	2,084	$449,771
Michel Vounatsos	35,687	$7,728,302
Chirfi Guindo	10,641	$2,303,178

Notes to the 2022 Option Exercises and Stock Vested Table

(1)

Cash-settled PSUs that were granted in 2019 were settled in cash for Ms. Alexander, Ms. Gregory, Mr. Vounatsos and Mr. Guindo. The number of actual shares of our common stock acquired on vesting of MSUs, stock-settled PSUs and RSUs in 2022, after shares were withheld to pay the minimum withholding of taxes, was as follows:

Net Shares Acquired(3)
Christopher A. Viehbacher	—
Michael R. McDonnell	3,322
Susan H. Alexander	3,875
Ginger Gregory	3,132
Nicole C. Murphy	1,440
Michel Vounatsos	14,189
Chirfi Guindo	4,445

(2)

The value realized for MSUs, stock-settled PSUs and RSUs was calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date. The value realized for cash-settled PSUs is calculated using the 30-day average closing price of the common stock of the Company through the vesting date.

(3)	MSUs, stock-settled PSUs and RSUs were settled in shares of our common stock. Cash-settled PSUs were settled in cash.

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2022 Non-Qualified Deferred Compensation

The SSP covers our executive officers and other eligible employees in the U.S. Employees whose base salary and annual cash incentives for the year exceed a specified Internal Revenue Service’s limit ($305,000 in 2022) and who receive a Company-paid restoration match on the portion of their base salary, annual bonus and cash payments in respect of CSPUs and cash-settled PSUs, as applicable, that exceeds this limit; the restoration match equals 6% of this excess compensation. The restoration match feature is intended to provide the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for the limit imposed by Section 401(a)(17) of the Internal Revenue Code ($305,000 for 2022). In addition, eligible employees may make voluntary contributions of up to 80% of their base salary and 100% of their annual bonus and cash payments in respect of CSPUs and cash-settled PSUs, as applicable, to the SSP, and thereby defer income taxes on such amounts until distribution is made from the SSP. The Company does not match participants’ voluntary contributions to the SSP. The SSP provides for immediate vesting of the restoration match consistent with our immediate vesting of the Company match provided under our 401(k) plan.

Notional SSP accounts are maintained for each participant. Accounts include employee and employer contributions and reflect the performance of notional investments selected by the employee or a default investment if the employee does not make a selection. These notional investment options include the mutual funds similar to those offered under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For contributions to the SSP fixed rate option in 2022, this rate of return was set at 5%. Contributions to the fixed rate option continue to earn interest at the rate of return that was in effect during the year of contribution. The excess of the interest rate applicable to the fixed rate option above 120% of the applicable federal long-term rate (compounded quarterly) earned by our NEOs during 2022 is shown in the Summary Compensation Table. We fund the SSP liabilities through corporate-owned life insurance (COLI), which we purchase with the written consent of SSP participants, and investments in mutual funds. We believe that the COLI policies and mutual funds will be sufficient to cover plan liabilities through the projected payout date so the plan will not require direct funding by the Company. Upon enrollment in the SSP, a participant must elect when and how distributions will be made from the participant’s account. Distributions can be made upon termination of the participant’s employment, either in a lump sum or up to 15 annual installments, or at a specified future date while the participant is still employed (an “in-service” distribution), either in a lump sum or up to 5 annual installments. Further, upon enrollment, a participant must also elect a distribution method upon death or a change in control of the Company, which can either be a lump sum payment or, if different, the method selected for payment upon termination of employment.

The following table shows a summary of all contributions to, earnings on and distributions received from the SSP for each of our NEOs for the year ended December 31, 2022. The account balances as of year-end include all contributions and interest amounts earned by our NEOs through the end of 2022 plus the SSP contributions that the Company made in early 2023 based on earnings in the last quarter of 2022.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End(4)
Christopher A. Viehbacher	—	—	—	—	—
Michael R. McDonnell	—	$ 87,503	$ 4,383	—	$ 142,187
Susan H. Alexander	$ 787,477	$121,101	$ 698,987	—	$13,348,517
Ginger Gregory	$ 76,197	$ 83,921	$ (15,385)	$ (457,171)	$ 50,266
Nicole C. Murphy	—	$ 38,175	$ 963	—	$ 80,576
Michel Vounatsos	$2,886,007	$283,831	$ 932,679	—	$20,370,777
Chirfi Guindo	$1,034,045	$ 86,216	$(580,613)	$(3,208,294)	—

Notes to the 2022 Non-Qualified Deferred Compensation Table

(1)

The amounts in this column are also included, in part, in columns (c) and/or (f) of the Summary Compensation Table and represent deferral of salary and deferral of payments under our 2022 annual bonus plan, respectively.

(2)	The amounts in this column are also included in column (h) of the Summary Compensation Table for 2022 as Company contributions to the SSP.
(3)

Earnings in excess of 120% of the applicable federal long-term rate are reported in column (h) of the Summary Compensation Table for 2022 for Mr. McDonnell ($2,538), Ms. Alexander ($436,869), Ms. Gregory ($155) and Mr. Vounatsos ($541,661).

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(4)	The following table lists the compensation deferrals during 2021 and 2020 by our NEOs, as reported, where applicable, in the proxy statement for our 2022 and 2021 Annual Meetings:

	Amounts Previously Reported as Deferred

Name	2021*	2020*
Christopher A. Viehbacher	—	—
Michael R. McDonnell	—	—
Susan H. Alexander	$586,883	$1,000,194
Ginger Gregory	—	—
Nicole Murphy	—	—
Michel Vounatsos	$3,302,161	$3,193,708
Chirfi Guindo	$546,078	$677,671

(*)

This column also includes Company contributions and compensation earned and deferred in prior years, which was disclosed in our prior proxy statements where applicable, together with earnings on these amounts.

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Definition of Key Terms Relating to our Executive Severance Policy

Our executive severance policy and benefits refer to certain key terms, including cause, change in control, retirement, involuntary employment action and disability. These terms are defined in our 2017 Omnibus Equity Plan.

Executive Vice President Arrangements

Each of our NEOs, other than Mr. Viehbacher and Mr. Vounatsos, were covered by our executive severance policy in 2022 under which he or she was eligible to receive the following benefits if certain events occurred during 2022:

•

In the event of a termination of employment other than for cause and other than by reason of the executive’s death or disability, the NEO would be entitled to receive a lump sum severance payment equal to a minimum of 12 months of such NEO’s then base salary and target bonus as then in effect, with an additional two months of base salary and target bonus for each full year of service, up to a maximum benefit of 21 months of base salary and target bonus. We refer to the number of months of severance an NEO is entitled to receive as the “severance period.”

•

If, within two years following a corporate transaction or a corporate change in control, the NEO experiences a termination of employment other than for cause and other than by reason of death or disability or experiences an involuntary employment action, the NEO would be entitled to a lump sum severance payment equal to two times the NEO’s annual base salary plus target annual bonus as then in effect. These payments are in lieu of any payment in the preceding paragraph.

The payment of these severance benefits is conditioned upon execution of an irrevocable release in favor of the Company.

The executive severance policy does not pay severance upon a termination for cause, voluntary resignation, retirement or death or disability.

In any case where severance is payable under our executive severance policy, our NEOs would also receive continuation of medical, dental and vision insurance benefits until the earlier of the end of the severance period or the date the executive becomes eligible to participate in another employer’s medical, dental and vision insurance plans. NEOs would also be provided up to 12 months of executive-level outplacement services at our cost.

Annual Bonus Plan

Our annual bonus plan provides for a prorated target bonus payment upon a termination of employment due to the death or disability of the participant. Our annual bonus plan provides for payment of a full bonus to any participant remaining employed as of the date of payout.

Mr. Vounatsos’ Arrangements

In connection with Mr. Vounatsos’ termination without cause per the terms of his employment agreement, we entered into a letter agreement effective May 2, 2022 (“Letter Agreement”). The agreement had a term that ended, at the latest, on February 28, 2023. Mr. Vounatsos’ employment was terminated on December 16, 2022.

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Executive Compensation Tables

The Letter Agreement provided prorated vesting for certain LTI awards. Unless terminated for cause or he resigned before February 28, 2023, Mr. Vounatsos would be entitled to continued vesting of certain outstanding equity awards that were scheduled to vest through February 18, 2023 (“Eligible Awards”). The equity subject to this treatment included MSUs granted in 2020 and 2021 which were scheduled to vest in 2023, PSUs granted in 2020 which were scheduled to vest in 2023 and RSUs granted in 2022 which planned to vest in 2023. Eligible awards would be subject to actual performance and prorated through February 28, 2023.

Under Mr. Vounatsos’ employment agreement, if his employment was terminated by the Company without cause or if he terminated his employment for good reason (referred to in his employment agreement as an involuntary employment action), then he was entitled to a lump sum payment of cash severance in the amount of one and one-half times his annual base salary and target annual bonus. Mr. Vounatsos was also entitled to receive continuation of medical, dental and vision benefits until the earlier of 18 months following the date his employment terminates or the date upon which he becomes eligible to receive substantially comparable benefits through another employer. In addition, he was entitled to receive a pro rata portion of his annual cash bonus for the year that such termination occurs based on actual performance. Mr. Vounatsos was also entitled to executive-level outplacement services for a 12-month period following the termination date at our cost. Mr. Vounatsos became entitled to these payments. The payment of Mr. Vounatsos’ severance benefits is conditioned upon execution of a general release in favor of the Company.

Mr. Viehbacher Arrangements

We entered into an employment agreement with Mr. Viehbacher effective November 14, 2022. The agreement has an initial term that ends December 31, 2025, with the term automatically extending for an additional 12 months unless otherwise terminated in accordance with the terms of the agreement.

Under Mr. Viehbacher’s employment agreement, if his employment is terminated by the Company without cause or he resigns for good reason, then he would be entitled to a lump sum payment of cash severance in the amount of a pro rata bonus plus one and one-half times his annual base salary and target annual bonus. Mr. Viehbacher would also receive continuation of medical, dental and vision benefits until the earlier of 18 months following the date his employment terminates or the date upon which he becomes eligible to receive substantially comparable benefits through another employer. Mr. Viehbacher would also be provided with executive-level outplacement services for a 12-month period following the termination date at our cost. Mr. Viehbacher would also be entitled to accelerated vesting of the pro rata portion of his initial new-hire equity awards. If termination occurs within the first 12 months following the grant date the pro rata equity portion would include one-third of the initial option, one-third of the earned and unvested initial PSUs and one-third of the matching RSUs. If termination occurs thereafter, a pro rata portion of the next vesting tranche of the initial options shall vest based on the number of days elapsed from the most recent scheduled vesting date through the termination date, and with respect to the earned and unvested initial PSUs and the matching RSUs, a pro rata portion shall be eligible to vest based on the number of days elapsed from the grant date through the termination date (divided by 1,096 days).

If, however, Mr. Viehbacher is terminated without cause or resigns for good reason within two years of a corporate transaction (as defined in the 2017 Omnibus Equity Plan) or a corporate change in control (as defined in the 2017 Omnibus Equity Plan, CIC), then he would be entitled to a lump sum payment of cash severance in the amount of a pro rata bonus plus two times his annual base salary and target annual bonus and continuation of his medical, dental and vision benefits for up to 24 months. Mr. Viehbacher also would be provided with executive-level outplacement services for a 12-month period following the termination date. If termination occurs within two years of a CIC, the initial options, PSUs and matching RSUs, to the extent unvested, would accelerate in full. The severance described under a CIC scenario would be in lieu, not in addition to, the severance described outside of a CIC.

Excise Tax Provisions

No executive officer is eligible to receive excise tax gross ups in respect of payments received in connection with a corporate transaction or corporate CIC.

Awards Under Equity Plans

Under the provisions of our 2008 Omnibus Equity Plan and our 2017 Omnibus Equity Plan, unless otherwise determined by our CMDC at the time of grant, awards will vest or become exercisable in full immediately prior to an involuntary employment action that occurs within two years following a corporate CIC (i.e., upon a “double trigger”).

In the event of a corporate transaction, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are

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Executive Compensation Tables

assumed and a NEO’s employment is terminated in an involuntary employment action within two years following the corporate transaction, the equity awards that are assumed will become fully vested and, if applicable, exercisable.

If the holder of an equity award retires, which is defined under our equity plans as leaving the employment of Biogen after reaching age 55 with 10 consecutive years of service, each then outstanding time-based equity award or earned performance-based equity award granted more than one calendar year prior to the retirement date not yet vested will become immediately vested upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond 10 years of service (and performance-based awards would remain eligible to vest based on actual performance), with awards granted within one calendar year of the retirement date to only have 1/3rd of outstanding shares subject to this acceleration treatment. Upon a termination of employment due to death or disability, all unvested time-based equity awards and earned performance-based equity awards vest in full and all unearned performance-based equity awards remain eligible to vest based on actual performance. As of December 31, 2022, Ms. Alexander was eligible for retirement under our equity plans.

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Executive Compensation Tables

Potential Post-Termination Payments Table

The following table summarizes the potential payments to each NEO (other than Mr. Vounatsos or Mr. Guindo) under various termination events. The table assumes that the event occurred on December 31, 2022, for all NEOs, other than Mr. Vounatsos. The table shows the amounts payable to Mr. Vounatsos in connection with his termination of employment on December 16, 2022. Mr. Guindo did not receive any cash severance or other termination benefits in connection with his termination of employment on June 30, 2022. The calculations use the closing price of our common stock as reported by Nasdaq on December 30, 2022, which was $276.92 per share.

Name and Payment Elements(1) (a)	Retirement(2) (b)	Qualifying Termination of Employment Not Following a Corporate Transaction or Change in Control(3) (c)	Qualifying Termination of Employment Following a Corporate Transaction or Change in Control(3) (d)
Christopher A. Viehbacher(4)
Severance	—	$6,000,000	$8,000,000
Performance-based Restricted Stock Units	—	$—	—
Time-based Restricted Stock Units	—	$649,839	$1,949,517
Time-based Stock Options	—	—	—
Medical, Dental and Vision	—	$22,721	$30,295
Outplacement(5)	—	$32,000	$32,000
Total	—	$6,704,560	$10,011,812
Michael R. McDonnell
Severance	—	$2,172,550	$3,258,824
Performance-based Restricted Stock Units	—	—	$7,997,823
Time-based Restricted Stock Units	—	—	$3,448,208
Medical, Dental and Vision	—	$27,784	$41,675
Outplacement(5)	—	$32,000	$32,000
Total	—	$2,232,334	$14,778,530
Susan H. Alexander
Severance	—	$2,788,572	$3,186,940
Performance-based Restricted Stock Units	$6,295,571	$6,295,571	$8,192,335
Time-based Restricted Stock Units	$ 713,069	$713,069	$2,139,207
Medical, Dental and Vision	—	$26,488	$30,272
Outplacement(5)	—	$32,000	$32,000
Total	$7,008,640	$9,855,700	$13,580,754
Ginger Gregory
Severance	—	$2,032,520	$2,322,880
Performance-based Restricted Stock Units	—	—	$6,975,324
Time-based Restricted Stock Units	—	—	$1,793,057
Medical, Dental and Vision	—	$36,466	$41,675
Outplacement(5)	—	$32,000	$32,000
Total	—	$2,100,986	$11,164,936
Nicole C. Murphy
Severance	—	$1,614,375	$2,152,500
Performance-based Restricted Stock Units	—	—	$3,810,698
Time-based Restricted Stock Units	—	—	$2,019,854
Medical, Dental and Vision	—	$31,257	$41,675
Outplacement(5)	—	$32,000	$32,000
Total	—	$1,677,632	$8,056,727
Michel P. Vounatsos(6)
Severance	—	$8,706,884	—
Performance-based Restricted Stock Units	—	$10,812,795	—
Time-based Restricted Stock Units	—	$1,996,870	—
Medical, Dental and Vision	—	$22,721	—
Outplacement(5)	—	$32,000	—
Total	—	$21,571,270	—

Notes to the Potential Post-Termination Payments Table

(1)

In the event of an executive’s death or disability, all outstanding time-based equity awards and earned performance-based equity awards under our LTI program will vest in full and all unearned performance-based equity awards will remain outstanding and eligible to vest based on actual performance. The value of such accelerated awards for all NEOs would be the same amount as shown in column (d) for such NEO (based on actual performance estimated as of December 31, 2022).

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Executive Compensation Tables

(2)

Ms. Alexander was eligible for potential payments upon retirement at December 31, 2022. Based on years of service, Ms. Alexander was eligible for accelerated vesting on 100% of outstanding equity awards as of December 31, 2022. Any unvested PSU and MSU awards would, subject to the achievement of any applicable performance goals, remain outstanding and eligible to be earned and vest in accordance with the terms of such awards based on actual performance as to 100% of the earned PSUs or MSUs, as applicable. The amount listed in column (b) is the estimated value of 100% of all unvested awards held by Ms. Alexander, based on actual performance estimated as of December 31, 2022, for unearned performance-based awards.

(3)

The amounts listed in column (c) and column (d) for Performance-based RSUs for the applicable named executive officers includes the value of applicable unvested awards based, where applicable, on actual performance estimated as of December 31, 2022.

(4)

Pursuant to his Employment Agreement, upon a termination by the Company without cause or his resignation for good reason, Mr. Viehbacher is entitled to receive a lump sum payment within 60 days of such termination consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of 1.5, continuation of medical, dental and vision insurance for up to 18 months, up to 12 months of executive outplacement services, and accelerated vesting of the pro rata portion of the initial options, initial PSUs and matching RSUs (with the pro rata portion defined as one-third for termination occurring within 1 year of hire). Upon an involuntary termination by the Company without cause during a change in control period, Mr. Viehbacher is entitled to receive a lump sum payment within 60 days of such termination consisting of the pro rata portion of the target bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of 2, continuation of medical, dental and vision insurance for up to 24 months, up to 12 months of executive outplacement services, and accelerated vesting of the initial equity awards and matching RSUs. Mr. Viehbacher is not currently eligible for retirement termination, which would occur upon achievement of age 55 and 5 years of service.

(5)	The named executive officers are eligible for outplacement services at a cost of up to $32,000.
(6)

Mr. Vounatsos’ position as Chief Executive Officer was terminated by the Company on November 14, 2022, and the Company terminated his employment on December 16, 2022. Pursuant to his Employment Agreement and Letter Agreement, and Mr. Vounatsos’ compliance with the applicable terms, including signing and letting become effective a release, Mr. Vounatsos was eligible to receive a lump sum payment within 60 days of such termination consisting of the pro rata portion of the bonus for the year of termination and an amount equal to the sum of the annual base salary rate and target bonus in effect at the time of termination multiplied by a factor of 1.5, continuation of medical, dental and vision insurance for up to 18 months and up to 12 months of executive outplacement services. In addition, Mr. Vounatsos continued vesting in awards scheduled to vest on or before February 18, 2023, on a pro rata basis and forfeited all other awards that were held by him.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value, and we are committed to internal pay equity. As discussed earlier in this Proxy Statement, our compensation programs are designed to drive the creation of long-term stockholder value by delivering performance-based compensation. We invest in our employees at all levels in the Company by rewarding performance that balances risk and reward, empowering professional growth and development and offering affordable benefits and programs that meet the diverse needs of our employees.

We believe strongly in pay-for-performance, and all of our employees are eligible to participate in our annual bonus plan, our LTI programs and our benefit plans. Our annual bonus plan is consistently maintained for all participants globally, with the same Company performance goals, payout levels (as a percentage of target) and administrative provisions regardless of the participant’s job level, location, or function in the Company. Our LTI programs provide different forms of awards depending upon an employee’s level but are otherwise consistent throughout the Company.

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee as of December 31, 2022, based on a consistently applied compensation measure defined as the sum of base salary, target bonus and LTI target value. We annualized pay for employees who commenced employment during 2022.

Our median employee is a full-time employee based in the U.S. In December 2022, when we determined the median employee, approximately 56% of our workforce was based in the U.S. with the remaining approximately 44% of our workforce based in the rest of the world. In addition, approximately 98% of our workforce was full-time.

For our median employee, annual total compensation was calculated in accordance with the SEC’s rules for the Summary Compensation Table, including salary, bonus, LTI grant date fair value and value of certain benefits provided. For

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Executive Compensation Tables

Mr. Viehbacher, who was CEO at the time we identified our median employee, annual total compensation is equal to the amount included in the “Total” column of the Summary Compensation Table, plus an amount equal to $3,531,417 to reflect the annualization of his base salary and annual bonus, which result in an annual total compensation for 2022 of $34,020,010. The annual total compensation of the median employee, as determined in accordance with the SEC’s rules, for 2022 was $186,983. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees was 182 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. This year our pay ratio is higher than our historical ratio due to a one-time new-hire LTI award granted to our CEO which will replace eligibility for any LTI award in 2023. Given the different methodologies, estimates, assumptions, and exclusions that other public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Pay Versus Performance

Pay versus Performance Comparison
As discussed in our CD&A above, our CMDC has implemented executive compensation programs designed to link a substantial part of our NEOs compensation to financial, strategic, and market-based measures and align realizable compensation with stockholder return. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020.
Pay versus Performance Tabular Disclosure: The table below contains information about the relationship between compensation actually paid, as computed in accordance with SEC rules, to our CEO and non-CEO
NEOs as a group ,and our financial performance for the three years 2020 – 2022. The cumulative Total Stockholder Return depicts a hypothetical $100 investment in our common stock on December 31, 2019, and shows the value of that investment over time for each calendar year. A hypothetical $100 investment in the NASDAQ Biotech Index using the same methodology is shown for comparison.
The CMDC did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown. In addition, the average non-CEO
NEO incumbents differ year to year and may comprise different roles with different individual and market-based considerations impacting compensation decisions. Comparing the summary compensation table total average and compensation actually paid average for the non-CEO
NEOs year over year does not accurately depict changes in these values for the same individuals.

Fiscal Year	SCT Total for CEO: C. Viehbacher (1)	SCT Total for Former CEO: M. Vounatsos (1)	Compensation Actually Paid to CEO (2)	Compensation Actually Paid to Former CEO (2)	Average SCT Total for Other NEOs	Average Compensation Actually Paid for Other NEOs (2)(3)	Value of $100 Initial Fixed Investment Based on TSR	Value of $100 Initial Fixed Investment Based on NASDAQ Biotech Index TSR (4)	Net Income ($M)	Company Selected Measure: Revenue (5)
2022	$30,488,593	$26,625,221	$27,551,849	$5,898,711	$5,878,461	$4,969,471	$93.32	$111.27	$3,047	$10,326M
2021	—	$17,689,665	—	$15,211,025	$5,761,560	$5,081,941	$80.85	$124.89	$1,556	$11,054M
2020	—	$18,659,829	—	$8,578,367	$6,525,375	$4,363,675	$82.52	$125.69	$4,001	$13,952M
Notes to Pay Vs. Performance Table

(1)
The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Viehbacher, and our former CEO, Mr. Vounatsos in the Summary Compensation Table for fiscal years 2022, 2021 and 2020. Mr. Vounatsos served as CEO for each of the full fiscal years 2021 and 2020, while Mr. Viehbacher and Mr. Vounatsos both served as CEO in fiscal year 2022.

(2)
The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO and other NEOs during the applicable year, but also include (i) the year-end
fair value of equity awards granted during the reported year, (ii) the change in fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year.

(3)
For 2022, reflects compensation information for our NEOs, other than our CEO, as described in the CD&A of this proxy statement. For 2021, reflects compensation information for Mr. McDonnell, Ms. Alexander, Mr. Guindo and Alfred Sandrock, our former EVP of R&D. For 2020, reflects compensation information for Mr. McDonnell, Ms. Alexander, Mr. Guindo, Dr. Sandrock and Jeffrey Capello, our former CFO.

(4)
Reflects cumulative total stockholder return of the NASDAQ Biotechnology Index (NBI) as of December 31, 2022. The NBI is the peer group used by BIIB for the purposes of item 201(e) of Regulation
S-K
under the Exchange Act in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022.

(5)	Revenue was adjusted to neutralize the effects of foreign exchange rate fluctuations.
The following tables set forth the adjustments made during each year in the PVP table to arrive at “compensation actually paid” to our Principal Executive Officer during each year.

Fiscal Year	Summary Compensation Table Total for CEO	Summary Compensation Table Total for former CEO	Reported Value of Equity Awards for CEO (1)	Reported Value of Equity Awards for former CEO (1)	Equity Award Adjustments for CEO (2)	Equity Award Adjustments for former CEO (2)		Compensation Actually Paid to CEO	Compensation Actually Paid to former CEO
2022	$30,488,593	$26,625,221	$30,000,655	$15,389,732	$27,063,911	-$	5,336,778	$27,551,849	$5,898,711
2021	—	$17,689,665	—	$14,084,314	—		$11,605,674	—	$15,211,025
2020	—	$18,659,829	—	$13,887,064	—		$3,805,602	—	$8,578,367

(1)
Represents the grant date fair value of equity awards to our CEO and former CEO, as reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each applicable year.

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Pay Versus Performance

(2)	Represents the year-over-year change in the fair value of equity awards to our CEO and former CEO, as itemized in the table below. No awards vested in the year they were granted.

	2022

Fair Value of Equity Awards for CEO and former CEO	Mr. Viehbacher	Mr. Vounatsos		2021		2020
As of year-end for awards granted during the year	$27,063,911		$1,996,870		$10,985,776		$8,893,002
Year-over-year increase or decrease of unvested awards granted in prior years	$0	-$	6,247,880	-$	687,744	-$	3,618,885
Increase or decrease from prior fiscal year-end for awards that vested during the year	$0	-$	1,085,768		$1,307,643	-$	1,468,515
Total Equity Award Adjustments	$27,063,911	-$	5,336,778		$11,605,674		$3,805,602
The following tables set forth the adjustments made during each year in the PVP table to arrive at “compensation actually paid” to our non-CEO
NEOs during each year.

Fiscal Year	Average Summary Compensation Table Total for Non-CEO NEOs	Average Reported Value of Equity Awards for non-CEO NEOs (1)	Average Equity Award Adjustments for non-CEO NEOs (2)	Average Compensation Actually Paid to non-CEO NEOs
2022	$5,878,461	$4,223,226	$3,314,236	$4,969,471
2021	$5,761,560	$4,105,942	$3,426,323	$5,081,941
2020	$6,525,375	$4,158,006	$1,996,306	$4,363,675

(1)
Represents the average of the grant date fair value of the equity awards to our named executive officers (other than our CEO and former CEO), as reported in the “Stock Awards” column in the SCT for each applicable year.

(2)
Represents the average of the year-over-year change in fair value of equity awards to our named executive officers (other than our CEO and former CEO), as itemized in the table below. No awards vested in the year they were granted.

Average Fair Value of Equity Awards for non-CEO NEOs	2022		2021		2020
As of year-end for awards granted during the year		$3,809,706		$3,295,987		$2,904,843
Year-over-year increase or decrease of unvested awards granted in prior years	-$	244,173	-$	156,359	-$	741,018
Increase or decrease from prior fiscal year-end for awards that vested during the year	-$	251,296		$286,695	-$	167,520
Total Equity Award Adjustments		$3,314,236		$3,426,323		$1,996,306
The following table identifies the four most important financial and strategic measures used by our
CMDC to li
nk the “compensation
actually pa
id” (CAP) to our NEOs in 2022, as calculated in accordance with Item 402(v) of Regulation
S-K,
to company performance. The role each of these performance measures had on our NEOs compensation is discussed in the CD&A above.

Most Important Performance Measures
Revenue
Total Shareholder Return
Non-GAAP Earnings Per Share
Pipeline Milestones
Narrative to Pay versus Performance Table
For the fiscal year ending December 31, 2022, the most important financial
m
easures we
identified linking compensation actually paid to our NEOs to company performance are total stockholder return, revenue, non-GAAP
EPS, and performance against our pipeline metrics. CAP reflects, among other items, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our common stock at year end, as well as the projected and actual achievement of performance goals under our equity awards. These adjustments

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Pay Versus Performance

contributed significantly to the CAP value reported for each year. Long-term incentives represent a large percentage of our NEOs’ target compensation. Because the value of our long-term incentive awards is tied to the value of our common stock, TSR will have a significant influence on the value of such awards and thereafter aligns the value of compensation to the stockholder experience. Revenue and EPS were significant components in the annual bonus plan scorecard for each of the presented years and are important measures of our company’s financial performance. Net income is included for disclosure requirements, but there is no relationship between net income and CAP in our incentive plans except where it applies to EPS, and therefore we have not presented a graphical relationship between CAP and net income. Successfully advancing therapies through our pipeline and performing against our pipeline milestone metrics are key value drivers for our company’s long-term growth. Pipeline performance has also driven significant changes in the price of our common stock, and therefore impacts the CAP calculation. We recognize our pipeline as a critical area of focus for our strategy and the long-term success of our company.

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Pay Versus Performance

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Proposal 4 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Proposal 4 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Proposal 4 above requests that you cast an advisory vote for the compensation disclosed in this Proxy Statement that we paid in 2022 to our named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4 our Board of Directors is asking that stockholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two, or three years, or you can abstain from voting.

Our Board of Directors believes that say-on-pay votes should be held annually to give stockholders the opportunity to provide regular input on our executive compensation programs and increase our Board’s accountability for its compensation decisions and therefore recommends that stockholders vote for the one-year option. This vote, like the say-on-pay vote itself, is non-binding. If a choice other than one year receives the most votes, our Board will take the voting results into consideration in determining how frequently we will present you with a say-on-pay vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ONE-YEAR OPTION AS THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

2023 Proxy Statement	-73-

Information About the Meeting

Information About the Meeting

Biogen Inc.

225 Binney Street

Cambridge, Massachusetts 02142

The Board of Directors of Biogen Inc. is soliciting your proxy to vote at our 2023 annual meeting of stockholders (Annual Meeting) to be held at 9:00 a.m. Eastern Time on Wednesday, June 14, 2023, for the purposes summarized in the accompanying Notice of 2023 Annual Meeting of Stockholders. Our 2022 Annual Report on Form 10-K is also available with this Proxy Statement.

References in this Proxy Statement to “Biogen” or the “Company,” “we,” “us” and “our” refer to Biogen Inc.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the matters that are summarized in the formal meeting notice. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the Annual Meeting.

Can I attend the Annual Meeting?

This will be virtual meeting only. You will not be able to attend the Annual Meeting in person.

Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/BIIB2023.

What do I need in order to be able to participate in the Annual Meeting virtually via the Internet?

You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting. If you do not have your 16-digit control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our issued and outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under the heading “How do I vote and what are the voting deadlines?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

Who can vote?

Holders of Biogen common stock on the close of business on the record date of April 20, 2023 (Record Date) are entitled to receive the Notice of 2023 Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. As of the Record Date, 144,742,267 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to on each matter properly brought before the meeting.

2023 Proxy Statement -74-

Information About the Meeting

Information About the Meeting (continued)

What am I voting on at the Annual Meeting?

Stockholders will be asked to vote on the following items at the Annual Meeting:

•   The election to our Board of Directors of the 10 director nominees (Proposal 1);

•   The ratification of the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);

•   The advisory vote on executive compensation (Proposal 3); and

•   The advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4).

•   The transaction of such other business as may be properly brought before the meeting and any adjournments or postponements.

How will my shares be voted?

At the Meeting, the members of management appointed by the Board of Directors will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•   FOR the election of each of the Director nominees named in this Proxy Statement;

•   FOR the ratification of the selection of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the 2023 fiscal year;

•   FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•   ONE YEAR for frequency of future advisory votes to approve executive compensation.

How do proxies work?

If you are a registered stockholder, you will receive a proxy card for all the shares you hold of record:

•   in certificate form; or

•   in book-entry form.

Your proxy card will serve as a voting instruction form. If you do not vote your shares or specify your voting instructions on your proxy card or voting instruction form, the administrator of the applicable savings plan and/or the trustee of a Grantor Trust, as the case may be, will vote your shares in accordance with the terms of your plan and/or Grantor Trust

2023 Proxy Statement -75-

Information About the Meeting

Information About the Meeting (continued)

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

       By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. Votes submitted through www.proxyvote.com must be received by 11:59 p.m. Eastern Time on June 13, 2023.

       By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on June 13, 2023.

       By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card or voting instruction form received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card or voting instruction form. Proxy cards or voting instruction form submitted by mail must be received no later than June 13, 2023, to be voted at the Annual Meeting.

       During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/BIIB2023. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form to be able to vote during the Annual Meeting.

If you vote via the Internet or by telephone before the Annual Meeting, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card or voting instruction form. If you vote via the Internet or by telephone before the Annual Meeting, do not return your proxy card.

Beneficial Owners. If your shares are held in a brokerage account in your broker’s name, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the bank, broker or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, broker or other nominee. Shares held beneficially may not be voted during the Annual Meeting; instead a beneficial holder must instruct their bank, broker or other nominee in advance of the Annual Meeting.

2023 Proxy Statement -76-

Information About the Meeting

Information About the Meeting (continued)

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:

•   signing and returning a new proxy card or voting instruction form with a later date, to be received no later than June 13, 2023;

•   submitting a later-dated vote by telephone or via the Internet — only your latest telephone or Internet proxy received by 11:59 p.m. Eastern Time on June 13, 2023, will be counted;

•   participating in the Annual Meeting virtually via the Internet and voting again; or

•   delivering a written revocation to our Secretary at Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, to be received no later than June 13, 2023.

Only your latest vote, in whatever form, will be counted.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Will my shares be counted if I do not vote?

Stockholders of Record. If you are the stockholder of record and you do not vote before the Annual Meeting your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of shares, your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

The proposal to ratify the selection of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters. If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the proposal to ratify the selection of our independent registered public accounting firm and (2) will not be entitled to vote your shares on the other proposals. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

How many shares must be present to hold the Annual Meeting?

A majority of our issued and outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under the heading “How do I vote and what are the voting deadlines?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

2023 Proxy Statement -77-

Information About the Meeting

Information About the Meeting (continued)

What vote is required to approve each proposal and how are votes counted?	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Election of Directors	Majority of Votes Cast*	No
	Ratification of PwC	Majority of Votes Cast	Yes
	Advisory Vote on Executive Compensation	Not Applicable**	No
	Advisory Vote on Frequency of Advisory Votes on Executive Compensation	Not Applicable***	No

*   Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required votes. the Board (excluding the director in question) shall, within ninety (90) days after certification of the election results, decide whether to accept the director’s resignation, taking into account such factors as it deems relevant. The Board shall promptly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission.

** Because the Advisory Vote on Executive Compensation asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval.

*** Because the Advisory Vote on Frequency of Advisory Votes on Executive Compensation calls for a non-binding, advisory vote, there is no “required vote” that would constitute approval.

Abstentions/Broker Non-Votes: If you abstain from voting or there is a broker non-vote in any matter, your abstention or broker nonvote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast under our Bylaws.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

2023 Proxy Statement -78-

Information About the Meeting

Information About the Meeting (continued)

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the SEC. Accordingly, in most instances we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders. We are making this Proxy Statement and other Annual Meeting materials available on the Internet at www.proxyvote.com or, upon request, by sending printed versions of these materials on or about April 28, 2023, to all stockholders of record as of the Record Date. For ten days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 225 Binney Street, Cambridge, Massachusetts 02142 and will also be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/BIIB2023. If you would like to review the list, please call our Investor Relations department at (781) 464-2442.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

Where do I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting. You may request a copy of this Form 8-K by contacting Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. You will also be able to find a copy of this Form 8-K on the Internet through the SEC’s electronic data system, called EDGAR, at www.sec.gov or on our website, www.biogen.com, under the “Financials” subsection of the “Investors” section of the website.

Who should I call if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other nominee holding your shares, or our Investor Relations department at (781) 464-2442.

Who do I contact if I experience technical difficulties trying to access or during the Annual Meeting?

If you have technical difficulties when accessing the Annual Meeting, there will be technicians available to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

2023 Proxy Statement -79-

Additional Information

Our Values

Biogen Elements

Much like the periodic table of elements documents the building blocks of the universe around us, the Biogen Elements give shape to our company’s culture and are embedded into all our people processes, including performance management, rewards and recognition, goal setting and development programs and activities. The Biogen Elements drive the behaviors, actions and decisions required to achieve our strategy and promote a unified approach to our individual jobs – strengthening our mission, informing our leadership, expanding our impact and fueling our growth.

As we remain focused on discovering, developing and delivering worldwide innovative therapies, we remain customer focused. We keep patients, payers and physicians front and center in our daily work and collaborate to solve critical scientific and business challenges. In doing so, we foster an inclusive community, both internally and externally. We work in partnership to break down siloes and encourage diverse perspectives and backgrounds at all levels.

A pioneering spirit permeates our work. We challenge the status quo and experiment to create new possibilities. We are not afraid to take calculated risks and learn from failure. We are resilient and agile, adapting in response to internal changes and external disruptors, and developing solutions quickly to take advantage of emerging opportunities.

As pioneers and leaders, we hold ourselves accountable for our work and results. We honor our commitments and we never compromise our integrity. We sustain an ethical environment of trust, honesty and transparency while ensuring appropriate confidentiality.

Health and Equity

Our approach to providing equitable access is focused on helping people who are underrepresented or underserved gain access to quality health care at every stage of the patient journey. We strive to remove barriers to care by offering financial assistance and helping secure reimbursement in public and private healthcare programs. In some countries, we have developed tailored solutions to meet local needs. Our access programs assist patients with obtaining quality care in more than 40 nations, working closely with local health authorities and partners to develop programs and flexible solutions to support patients. We are dedicated to engaging medical experts and other key ecosystem stakeholders to ensure cultural competency to meet the needs of all patients. We place significant emphasis and efforts on generating publications with data pertaining to different patient groups. For our clinical trials, we have set race and ethnicity recruitment targets that reflect disease epidemiology. This includes creating clinical trial sites in locations where underrepresented or rural communities are being treated. We also regularly engage with patient advocacy groups, including those that serve underrepresented populations, to improve education on the importance of accurate and early diagnosis or to remove stigma for certain conditions.

Diversity, Equity and Inclusion

To advance our mission, we seek to engage the world’s brightest minds, and have long prioritized DE&I, not only as a moral imperative, but as a competitive strength. We have been unequivocal on where we stand in protecting the rights of all and seeking to ensure a more inclusive workplace.

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Additional Information

In 2020 it became clear that we needed to do more to promote our values both within our company and globally, driving us to enhance our DE&I strategy and deepen our commitment. In 2022, we progressed our four-part strategy:

1.	Build company-wide awareness, capability and urgency to foster and sustain a diverse and inclusive environment:

•	Launched GlobeSmart® tool to enhance employee cultural competency, with 83% of Biogen leaders and managers accessing the platform.

•

We led from the top, sustaining visible and meaningful executive engagement. We expanded our global focus with the formation of a DE&I Council in the Biogen Intercontinental Region. Along with the cross-company governing body of employees known as the Diversity, Equity & Inclusion Strategic Council, these councils assure that our talent processes disrupt bias, that everyone across the company owns DE&I and that our strategy also focuses on serving the needs of underserved and underrepresented patients in the disease areas we treat.

•

We seek to equip employees with the tools and resources to foster a diverse and inclusive environment. People managers and talent acquisition received inclusive recruiting and hiring training, which was translated into eight languages. We also created all-employee training modules, which includes sessions on confronting bias, building allyship and practical strategies for developing agility between fast and slow thinking.

•	To also build capability and awareness, we hosted more than 60 DE&I events and held Biogen’s second Week of Understanding.

2.	Work to build an intentional, high-performing, engaged, diverse and inclusive talent pipeline:

As of December 31, 2022, 47.4% of Biogen’s positions at director-level and above were held by women and 30.4% of manager-level-and-above positions were held by ethnic or racial minorities in the U.S.

•

To inspire the next generation of scientists and to work to build a diverse pipeline of talent beyond our walls, we support a variety of programs for underrepresented students in science, technology, engineering and math (STEM), including announcing the Biogen Sharp-Verret Award with Xavier University of Louisiana, which supports underrepresented students in pursuing neuroscience careers.

•	Biogen’s Community Lab has served more than 62,000 students.

•	Biogen was recognized for actions to advance the U.S. government’s STEM Equity and Excellence priorities to dramatically expand access and bolster U.S. competitiveness.

3.	Work to improve health outcomes for underrepresented and underserved communities in the disease areas we treat:

Our approach to providing equitable access is focused on helping people who are underrepresented or underserved gain access to quality health care at every stage of the patient journey. We strive to remove barriers to care by offering financial assistance and helping secure reimbursement in public and private healthcare programs.

4.	Promote economic empowerment and expand sourcing with minority-owned businesses:

Working with small and diverse suppliers can support economic growth, foster innovation and enable us to achieve a competitive advantage. Recognizing that Biogen can have a positive impact through our suppliers, supplier diversity is integrated into our procurement procedures. While potential suppliers who meet our diversity criteria are subject to the same application process as all other vendors, our supplier diversity program ensures that small and diverse business enterprises have an equitable opportunity to compete for Biogen’s business. This includes businesses owned by minorities; women; veterans and service-disabled veterans; LGBTQ+ individuals; and persons with disabilities.

We are honored to be recognized as a company of choice. We scored 100% on Disability:IN’s Disability Equality Index, which measures our policies and practices related to disability inclusion, for the fifth consecutive year. Additionally, for the ninth consecutive year, we were recognized as a Best Place to Work for LGBTQ+ Equality by the Human Rights Campaign, scoring 100% on their Corporate Equality Index. We are committed to DE&I transparency and shared data with the Workforce Disclosure Index and Bloomberg Gender-Equality Index in 2022.

2023 Proxy Statement	-81-

Additional Information

Commitment to Pay Equity

Our promise to our workforce and society is that employees will receive equal pay for equal work at Biogen. To deliver, we conducted a Global Pay Equity Analysis, sharing the results with our employees in 2021. In 2022, we conducted a gender pay assessment among “executives,” “management” and “all other professionals.” Our approach validated that fairness and equity are embedded in our compensation practices.

We will continue to hold ourselves accountable, regularly reviewing our compensation practices and analyzing the equity of compensation decisions, for individual employees and our workforce as a whole. If we identify employees with pay gaps, we review and take appropriate action to ensure fidelity between our stated philosophy and actions.

We strive to pay employees equitably within a reasonable range, taking into consideration factors such as role, function, market data, internal equity, job location, relevant experience and individual, business unit and Company performance. In addition, we provide flexible benefits designed to meet the varied needs of our diverse global workforce so that they are inspired and equipped to thrive, performing their best on behalf of patients and stockholders each day.

Climate and Health

Beyond direct implications for Biogen’s business, we have a longstanding commitment to addressing key environmental and sustainability impacts and we aspire to be a catalyst for positive change. We have adopted strong corporate responsibility policies and work to reduce the operational impact on the environment resulting from our business, including carbon emissions and water use, and by increasing the environmental and social performance of our supply chain.

Key strategic collaborations are on track to meet or exceed our objectives. For example, with the Harvard T.H. Chan School of Public Health, we launched new resources to help frontline clinics throughout the United States mitigate the impact of the climate crisis on patient health. With the Massachusetts Institute of Technology (MIT), we supported programs to pilot a state-of-the-art model of how various climate actions impact public health and economic outcomes. Our ongoing engagement with the World Business Council for Sustainable Development (WBCSD) and others continue to catalyze positive change.

In addition, Biogen has conducted a climate-related scenario analysis and integrated climate into Biogen’s risk management process to help identify and manage climate-related risks and opportunities as indicated in our Carbon Disclosure Report. We support the Taskforce on Climate-related Financial Disclosure (TCFD). Our TCFD statement, our governance and approach to climate, can be found in our annual Corporate Responsibility Report.

In support of our policies to limit the operational impact of our operations on the environment, we introduced Principles of Sustainable Drug Development and completed multiple product life cycle assessments (LCA) in order to identify ways to reduce product water use, land and carbon footprints.

Our 2022 accomplishments include:

•	More than 80% of Biogen’s labs have participated thus far in the My Green Lab® certification, which sets the standard for best practices in laboratory sustainability.

•	One of the inaugural customers for JetBlue’s Sustainable Travel Partners Program with a focus on reducing business travel emissions.

•	Named to the Dow Jones Sustainability World Index for the 10th year in a row.

•	Recognized on the Corporate Knights’ Global 100, ranking the world’s most sustainable corporations.

Community Engagement

Our employees are not only passionate about how their work at Biogen may help improve lives, they are also engaged across a broad range of activities to be a positive presence wherever we operate. Our Care Deeply Every Day program – an ongoing volunteer program that runs through the whole year – provides every Biogen employee with eight hours of volunteer time for in-person and virtual volunteer opportunities. To celebrate the 10-year anniversary of Care Deeply, in 2021 employees came together to exceed our collective goal of 10,000 hours of volunteer work, logging nearly 14,500 hours across more than 20 countries, with 71% of Biogen sites participating.

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Additional Information

Our Community Lab is the longest-running, hands-on corporate science lab in the nation, serving as the model for a growing number of similar initiatives in the biotech community, and has two locations: Cambridge, Massachusetts and Research Triangle Park, North Carolina. The location at our headquarters in Cambridge opened in 2002 and the Research Triangle Park location opened in 2014. At our Community Labs, local middle and high school students engage in biotechnology experiments and interact with scientists and other biotech professionals in a state-of-the-art laboratory classroom. Since its inception, our Community Labs have engaged more than 62,000 students in hands-on learning to inspire their passion for science with priority focus on underrepresented students.

In 2020 as a result of the COVID-19 pandemic, we brought our Community Lab science learning program together with the Lemelson-MIT Program at MIT to launch virtual Biogen-MIT Biotech in Action program. This virtual lab provided high school students with the opportunity to learn from, and be mentored by, leading scientists at Biogen and MIT. Most of the students were from low-income households and groups historically underrepresented in STEM. In 2022, we continued the global reach of the program, expanding to 30 countries since its inception.

The Biogen Foundation

In 2022, together with Biogen, the Biogen Foundation and employees, we contributed more than $2.0 million in financial assistance, in-kind donations and volunteer support to the people of Ukraine in the wake of war. More broadly, the Biogen Foundation and employees supported more than 30 countries around the world with more than 15,000 hours of volunteer service and more than $4.0 million in matching gift contributions.

The Biogen Foundation is committed to sparking a passion for science and discovery, strengthening efforts to make science education and science careers accessible to diverse populations, and supporting the social determinants of health. Most of all, we want young people to know that through science they have the ability to change the world and to have the tools to be successful. To realize this goal, the Biogen Foundation principally supports nonprofit organizations that focus on caring deeply for neighbors in need, working fearlessly for health equity and changing lives through science.

The STAR (Science, Teacher support, Access & Readiness) Initiative is a $12.0 million, multi-year investment that unites high-performing nonprofits and two school districts in a coordinated network. Together, STAR serves Cambridge and Somerville, Massachusetts students in grades 6-12, plus their first two years of college, who have been historically underrepresented in STEM college and career pathways, including underrepresented students, economically disadvantaged students and English language learners.

In Year Four (2022), STAR served more than 1,000 students and 110 educators, helping students pass ninth grade math at higher rates and increasing the number of STAR students taking advanced math classes.

The Biogen Foundation also marked the third year of its collaboration with Massachusetts General Hospital through the MGH Youth Neurology Education and Research Program, a first-of-its-kind initiative, with alumni, to date, identifying as: 73% female; 83% Black, Latinx or Native American; and 74% first-in their families to pursue any higher education, from communities across Massachusetts.

Other 2022 accomplishments:

•	Announced the Biogen-funded Xavier University of Louisiana’s Biogen Sharp-Verret Award, which supports underrepresented students in pursuing neuroscience careers.

•	More than 650,000 meals provided to neighbors experiencing food insecurity through Biogen Foundation collaborations.

The Biogen Foundation matches employee gifts to nonprofit organizations, up to $25,000 (USD) per employee annually.

Our Pricing Principles

As a pioneer in neuroscience, we have the opportunity and responsibility to bring potentially transformative treatments to patients. Our patients remain at the center of everything we do as a company. We recognize that access and the price of our medicines are of concern to our patients, providers, payers and policy makers. We work collaboratively to help ensure that patients are not denied access to life-changing therapies and are guided by the following principles:

•

Value to Patients: We assess the value our therapies bring to patients, including clinical outcomes, improvements in daily living and quality of life, and the impact on unmet needs. We believe the prices of our medicines reflect their unique advancements in improving patient health.

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Additional Information

•

Present and Future Benefit to Society: In the near term, our benefit to society includes supporting people living with serious neurological and neurodegenerative diseases while also reducing overall healthcare system costs. In the longer-term, we respect the social contract that allows free pricing of innovation followed by swift entry of biosimilars/generics after loss of exclusivity, which makes room for the next wave of innovation.

•

Fulfilling our Commitment to Innovation: Continued innovation is our growth strategy. We rely on the sale of our medicines to drive our ongoing research and clinical trials for new medicines in areas of high unmet medical need.

•

Evolution toward Value Based Care: We believe in holistic value frameworks, with benefits to patients, providers and society. We seek value-based agreements and partnerships which maximize the benefit of our therapies.

•

Affordability & Sustainability: It is the shared responsibility of all healthcare stakeholders to find solutions that ensure patients can afford new innovations. Biogen partners with healthcare systems so patients can access our medicines in a sustainable way. And we remain flexible to enable affordability for patients across economic circumstances.

A copy of our Pricing Principles is posted on our website, www.biogen.com, under the “Pricing Principles” subsection of the “Responsibility” section of the website.

We regularly review our pricing strategy and prioritize patient access to our therapies. Through value-based contracting designed to align the price of our therapies to the value they deliver to patients and to the respective healthcare systems. We also work with regulators, clinical researchers, ethicists, physicians and patient advocacy organizations and communities, among others, to determine how best to address requests for access to our investigational therapies in a manner that is consistent with our patient-focused values and compliant with regulatory standards and protocols. In appropriate situations, patients may have access to investigational therapies through Early Access Programs, single patient access or emergency use based on humanitarian or compassionate grounds.

Reporting on Environmental, Social and Governance: Biogen’s Annual Corporate Responsibility Report

Biogen is committed to leadership actions across all aspects of ESG. Our Board of Directors has oversight of ESG matters and as an element of our commitment to corporate responsibility throughout the company, employees are required to complete annual training in ethics, as part of training on the Biogen Code of Business Conduct.

For more information on our commitment to addressing environmental, social and governance aspects across our business, please see our annual report, Corporate Responsibility Report, which is posted on our website, www.biogen.com, under the “Responsibility” section of the website. We believe these efforts reflect the best interests of our employees, our patients, our stockholders and various other stakeholders, including the communities in which we operate and serve.

Furthermore, we are committed to transparent and clear disclosure of our policies and performance on a broad array of issues. Our annual Corporate Responsibility Report meets the Global Reporting Initiative framework and aligns with the Sustainability Accounting Standards Board, the Task Force on Climate-Related Financial Disclosures, the United Nations Global Compact Sustainable Development Goals and the World Economic Forum Stakeholder Capitalism Metrics.

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Additional Information

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct (Values in Action), Corporate Governance Principles, Related Person Transaction Policy and Conflict of Interest Policy set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules.

In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction involving Biogen, our Corporate Governance Committee must review and approve all such proposed transactions or courses of dealing. In determining whether to approve or ratify a transaction with a related person, among the factors our Corporate Governance Committee may consider (as applicable) are:

•	the business reasons for entering into the transaction;
•	the size of the transaction and the nature of the related person’s interest in the transaction;
•	whether the transaction terms are as favorable to us as they would be to an unaffiliated third party;
•	whether the transaction terms are more favorable to the related person than they would be to an unaffiliated third party;
•	the availability of alternative sources for comparable products, services or other benefits;
•	whether the transaction would impair the independence or judgment of the related person in the performance of his or her duties to us;
•	for non-employee directors, whether the transaction would be consistent with Nasdaq’s requirements for independent directors;
•

whether the transaction is consistent with our Conflict of Interest Policy, which prohibits related persons and others from having a financial interest in any competitor, customer, vendor or supplier of ours;

•	the related person’s role in arranging the transaction;
•	the potential for the transaction to be viewed as representing or leading to an actual or apparent conflict of interest; and
•	any other factors that our Corporate Governance Committee deems appropriate.

Our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair their ability to make objective and fair decisions while acting in their Company roles.

There are no relationships or transactions with related persons that are required to be disclosed in this Proxy Statement under SEC rules.

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Additional Information

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022, about:

•	the number of shares of common stock subject to issuance upon vesting of RSUs, MSUs and PSUs under plans adopted and assumed by us (assuming target performance); and
•

the number of shares of common stock available for future issuance under our active plans: our 2017 Omnibus Equity Plan, our Non-Employee Directors Equity Plan and our 2015 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a)(1) (c)
Equity compensation plans approved by stockholders	2,558,778	$301.85(2)	14,143,269
Equity compensation plans not approved by stockholders	—	—	—
Total	2,558,778	$301.85(2)	14,143,269
(1)

Of these shares, (a) 8,684,563 remain available for future issuance under our 2017 Omnibus Equity Plan, (b) 629,378 remain available for future issuance under our Non-Employee Directors Equity Plan and (c) 4,829,328 remain available under our 2015 Employee Stock Purchase Plan. In addition to shares issuable upon the exercise of options or rights, the shares under our 2017 Omnibus Equity Plan and our Non-Employee Directors Equity Plan may also be issued other than upon such exercise.

(2)	The weighted-average exercise price only pertains to outstanding options.

2023 Proxy Statement	-86-

Additional Information

MISCELLANEOUS

Stockholder Rights and Proposals

Stockholder Proposals

Our Fourth Amended and Restated Bylaws (Bylaws) contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders.

•

Stockholder Nominations Not for Inclusion in Company’s Proxy Statement. Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws, Rule 14a-19 under the Exchange Act, as applicable, and give timely notice of the nomination to our Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, stockholders must provide the notice required by our Bylaws no later than March 16, 2024, and no earlier than February 15, 2024. However, if the date of the 2024 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, stockholders must provide the notice required by our Bylaws not earlier than the close of business on the 120th day before the 2024 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day prior to the 2024 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

•

Stockholder Nominations Under Proxy Access Bylaw. In addition, our Bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous 3 years.

The number of stockholder-nominated candidates appearing in any annual meeting proxy statement can equal up to 25% of the number of directors then serving on our Board of Directors. If 25% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 25%, subject to a minimum of one. A nominee will be counted in determining whether the 25% maximum has been reached if the nominee was included in the proxy materials as a Board-nominated candidate, if we have received notice that such nominee has been nominated by a stockholder pursuant to our Bylaws, the nominee was submitted under the proxy access procedures and later withdrawn or the nominee was nominated in any of our three preceding annual meetings and is being recommended by our Board of Directors for reelection.

The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.

Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by our Secretary no earlier than November 30, 2023, and no later than December 30, 2023. However, if the 2024 annual meeting of stockholders is called for more than 30 days earlier or later than the anniversary of the Annual Meeting, requests to include stockholder-nominated candidates in our proxy materials for the 2024 annual meeting of stockholders must be received not later than (1) the 10th day after public announcement of the date of the 2024 annual meeting of stockholders or (2) the 60th day prior to the date we file our proxy statement in connection with the 2024 annual meeting of stockholders.

•

Universal Proxy Access. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice and information in accordance with Rule 14a-19 under the Exchange Act and otherwise comply with the requirements of Rule 14a-19.

2023 Proxy Statement	-87-

Additional Information

Type	Deadline	Submission Requirements*
Proposals for inclusion in our 2024 Proxy Materials	No later than December 30, 2023	Must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended

Director Nominations Pursuant to Our Proxy Access By-law	No later than December 30, 2023	Must include the information set forth in our By-laws

Other Proposals or Nominations to be Brought before Our 2024 Annual Meeting

If the 2024 Annual Meeting is to be held within 30 days before or after the anniversary of the date of this year’s Annual Meeting (June 14, 2023), then Biogen must receive your notice not less than 90 days nor more than 120 days in advance of the anniversary of the 2023 Annual Meeting, or no earlier than February 15, 2024 and no later than March 16, 2024.

If the 2024 Annual Meeting is to be held on a date not within 30 days before or after such anniversary, then Biogen must receive it no earlier than 120th days before the annual meeting and no later than the later to occur of:

•   90th day before the 2024 annual meeting of stockholders; or

•   The 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made.

Must include the information set forth in our By-laws

•	Proposals and/or nominations must be received at our principal offices at 225 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Secretary

For any other meeting, nominations (other than by proxy access) or items of business must be received by the 10th day following the date on which public disclosure of the date of the meeting is made.

Upon written request, we will provide, without charge, a copy of our By-laws. Requests should be directed to our principal offices at 225 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

Stockholder Rights

•	No Supermajority Vote Provisions. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a stockholder rights plan, or poison pill.
•	Single Class of Shares. We have a single class of stock with equal voting rights. One share equals one vote.

Other Stockholder Communications

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (781) 464-2442. However, stockholders who wish to communicate directly with our Board of Directors, or any individual director, should direct questions in writing to our Secretary, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142. Communications addressed in this manner will be forwarded directly to our Board of Directors or named individual director(s).

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, the content of www.biogen.com,

2023 Proxy Statement	-88-

Additional Information

including the charters of the committees of our Board of Directors, Corporate Governance Principles, Related Person Transaction Policy, Conflicts of Interest Policy, Code of Business Conduct, Certificate of Incorporation and Bylaws, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Copies of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of this Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents without charge to you if you write or call Investor Relations, Biogen Inc., 225 Binney Street, Cambridge, Massachusetts 02142, (781) 464-2442. If you want to receive separate copies of our Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials,

as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Manner and Cost of Proxy Solicitation

Biogen pays the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may contact you in person, by telephone or by email or other electronic means. None of our directors, officers or employees will receive additional compensation for soliciting you. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. Georgeson LLC, New York, New York, has been retained to assist us in the solicitation of proxies at a fee estimated not to exceed $16,000.

2023 Proxy Statement	-89-

Appendix A

APPENDIX A GAAP to Non-GAAP Reconciliation

Diluted Earnings Per Share and Net Income Attributable to Biogen Inc.

(unaudited, $ in millions, except per share amounts)

	For the Twelve Months Ended

	December 31, 2022	December 31, 2021(1)
GAAP earnings per share – Diluted	$20.87	$10.40
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	(3.20)	8.73
Non-GAAP earnings per share – Diluted	$17.67	$19.13

	For the Twelve Months Ended

	December 31, 2022	December 31, 2021(1)
GAAP net income attributable to Biogen Inc.	$3,046.9	$1,556.1
Adjustments:
Impairment chargesA	119.6	629.3
Amortization of acquired intangible assets	215.2	237.1
Restructuring charges	131.1	—
(Gain) loss on fair value remeasurement of contingent considerationA	(209.1)	(50.7)
(Gain) loss on equity security investments	264.6	821.3
(Gain) on sale of equity interest in Samsung BioepisB	(1,505.3)	—
Litigation settlement agreement and settled fees and expensesC	917.0	—
(Gain) on sale of buildingE	(503.7)	—
Premium paid on debt exchange or early debt redemptionD	2.2	9.5
International reorganization & income tax effect related to Non-GAAP reconciling items	84.4	(384.2)
Net distribution to noncontrolling interests & amortization of equity in (income) loss of investee, net of tax	12.9	34.1
Other	4.2	8.3
Non-GAAP net income attributable to Biogen Inc.	$2,580.0	$2,860.8

(1)

Beginning in the first quarter of 2022 material payments on the acquisition of in-process research and development assets are no longer excluded in the determination of Non-GAAP net income. Non-GAAP financial results for 2021 have been updated to reflect this change.

A

For the year ended December 31, 2022, amortization and impairment of acquired intangible assets reflects the impact of a $119.6 million impairment charge related to vixotrigine (BIIB074) for the potential treatment of diabetic painful neuropathy (DPN). During the fourth quarter of 2022 we discontinued further development of vixotrigine based on regulatory, development and commercialization challenges. We also adjusted the value of our contingent consideration obligations related to this asset resulting in a pre-tax gain of approximately $209.1 million, which was recognized in (gain) loss on fair value remeasurement of contingent consideration within our consolidated statements of income.

For the year ended December 31, 2021, amortization and impairment of acquired intangible assets reflects the impact of a $365.0 million impairment charge related to BIIB111, a $220.0 million impairment charge related to BIIB112 and a $44.3 million impairment charge related to vixotrigine for the potential treatment of trigeminal neuralgia (TGN).

B

In April 2022 we completed the sale of our 49.9% equity interest in Samsung Bioepis Co., Ltd. (Samsung Bioepis) to Samsung BioLogics Co., Ltd (Samsung BioLogics). Under the terms of this transaction, we received approximately $1.0 billion in cash at closing and expect to receive approximately $1.3 billion in cash to be deferred over two payments of approximately $812.5 million due at the first anniversary and approximately $437.5 million due at the second anniversary of the closing of this transaction.

2023 Proxy Statement	A-1

Appendix A

APPENDIX A GAAP to Non-GAAP Reconciliation (continued)

For the year ended December 31, 2022, we recognized a pre-tax gain of approximately $1.5 billion related to this transaction, which was recorded in other (income) expense, net in our consolidated statements of income.

C

During the second quarter of 2022 we recorded a pre-tax charge of $900.0 million, plus settlement fees and expenses, related to a litigation settlement agreement to resolve a qui tam litigation relating to conduct prior to 2015.

D

In July 2022 we redeemed our 3.625% Senior Notes prior to their maturity and recognized a net pre-tax charge of approximately $2.4 million upon the extinguishment of these Senior Notes, which primarily reflects the payment of an early call premium as well as the write-off of remaining unamortized original debt issuance costs and discount balances. These charges were recognized as interest expense in other (income) expense, net in our consolidated statements of income for the year ended December 31, 2022.

E

In September 2022 we completed the sale of our building and land parcel located at 125 Broadway, Cambridge, MA for an aggregate sales price of approximately $603.0 million, which is inclusive of a $10.8 million tenant allowance. This sale resulted in a pre-tax gain on sale of approximately $503.7 million, net of transaction costs, which is reflected within gain on sale of building in our consolidated statements of income for the year ended December 31, 2022.

Free Cash Flow Reconciliation

(unaudited, $ in millions)

	For the Twelve Months Ended
	December 31, 2022	December 31, 2021
Net cash provided by (used in) operating activities	$ 1,384.3	$ 3,639.9
Net cash provided by (used in) investing activities	1,576.6	(563.7)
Net cash provided by (used in) financing activities	(1,747.3)	(2,086.2)
Net increase (decrease) in cash and cash equivalents	$ 1,213.6	$990.0
Net cash provided by (used in) operating activities	$ 1,384.3	$ 3,639.9
Purchases of property, plant and equipment (capital expenditures)	(240.3)	(258.1)
Free cash flow^	$ 1,144.0	$ 3,381.8

^	Free cash flow is defined as net cash provided by (used in) operating activities in the period less capital expenditures made in the period.

Use of Non-GAAP Financial Measures

We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share – Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share – Diluted”:

1. Acquisitions and divestitures

We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.

2023 Proxy Statement	A-2

Appendix A

APPENDIX A GAAP to Non-GAAP Reconciliation (continued)

2. Restructuring, business transformation and other cost saving initiatives

We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.

3. (Gain) loss on equity security investments

We exclude unrealized and realized gains and losses related to our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

4. Other items

We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share – diluted.

2023 Proxy Statement	A-3

SCAN TO
VIEW MATERIALS & VOTE w BIOGEN INC. 225 BINNEY STREET VOTE BY INTERNET CAMBRIDGE, MA 02142
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/BIIB2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V12014-P91166
KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BIOGEN INC.
The Board recommends a vote FOR the following proposals:
1. Election of Directors. To elect the ten director nominees numbered 1a through 1j to serve for a one-year term extending until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
For Against Abstain
1a. Alexander J. Denner
For Against Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as
1b. Caroline D. Dorsa
Biogen Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
1c. Maria C. Freire
3. Say on Pay—To approve an advisory vote on executive compensation.
1d. William A. Hawkins
The Board recommends a vote for 1 YEAR on the
1 Year 2 Years 3 Years Abstain
following proposal:
1e. William D. Jones
4. Say When on Pay—To approve an advisory vote on the frequency of the advisory vote on executive compensation.
1f. Jesus B. Mantas
1g. Richard C. Mulligan
1h. Eric K. Rowinsky
1i. Stephen A. Sherwin
1j. Christopher A. Viehbacher
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2023 Notice and Proxy Statement and 2022 Annual Report with Form 10-K are available at: www.proxyvote.com.
V12015-P91166
BIOGEN INC.
Annual Meeting of Stockholders June 14, 2023, 9:00 a.m. Eastern Time This proxy is solicited by the Board of Directors
The undersigned hereby appoints Christopher A. Viehbacher, Michael R. McDonnell and Susan H. Alexander, and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if present during the 2023 Annual Meeting, and with full power of substitution in each of them to appear, represent and vote all shares of common stock of Biogen Inc. which the undersigned would be entitled to vote at the 2023 Annual Meeting of Stockholders, to be held online at www.virtualshareholdermeeting.com/BIIB2023 on Wednesday, June 14, 2023, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof.
The shares represented by this proxy will be voted as directed herein. If no direction is indicated, such shares will be voted FOR the election of all of the director nominees listed in Proposal 1, FOR Proposals 2 and 3 and FOR 1 YEAR Option for Proposal 4. As to any other matter that may be properly brought before the meeting or any adjournment or postponement thereof, proxy holders will vote in accordance with their best judgment.
Continued and to be signed on reverse side